Filed pursuant to Rule 424(b)(5)

Registration No. 333-227909

PROSPECTUS SUPPLEMENT NO. 11

(To Prospectus filed with Form S-1 on October 19, 2018,

as amended by Amendment No. 1 to Form S-1 filed on December 10, 2018,

and as supplemented by Prospectus Supplement No. 1 filed on February 14, 2019,

Prospectus Supplement No. 2 filed on May 15, 2019,

Prospectus Supplement No. 3 filed on September 30, 2019,

Prospectus Supplement No. 4 filed on November 14, 2019,

Prospectus Supplement No. 5 filed on February 13, 2020,

Prospectus Supplement No. 6 filed on May 13, 2020,

Prospectus Supplement No. 7 filed on September 29, 2020,

Prospectus Supplement No. 8 filed on November 17, 2020,

Prospectus Supplement No. 9 filed on February 11, 2021

and Prospectus Supplement No. 10 filed on May 19, 2021)

Isoray, Inc.

5,830,000 Shares of Common Stock

This Prospectus Supplement No. 11 supplements the prospectus dated December 10, 2018 (the “prospectus”) relating to the offering and resale by the selling stockholders identified in the prospectus of up to 5,830,000 shares of common stock of Isoray, Inc., par value $0.001 per share. This Prospectus Supplement should be read in conjunction with the prospectus which is to be delivered with this Prospectus Supplement. Any statement contained in the prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement is being filed to update and supplement the information in the prospectus with our Annual Report on Form 10-K for the fiscal year ended June 30, 2021 filed with the Securities and Exchange Commission on September 27, 2021.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read “Risk Factors” beginning on page 25 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 1, 2021

United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 10-K

☒	Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the fiscal year ended June 30, 2021

or

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the transition period from __________ to __________

Commission File No. 001-33407

Isoray, Inc.

(Exact name of registrant as specified in its charter)

Delaware	41-1458152
(State of incorporation)	(I.R.S. Employer Identification No.)

350 Hills St., Suite 106
Richland, Washington	99354
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (509) 375-1202

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value	ISR	NYSE American

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐  No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐  No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒  No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒  No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act): Yes ☐  No ☒

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter – $38,730,949 as of December 31, 2020.

The number of shares outstanding of the registrant’s common stock, $0.001 par value per share, as of September 23, 2021 was 141,915,266.

Documents incorporated by reference – none.

ISORAY, INC.

Caution Regarding Forward-Looking Information

In addition to historical information, this Form 10-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). This statement is included for the express purpose of availing Isoray, Inc. of the protections of the safe harbor provisions of the PSLRA.

All statements contained in this Form 10-K, other than statements of historical facts, that address future activities, events or developments are forward-looking statements, including, but not limited to, statements containing the words “believe,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future revenue, economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. However, whether actual results will conform to the expectations and predictions of management is subject to a number of risks and uncertainties described under Item 1A – Risk Factors beginning on page 25 below that may cause actual results to differ materially.

Consequently, all of the forward-looking statements made in this Form 10-K are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations. Readers are cautioned not to place undue reliance on such forward-looking statements as they speak only of the Company’s views as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PART I

As used in this Form 10-K, unless the context requires otherwise, “we” or “us” or “Isoray” or the “Company” means Isoray, Inc. and its subsidiaries.

As used in this Form 10-K, unless the context requires otherwise, “fiscal year” or “fiscal” means the Company’s financial year that begins on July 1 and ends on June 30 of the following year (for example: fiscal year 2021 is equivalent to the year ended June 30, 2021).

ITEM 1 – BUSINESS

General

Isoray, Inc. (formerly known as Century Park Pictures Corporation) was incorporated in Minnesota in 1983, and reincorporated to Delaware on December 28, 2018. On July 28, 2005, Isoray Medical, Inc. (“Medical”) became a wholly-owned subsidiary of Isoray, Inc. pursuant to a merger. Medical was formed under Delaware law on June 15, 2004 and on October 1, 2004 acquired two affiliated predecessor companies that began operations in 1998. Medical, a Delaware corporation, develops, manufactures and sells isotope-based medical products and devices for the treatment of cancer and other malignant diseases. Medical is headquartered in Richland, Washington.

Isoray International LLC ( “International”), a Washington limited liability company, was formed on November 27, 2007 and is a wholly-owned subsidiary of the Company. International has entered into various international distribution agreements.

Available Information

Our website address is www.Isoray.com. Information on this website is not a part of this Form 10-K (this “Report”). Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Forms 3, 4, and 5 filed on behalf of directors and executive officers, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (Exchange Act) are available free of charge on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (SEC). You can also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You can obtain additional information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us.

Information regarding our corporate governance, including the charters of our audit committee, our nominations and corporate governance committee and our compensation committee, and our Codes of Conduct and Ethics is available on our website (www.Isoray.com). We will provide copies of any of the foregoing information without charge upon request to Mark Austin, Vice President of Finance and Corporate Controller, 350 Hills Street, Suite 106, Richland, WA, 99354.

Business Operations

Overview

In 2003, Isoray obtained clearance from the Food and Drug Administration (FDA) for the use of Cesium-131 (Cesium-131) radioisotope in the treatment of all malignant tumors. The FDA clearance granted in August 2009 permits loading Cesium-131 seeds into bio-absorbable braided sutures or “braided strands” giving the Company the ability to treat brain, lung, head and neck, colorectal, and chest wall cancers. As of the date of this Report, such applications include prostate cancer, brain cancer, colorectal cancer, gynecological cancer, lung cancer, ocular melanoma and pancreatic cancer. The brachytherapy seed form (a sealed source) of Cesium-131 may be used in surface, interstitial and intra-cavity applications for tumors with known radio-sensitivity. Management believes the combination of a short half-life and relatively high-energy of Cesium-131 will allow it to become a leader in the brachytherapy market, and Cesium-131 represents the first major advancement in brachytherapy technology in approximately 30 years with attributes that could make it the long-term “seed of choice” for internal radiation therapy procedures.

The Company’s core product is its Cesium-131 sealed source brachytherapy “seed.” These seeds can be inserted individually or in combination into various locations in the body until the physician is satisfied with the radiation dose delivered. The Company also sells seeds in strands to keep them from individually moving and to allow the physician to put multiple seeds in a row as desired. In addition, “pre-loaded” needles may have Cesium-131 brachytherapy seeds inserted in them, or a strand with seeds in the strand, inserted into the needle. Seeds can be sold with our Blu Build™ loading device that allows clinicians to efficiently configure strands in the operating room. Seeds can also be loaded into suture material, which can be sewn by Isoray into a piece of bio-absorbable mesh which can be sewn or stapled into tissue by the physician for use in lung, pelvic floor and other cancer locations. Under a manufacturing agreement with GT Medical Technologies, Inc. (“GT Med Tech”), Isoray inserts Cesium-131 seeds into a collagen matrix which GT Med Tech’s customers place in the brain.

Brachytherapy seeds are small devices that deliver a therapeutic dose of radiation used in an interstitial radiation procedure. The procedure has become one of the primary treatments for prostate cancer. The brachytherapy procedure places radioactive seeds as close as possible to (in or near) the cancerous tumor (the word “brachytherapy” is derived from Greek and means close therapy). A primary advantage of seed brachytherapy is the ability of the seeds to deliver therapeutic radiation thereby killing the cancerous tumor cells while minimizing exposure (damage) to adjacent healthy tissue. This procedure allows doctors to administer a high dose of radiation directly to the tumor. A seed contains a radioisotope sealed within a titanium capsule. The number of seeds used varies based on the size of the cancerous area being treated, the isotope used and the activity level specified by the physician. When brachytherapy is combined with another treatment method (dual-therapy), fewer seeds are used in the procedure. The isotope decays over time (half-life) and eventually the seeds become inert (typically over 6 half-lives). The seeds may be used as a primary treatment (monotherapy) or as an adjunct therapy with other treatment modalities, or as treatment for residual disease after excision of primary tumors. The number of seeds for treatment sites vary widely (as few as 8 seeds to more than 100 seeds) depending on the type of cancer, the tumor location, the prescribed activity level and any additional type of therapy being utilized.

In the cases of brain and lung tumors (and other solid tumors), a surgeon will remove the tumor if it is medically prudent and this offers the patient some benefit in terms of controlling the growth of the cancer or its symptoms. In many cases, radiation therapy is added following the surgery; this is known as “adjuvant” radiation therapy. The Company believes that its form of adjuvant radiation therapy deployable in such cases offers advantages over external beam methods. However, external beam holds the vast majority of the market for adjuvant radiation therapy.

Prostate Cancer

Isoray began the production and sale of Cesium-131 brachytherapy seeds in October 2004 for the treatment of prostate cancer after receiving clearance of its premarket notification (510(k)) by the Food and Drug Administration. Prostate cancer treatment represents about 75% of the business of Isoray today.

When brachytherapy is the only treatment (monotherapy) used in the prostate, approximately 70 to 120 seeds are permanently implanted in the prostate during an outpatient procedure. Typically, physicians use loose seeds in needles or in a cartridge or seeds loaded into strands which can also be loaded into needles for the treatment of prostate cancer. Seeds may be combined with another treatment method (dual therapy) when treating prostate cancer.

In late 2019, the first peer-reviewed report with long-term follow-up clinical outcomes for patients treated with Cesium-131 brachytherapy for prostate cancer patients was published in the journal “Brachytherapy”. Moran, B. J., et al., Long-term biochemical outcomes using Cesium-131 in prostate brachytherapy. Brachytherapy 18(6):800-805 (2019). In this observational study of 571 prostate cancer patients, long-term outcomes based on serum PSA were determined by the authors to be “…excellent and on par with…” other implantable brachytherapy seeds that had previously been the subject of long-term study.

Several months later, in the same journal, a second report was published that provided detailed, long-term PSA follow-up data for a group of Cesium-131 treated prostate cancer patients (Benoit, et al., Cesium-131 prostate brachytherapy: a single institutional long-term experience. Brachytherapy 19(3):298-304 (2020)). The authors, from the University of Pittsburgh School of Medicine, reported results from 669 men and likewise concluded “excellent long-term biochemical control” following treatment with Cesium-131 prostate brachytherapy.

From the same patient group as above, the University of Pittsburgh School of Medicine reported in 2020 an evaluation of the intermediate-risk group prostate cancer patients (Rodriguez-Lopez, J. L., et al, Report of a Large Cohort of Intermediate-Risk Prostate Cancer Patients Treated with Cs-131 Brachytherapy. International Journal of Radiation Oncology*Biology*Physics 108(3): e926 (2020)).  The authors reported excellent outcomes for the favorable intermediate-risk subgroup treated with Cesium-131 prostate brachytherapy alone and excellent outcomes for the unfavorable intermediate-risk subgroup with combined external beam radiation and Cesium-131 prostate brachytherapy.

In addition to the long-term cancer control data mentioned above, a report from 2017 describes favorable long-term quality of life outcomes following Cesium-131 brachytherapy in the treatment of prostate cancer (S.M. Glaser, et al., Long-Term Quality of Life in Prostate Cancer Patients Treated With Cesium-131, International Journal of Radiation Oncology*Biology*Physics 98(5):1053-1058 (2017)).

The Company continues to identify and support work that seeks to employ and study Cesium-131 brachytherapy seeds in combination with external beam radiation therapy (“EBRT”). Compelling evidence is emerging supporting the use of such combination brachytherapy and EBRT in intermediate and high-risk prostate cancer cases. (Sylvester J, Braccioforte M.H., Moran B.J., Intensity modulated radiation therapy (IMRT) followed by cesium-131 brachytherapy for intermediate and high risk localized prostate cancer. Brachytherapy 18(3):S72 (2019)).

For low-risk prostate cancer, studies are ongoing to evaluate the use of Cesium-131 in “focal,” or sub-total brachytherapy of the prostate. It is hypothesized that low-risk patients using focal brachytherapy may achieve rates of prostate cancer control comparable to that of full gland treatment while significantly reducing side effects. An early results study of a series of men treated with Cesium-131 focal therapy was presented at the 2021 Annual Meeting of the American Brachytherapy Society, Moran, B. J., et al., PO40: A Pilot Study of Cs-131 Focal Brachytherapy in a Prospectively-Followed Group of Low Risk Localized Prostate Cancer Patients Staged by Stereotactic Transperineal Prostate Biopsy. Brachytherapy. 20(3): S74-S75 (2021). The author concludes the average serum PSAs in these men declined in the short term.

Early results from another series of men treated with Cesium-131 focal therapy was presented at the 2018 Annual Meeting of the American Brachytherapy Society, Kalash, R., et al., Focal brachytherapy using Cesium-131 in low-risk prostate cancer. Brachytherapy 17 (Suppl):S89 (2018). The authors conclude that, while too early to estimate disease specific outcomes, serum PSAs in these men had declined in the short term and there was no residual effect on urinary, bowel or erectile symptoms.  The Company will continue to monitor these series studying Cesium-131 based focal therapy of low risk prostate cancer.

Gynecologic Cancer

Individual seeds can also be placed via needle into the female reproductive tract for the treatment of various gynecologic cancers. This effort has been led by Dr. Jonathan Feddock, formerly of the University of Kentucky, and currently of Baptist Health Lexington. In June 2016, Dr. Feddock conducted two presentations on gynecological cancer patients who underwent treatment with permanent implantation of Cesium-131 brachytherapy seeds. In the first presentation, it was noted that 21 out of 26 recurrent cancer patients remained visually free of cancer at a median of 14 months after implantation which equates to 80.7% local control (J. Feddock, et al., Permanent interstitial re-irradiation with cesium-131: a highly successful second chance for cure in recurrent pelvic malignancies, Brachytherapy 15 (S1)S78-9 (2016)). In the second presentation, a series of 22 women with pelvic cancer underwent Cesium-131 brachytherapy seed implantation with other forms of radiation therapy treating patients who were recently diagnosed and had not yet undergone any treatment. All these cancers were successfully controlled at a median follow-up of 16 months. Side effects using the Cesium-131 brachytherapy seeds were minor and all treatments were performed as outpatient procedures. (J. Feddock, et al., Outpatient interstitial implants integrating cesium-131 permanent interstitial brachytherapy into definitive treatment for gynecologic malignancies, Brachytherapy 15 (S1):S93-4 (2016)). Dr. Feddock supplemented his prior publication with a presentation at the American Brachytherapy Society 2018 meeting describing a combination technique of Cesium-131 plus external beam radiation therapy for patients with advanced vaginal melanoma. The group concluded that this small series of five patients demonstrated the treatment to be “effective initial treatment” with a “favorable toxicity profile” (J. Feddock, et al. Permanent interstitial brachytherapy (PIB) using cesium-131 in vaginal melanoma – a new wide-local radiation technique. Int J Radiat Oncol Biol Phys 102(3S); E281 (2016)).

Brain Cancer

Stranded Cesium-131 Sources

Starting in 2012, multiple institutions began utilizing Cesium-131 brachytherapy seeds loaded in braided strands for treatment of a variety of brain cancers. The application of Cesium-131 brachytherapy seeds loaded in braided strands to date has been primarily in salvage cases as a re-treatment for metastatic brain cancers where aggressive tumors had reoccurred following standard of care treatment.

From 2014 to present there have been numerous published abstracts and society presentations which have been presented and support the effectiveness of treating recurrent metastatic brain cancers with Cesium-131. Dr. Gabriella Wernicke and co-investigators at Weill Cornell Medical College at the NY Presbyterian Hospital have published multiple papers on the efficacy, favorable side-effect profile and cost-effectiveness of Cesium-131 brachytherapy seeds in the treatment of metastatic brain cancer. (A. G. Wernicke, et al., Clinical Outcomes of Large Brain Metastases Treated With Neurosurgical Resection and Intraoperative Cesium-131 Brachytherapy: Results of a Prospective Trial, Int J Radiat Oncol Biol Phys. 98 (5):1059-1068 (2017); A. Pham, et al., Neurocognitive function and quality of life in patients with newly diagnosed brain metastasis after treatment with intra-operative Cesium-131 brachytherapy: a prospective trial, J Neurooncol 127(1):63-71 (2016); A.G. Wernicke, et al., Surgical technique and clinically relevant resection cavity dynamics following implantation of cesium-131 brachytherapy in patients with brain metastases, Operative Neurosurgery 12(1):49-60 (2016); A.G. Wernicke, et al., Cesium-131 brachytherapy for recurrent brain metastases: durable salvage treatment for previously irradiated metastatic disease, Journal of Neurosurgery 10.3171/2016.3.JNS152836 (Published online June 3, 2016); A.G. Wernicke, et al., The cost-effectiveness of surgical resection and cesium-131 intraoperative brachytherapy versus surgical resection and stereotactic radiosurgery in the treatment of metastatic brain tumors, J Neurooncol 127(1):145-53 (2016)).

In May 2021, a group of physicians from Weill Cornell Medical College published a retrospective study comparing outcomes between patients with surgically removed brain metastases treated with Cesium-131 brachytherapy or by stereotactic radiosurgery (SRS) as adjuvant radiation therapy (i.e. following surgical removal) (Julie, DA, et al., A matched-pair analysis of clinical outcomes after intracavitary cesium-131 brachytherapy versus stereotactic radiosurgery for resected brain metastases. Journal of Neurosurgery 134(5): 1447-1454. (2021)). While retrospective in nature, the authors of the study found a lower rate of local recurrence in the Cesium-131 treatment group (10% versus 28.3%).  Toxicity from the Cesium-131 implant was not significantly different from SRS treatment. Such findings continue to support the notion that Cesium-131 brachytherapy can benefit the management of surgically addressable brain metastases.

GammaTile™ Treatment for Brain Cancer

During fiscal 2013, the Company began providing technical assistance and supported selling Cesium-131 brachytherapy seeds for embedding in collagen tiles developed by physicians at Barrow Neurological Institute (Barrow) to treat malignant meningioma, primary brain cancers and metastases of cancers to the brain. These physicians from Barrow formed a company, GammaTile LLC, now GT Medical Technologies, Inc. (“GT Med Tech”), and further refined this technology which integrates Cesium-131 brachytherapy seeds and has resulted in the issuance of multiple patents to GT Med Tech for the treatment of brain cancers.

In December 2018 a paper was published in the Journal of Neurosurgery describing outcomes of patients who had experienced multiple reoccurrences of a tumor type known as meningioma following previous surgeries in conjunction with external beam radiation. Following treatment with Cesium-131, 90% of the treated tumors had no evidence of regrowth at the operative site (local control). The incidence of radiation necrosis, a common side effect to the brain from Cesium-131 brachytherapy seeds occurred in only 2 of the 20 treatments. (D. Brachman, et al. Resection and permanent intracranial brachytherapy using modular, biocompatible cesium-131 implants: result in 20 recurrent, previously irradiated meningiomas. Journal of Neurosurgery 131(6), 1819-1828 (December 2018)).

This same group of physicians has presented clinical studies of GammaTile™ in the treatment of other brain cancers.

In June 2019, Dr. David Brachman presented to the American Brachytherapy Society in Miami a series of patients experiencing the recurrence of a variety of brain cancers including meningiomas, high grade gliomas, and brain metastases.  (Brachman D., Youssef E., Dardis C., et al. Surgically Targeted Radiation Therapy: Safety Profile of Collagen Tile Brachytherapy in 79 Recurrent, Previously Irradiated Intracranial Neoplasms on a Prospective Clinical Trial. Brachytherapy 18(S3):S35 (2019)). Dr. Brachman, who was awarded the Judith Stittman Best Abstract Award for this work, described GammaTile™ therapy utilizing Cesium-131 as having an excellent safety profile that “could help expand treatment options for this difficult cohort of patients”.  This work is important because recurrence of these hard-to-treat brain cancers leaves patients with very limited options due to their prior radiation treatments.

Clinical studies continue to demonstrate the safety and effectiveness of GammaTile™ in concert with surgery for the treatment of brain metastases (Nakaji, P., et al., Resection and Surgically Targeted Radiation Therapy for the Treatment of Larger Recurrent or Newly Diagnosed Brain Metastasis: Results From a Prospective Trial. Cureus 12(11): e11570 (2020)).

The feasibility of this same approach using GammaTile™ has also been demonstrated for recurrent primary brain cancers (Patel, K., et al., Cs-131 Intracavitary Brachytherapy as an Adjunct to Maximal Safe Resection for Locally Recurrent High-Grade Glioma. International Journal of Radiation Oncology*Biology*Physics 108(3): e670-e671 (2020)).

The Company collaborated with GT Med Tech to file an application with the U.S. FDA to clear GammaTile™ for clinical use and the FDA provided clearance on July 6, 2018. In January 2020 GammaTile™ Therapy launched full market release.  Prior to fiscal 2021, total revenues from sales to GT Med Tech have been less than ten percent (10%) of sales. GT Med Tech has indicated it intends to increase sales and marketing efforts during the Company’s fiscal year 2022, but there is no assurance that this will occur.

Head and Neck Cancer

Cesium-131 brachytherapy is also used in the treatment of recurrent head and neck cancers.  First reported by Bhupesh Parashar MD from Weill Cornell Medical College (A. Pham, et al.  Cesium-131 brachytherapy in high risk and recurrent head and neck cancers: first report of long-term outcomes.  J Contemp Brachytherapy 7(6):445-52 (2015), the appeal of Cesium-131 brachytherapy in the treatment of these cancers lies in the motivation by the practitioner to avoid delivering dose to critical structures in the head and neck, including the arteries and the spinal cord.  Since these patients have already been subjected to external beam radiation therapy and may not tolerate another course, brachytherapy with Cesium-131 offers a significant re-treatment option.

In fiscal 2019 a group from Thomas Jefferson University published their initial results from a series of 15 patients with recurrent head and neck cancers treated with surgery and Cesium-131 brachytherapy (V. Bar-Ad, et al.  Single institution implementation of permanent (131)Cs interstitial brachytherapy for previously irradiated patients with resectable recurrent head and neck carcinoma.  J Contemp Brachytherapy 11(3):227-34 (2019)).  The authors of this paper concluded that Cesium-131 brachytherapy is a feasible treatment option for these patients.

In June 2020 the Company announced that an agreement had been completed with a group of physicians based at the University of Cincinnati. The agreement related to support for a Phase I/IIa clinical study of recurrent or metastatic head and neck cancers treated by a combination of surgical resection, Cesium-131 brachytherapy, and blockade of the programmed cell death protein 1 (PD-1) checkpoint using pembrolizumab therapy (Keytruda® from Merck & Co., Inc.). A pilot study, conducted in 2020, established the feasibility and safety of Cesium-131 brachytherapy in these patients (without Keytruda®) with no unexpected severe toxicities (Kharouta, M., et al., Permanent Interstitial Cesium-131 Brachytherapy in Treating High-Risk Recurrent Head and Neck Cancer: A Prospective Pilot Study. Front Oncol 11: 639480 (2021)).

Management believes that as immunotherapies (e.g. immune checkpoint inhibition) become more prevalent in the treatment of human cancers, the optimal combination with more conventional cancericidal therapies will be a key area of research interest. The Company has a collaboration agreement with MIM Software to deliver a treatment solution to more accurately target the placement of Cesium-131 for recurrent head and neck cancers.

Approval of Billing Codes for the Intraoperative Use of Cesium-131

In May 2020, the Centers for Medicare and Medicaid Services (CMS) approved 64 ICD-10-PCS billing codes used for reimbursement of Cesium-131 for the hospital in-patient DRG setting. The codes allow hospitals to bill Medicare and other health insurers for specific surgical procedures that would benefit from the addition of Cesium-131. DRG, or diagnostic related groups, are designed for Medicare and other health insurers to set payment levels for hospital in-patient services.

The 64 ICD-10-PCS codes are important for the growing surgical applications of Cesium-131 in treating a significant range of hard to treat cancers including brain, lung, head and neck, abdominal, breast, gynecological, pelvic, and colorectal cancers. The new codes took effect on October 1, 2020 and management believes they will provide greater impetus for usage as now CMS will be able to track the additional cost of the Cesium-131 seed itself and reimburse the hospital through the DRG payment system for this additional costs when an in-patient brachytherapy procedure is performed.

Industry Information

Prostate Cancer Treatment

According to the American Cancer Society, one in seven men will be diagnosed with prostate cancer during his lifetime. It is the most common form of cancer in men, and the second leading cause of cancer deaths in men following lung cancer. The American Cancer Society estimates there will be about 248,530 new cases of prostate cancer diagnosed and an estimated 34,130 deaths associated with the disease in the United States in 2021.

Prostate cancer treatment remains a key focus of the Company. Most doctors use the American Joint Committee on Cancer (AJCC) TNM system to stage prostate cancer. This system is based on three key pieces of information:

■	The extent of the main tumor (T category);
■	Whether the cancer has spread to nearby lymph nodes (N category); and
■	Whether the cancer has metastasized (spread) to other parts of the body (M category).

These factors are combined to determine an overall stage, using Roman numerals I through IV (1-4). The lower the number, the less the cancer has spread. A higher number, such as stage IV, means a more advanced cancer.

Once diagnosed, prostate cancer can generally be divided into either localized or advanced disease. Further, within the localized category the disease can be further categorized to one of the three “risk groups”: low, intermediate and high risk. As the risk increases so does the probability of advanced cancer at diagnosis and the probability of failing treatment with cancer progression or recurrence.

Low Dose Rate Permanent Brachytherapy (LDR). Isoray’s Cesium-131 brachytherapy seeds are an option in the treatment of prostate cancers of all risk levels of localized disease. In this approach, seeds of radioactive material are placed inside thin needles, which are inserted through the skin in the area between the scrotum and anus and into the prostate. The seeds are left in place as the needles are removed and give off low doses of radiation for weeks or months. Radiation from the seeds travels a very short distance, so the seeds can give off a large amount of radiation in a very small area. This limits the amount of damage to nearby healthy tissues.

Isoray’s Cesium-131 brachytherapy seeds are an option in the treatment of prostate cancers of all risk levels of localized disease. The diagnosis of prostate cancer – and especially low risk prostate cancer – has been potentially reduced with the introduction of guidelines dissuading the use of serum PSA screening at the general practitioner level as a means to detect prostate cancer early in men with no symptoms of prostate cancer. Effective July 2012, the U.S. Preventative Services Task Force (USPSTF) recommended against the use of the PSA test as a screening tool. As a result of the recommendation, prostate cancer diagnosis dropped by 12.2% the month after the recommendation and has continued to drop. (D.A. Barocas, et al., Effect of the USPSTF Grade D Recommendation against Screening for Prostate Cancer on Incident Prostate Cancer Diagnoses in the United States, J Urol 194(6) The Journal of Urology (2015)).

In 2018, the USPSTF finalized its recommendation from advising against screening to the position that the decision for men between 55 and 69 to undergo PSA-based screening should be made by a man in consultation with his doctor. This change may contribute to an increased incidence of prostate screening (and therefore more prostate cancer cases) as opposed to an unscreened population – although this conclusion will await future trending information. To the knowledge of management, this is the latest information available.

Furthermore, the deferral of potentially cancer-eradicating (definitive) prostate cancer treatments such as surgery and radiation therapy has become more popular as some men with prostate cancer have decided to “watch” the cancer using a variety of diagnostic tools – a trend known as “active surveillance.”

As such, the industry has experienced an overall decrease in the number of low risk cases of prostate cancer diagnosed due to reduced PSA screening, as well as a larger number of men who are deferring treatment altogether at a higher rate than seen historically. Intense competition in the space due to numerous established treatment options along with added entrants such as robotic surgery and proton therapy has further eroded the overall brachytherapy market share. The industry continues to focus on the significant data that supports the use of brachytherapy in treating prostate cancer. Management believes the current review of cost effective treatment comparisons with other treatment options, the aging population worldwide and the efficacy of treatment has recently contributed to the revitalization of brachytherapy treatment for prostate cancer.

Minimally invasive brachytherapy such as that provided by the Company’s Cesium-131 brachytherapy seeds provides significant advantages over competing treatments including lower cost, equal or better survival data, fewer side effects, faster recovery time and the convenience of a single outpatient implant procedure that generally lasts less than one hour (Grimm, et al., Comparative analysis of prostate-specific antigen free survival outcomes for patients with low, intermediate and high risk prostate cancer treatment by radical therapy. Results from the Prostate Cancer Results Study Group, British Journal of Urology International, Vol. 109 (Suppl 1), (2012); Merrick, et al., Effect of prostate size and isotope selection on dosimetric quality following permanent seed implantation, Techniques in Urology Vol. 7 (2001); Potters, et al., 12-Year Outcomes Following Permanent Prostate Brachytherapy in Patients with Clinically Localized Prostate Cancer, Journal of Urology (May 2005); Sharkey, et al., Brachytherapy versus radical prostatectomy in patients with clinically localized prostate cancer, Current Urology Reports, (2002)).

In addition to permanent, LDR brachytherapy, such as Cesium-131, localized prostate cancer can be treated with prostatectomy surgery (RP for radical prostatectomy), external beam radiation therapy (EBRT), three-dimensional conformal radiation therapy (3D-CRT), intensity modulated radiation therapy (IMRT), dual or combination therapy, high dose rate brachytherapy (HDR), cryosurgery, hormone therapy, proton therapy and active surveillance (watchful waiting). The success of any treatment is measured by the feasibility of the procedure for the patient, morbidities associated with the treatment, overall survival, and cost. When the cancerous tissue is not completely eliminated, the cancer typically returns to the primary site, often with metastases to other areas of the body.

Prostatectomy Surgery Options. Laparoscopic and robotic prostatectomy surgeries are currently primarily used to remove all or portions of the prostate gland and seminal vesicles and tissue around it in order to minimize the damage that leads to impotence and incontinence, but these techniques require a high degree of surgical skill. To the knowledge of management, this is a common treatment choice.

External Radiation Therapy. Primary External Beam Radiation Therapy (EBRT), Three-dimensional Conformal Radiation Therapy (3D-CRT), Stereotactic Radiotherapy (SBRT), Intensity Modulated Radiation Therapy (IMRT) and Proton Therapy all involve directing a beam of radiation from outside the body at the prostate gland to destroy cancerous tissue. Treatments are received on an outpatient basis with the patient usually receiving five treatments per week over a period of several weeks (up to nine). While the treatments each last only a few minutes, getting the patient and equipment in place for each treatment takes longer. To the knowledge of management, this is the predominant treatment modality when using radiation therapy.

Proton beam radiation therapy. Proton beam therapy focuses beams of protons instead of x-rays on the cancer. Unlike x-rays, which release energy both before and after they hit their target, protons cause little damage to tissues they pass through and release their energy only after traveling a certain distance. This means that proton beam radiation can, in theory, deliver more radiation to the prostate while doing less damage to nearby normal tissues. Proton beam radiation can be aimed with techniques similar to 3D-CRT and IMRT.

Although in theory proton beam therapy might be more effective than using x-rays, so far studies have not shown if this is true. The machines needed to make protons are very expensive, and they are not available in many centers in the United States. Management believes proton beam radiation is not covered by all insurance companies.

Dual or Combination Therapy. Dual therapy is the combination of IMRT or 3-dimensional conformal external beam radiation and seed brachytherapy to treat extra-prostatic disease or high-risk prostate cancers. Combination therapy treats high risk patients with a course of IMRT or EBRT over a period of several weeks. When this initial treatment is completed, the patient must then wait for several more weeks to months to have the prostate seed implant. The process could also involve the seed implant being performed first, followed by the course of external radiation. As of the filing of this Form 10-K, management estimates that at least 25% of all U.S. prostate implants are now dual therapy cases.

High Dose Rate Temporary Brachytherapy (HDR). HDR temporary brachytherapy involves placing soft nylon tubes (catheters) into the prostate gland and then giving a series of radiation treatments through these catheters. The catheters are then removed and no radioactive material is left in the prostate gland. A radioactive source typically containing Iridium-192 is placed into the catheters. This procedure is typically repeated multiple times over a period of several days while the patient is hospitalized.

Watchful Waiting and Active Surveillance. Because prostate cancer often grows very slowly, some men (especially those who are older or who have other major health problems) may never need treatment for their cancer. Instead, their doctor may suggest watchful waiting or active surveillance, terms physicians may use differently or interchangeably.

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Active surveillance is often used to mean watching the cancer closely with PSA blood tests, digital rectal exams (DREs), and ultrasounds at regular intervals to see if the cancer is growing. Prostate biopsies may be done as well to see if the cancer is starting to grow faster. If there is a change in a patient’s test results, the doctor would then talk to the patient about treatment options.

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Watchful waiting (observation) is sometimes used to describe a less intense type of follow-up that may mean fewer tests and relying more on changes in a man’s symptoms to decide if treatment is needed.

So far, no large randomized studies have compared active surveillance to treatments such as surgery or radiation therapy.

Additional Treatments. Additional, but less frequently used, treatments include cryotherapy, hormone therapy, and chemotherapy.

Clinical Series for Prostate Low Dose Rate Brachytherapy

Studies have demonstrated durably high rates of control following brachytherapy for localized prostate cancer out to 15 years post-treatment (J. Sylvester, et al., 15-year biochemical relapse free survival in clinical stage T1-T3 prostate cancer following combined external beam radiotherapy and brachytherapy; Seattle experience International Journal of Radiation Oncology Biology Physics, Vol. 67, Issue 1, 57-64 (2007)). The cumulative effect of these studies has been the conclusion by leaders in the field that brachytherapy offers a disease control rate as high as surgery, though with a lesser side-effect profile than surgery (J.P. Ciezki, Prostate brachytherapy for localized prostate cancer, Current Treatment Options in Oncology Volume 6, 389-393 (2005)).

Long-term survival data for brachytherapy with I-125 and Pd-103 supports the efficacy of brachytherapy in the treatment of clinically localized cancer of the prostate gland. Clinical data indicate that brachytherapy offers success rates for early-stage prostate cancer treatment that are equal to or better than those of RP or EBRT. While historically clinical studies of brachytherapy have focused primarily on results from brachytherapy with I-125 and Pd-103, management believes that these data are also relevant for brachytherapy with Cesium-131. In fact, it appears that Cesium-131 offers comparable and potentially improved clinical symptom outcomes over I-125 and Pd-103, perhaps due to its shorter half-life. (A.B. Shah, et al., A comparison of AUA symptom scores following permanent low dose rate prostate brachytherapy with iodine-125 and cesium-131, Brachytherapy 12 (Suppl. 1) S64 (2013)). In addition, a report from 2017 describes favorable long-term quality of life outcomes following Cesium-131 brachytherapy in the treatment of prostate cancer (S.M. Glaser, et al., Long-Term Quality of Life in Prostate Cancer Patients Treated With Cesium-131, Int J Radiat Oncol Biol Phys. 98(5):1053-1058 (2017)).

In May 2017 a collaborative group of Canadian researchers published the results of a study that randomized intermediate- to high-risk localized prostate cancer to an external beam dose escalation and a permanent implant brachytherapy dose escalation (W. J. Morris, et al. Androgen Suppression Combined with Elective Nodal and Dose Escalated Radiation Therapy (the ASCENDE-RT Trial): An Analysis of Survival Endpoints for a Randomized Trial Comparing a Low-Dose-Rate Brachytherapy Boost to a Dose-Escalated External Beam Boost for High- and Intermediate-risk Prostate Cancer, International Journal of Radiation Oncology, Biology, Physics Volume 98, 275-285, 2017). These patients all underwent standard external beam radiation therapy and hormonal therapy. This study, known as the “ASCENDE-RT” study, demonstrated a significant therapeutic advantage to the patients who underwent permanent implant brachytherapy boost, reporting a 20% advantage (83% versus 63%) in biochemical relapse-free survival at nine years following treatment.

This study is the first in many years to successfully randomize a group of newly diagnosed, localized prostate cancer patients and demonstrate a statistically significant advantage to one treatment over another – in this case iodine-125 brachytherapy boost over external beam radiation therapy boost. The impact on the number of patients considered for “combination therapy” (external beam and brachytherapy) could be substantial, especially once men are informed of these study results.

Sexual impotence and urinary incontinence are two major concerns men face when choosing among various forms of treatment for prostate cancer. Studies have shown that brachytherapy with iodine and palladium resulted in lower rates of impotence and incontinence than surgery (C. Buron, et al., Brachytherapy versus prostatectomy in localized prostate cancer: results of a French multicenter prospective medico-economic study, International Journal of Radiation Oncology, Biology, Physics Volume 67, 812-822 (2007)). Combined with the high disease control rates described in many studies, these findings have driven the adoption of brachytherapy as a front-line therapy for localized prostate cancer.

Comparing Cesium-131 to I-125 and Pd-103 Clinical Results

Management believes that the Cesium-131 brachytherapy seed has specific clinical advantages for treating cancer over I-125 and Pd-103, the other isotopes currently used in brachytherapy seeds. The table below highlights the key differences of the three isotopes.

Isotope Delivery Over Time
Isotope	Half-Life	Energy	90% Dose
Cesium-131	9.7 days	30.4 keV	33 days
Pd-103	17 days	20.8 keV	58 days
I-125	60 days	28.5 keV	204 days

In early 2021, the long-term follow-up data from a prospective randomized trial of Cesium-131 and Iodine-125 was published (Moran, B. J., et al., Long-term outcomes of a prospective randomized trial of (131)Cs/(125)I permanent prostate brachytherapy. Brachytherapy 20(1): 38-43 (2021)).  This long-term data with a nine-year median follow-up concluded that “short- and long- term urinary, sexual, and bowel quality of life, as well as long-term biochemical control were comparable” between the two isotopes. The data supports Cesium-131 as an effective long-term solution for these patients and supports Cesium-131 as a viable choice for prostate cancer patients.

Improved side-effect profile.

In addition to the cancer-related outcomes described for prostate brachytherapy, a significant portion of patients who undergo I-125 or Pd-103 brachytherapy experience acute urinary irritative symptoms following treatment – more so than with surgery or external beam radiation therapy (S.J. Frank, et al., An assessment of quality of life following radical prostatectomy, high dose external beam radiation therapy, and brachytherapy Iodine implantation as monotherapies for localized prostate cancer, Journal of Urology Volume 177, 2151-2156 (2007)). These irritative symptoms can range from an increased frequency of urination to significant pain upon urination. Because the portion of the urethra that runs through the prostate takes high doses from the implant, these side effects are fairly common following prostate brachytherapy.

Studies show that Cesium-131, with the shortest available half-life of the commonly used implantable isotopes, results in a quicker resolution of these irritative symptoms based on the shorter time interval over which normal tissue receives radiation from the implanted sources than for longer lived isotopes such as I-125. (A. Shah, et al., A comparison of AUA symptom scores following permanent low-dose-rate prostate brachytherapy with Iodine-125 and Cesium-131, Brachytherapy 12(SI) S64 (2013)). These results are seemingly confirmed with long-term quality of life data as described by a study from UPMC, where it was suggested that patients treated with Cesium-131 prostate brachytherapy were able to recover and maintain their baseline quality of life in the long term. Glaser, S. M., et al. Long-Term Quality of Life in Prostate Cancer Patients Treated With Cesium-131. Int J Radiat Oncol Biol Phys 98(5): 1053-1058 (2017).

The advantage of the Company’s Cesium-131 brachytherapy seed is the resolution of urinary side effects as pictured in the graphic below has been observed in a second study, presented at the 2013 Annual Meeting of the American Brachytherapy Society (A.B. Shah, et al). The following graph is a comparison of elevated side effect (AUA) symptom scores following permanent low dose rate prostate brachytherapy with Iodine-125 and Cesium-131. (Brachytherapy 12(Suppl. 1) S64 (2013)):

As seen in the plot of these AUA scores, the duration of an elevated side effect score profile resolved to pre-treatment levels more quickly with the Cesium-131 group than with the Iodine-125 group. All patients were treated at the same institution by the same physicians, and the difference in the time to resolution was considered significant.

Further evidence of the favorable side effect profile of Cesium-131 was published by a group of physicians from the University of Pittsburgh Medical Center (UPMC) in August 2017 (Glaser Long-Term Quality of Life in Prostate Cancer Patients Treated With Cesium-131. International Journal of Radiation Oncology*Biology*Physics 2017 Aug 1;98(5):1053-1058. doi: 10.1016/j.ijrobp.2017.03.046. Epub 2017 Mar 31. PMID: 28721888). This report concluded that only minimal long-term changes were noted to the urinary and bowel quality of life measures, and that men treated with Cesium-131 for their prostate cancers are able to return to baseline measure of quality of life after treatment.

Brain Cancer Treatment Options

An estimated 24,530 new cases of malignant primary tumors of the brain or spinal cord are expected to be diagnosed in 2021. About 18,600 people are expected to die from brain and spinal cord tumors in 2021 (American Cancer Society, 2021). In addition to primary tumors, metastasis of brain tumors from other body sites are estimated at over 65,000 new cases per year.

On July 6, 2018, the Company and GT Med Tech received FDA 510(k) regulatory clearance for the brachytherapy technology, known as GammaTile™ Therapy that incorporates proprietary Cesium-131 seeds within customizable collagen-based carriers for the treatment of recurrent brain tumors. On January 27, 2020, GT Med Tech announced that it had received clearance from the FDA for an expanded indication that will allow patients of newly diagnosed malignant brain tumors to be treated by GammaTile™ Therapy.

Isoray Medical and GT Medical Technology executed a collaborative development agreement and an exclusive ten-year supply agreement for GammaTile™ Therapy in fiscal year 2018. In fiscal year 2019, the Company and GT Med Tech amended and restated the manufacturing and supply agreement which now expires in April 2029. The amended agreement requires GT Med Tech to provide a twelve-month rolling forecast on a monthly basis.  The first calendar month of each rolling forecast becomes a binding purchase order and the remaining eleven months are a non-binding forecast.  The amended agreement also adjusted some pricing due to updated procedures, allows GT Med Tech to move the loading of the GammaTile™ to another non-Company facility provided GT Med Tech continues to purchase Cesium-131 seeds exclusively from the Company, and also governs how GammaTile™ process improvement projects will be scoped and billed. GammaTile™ leverages Cesium-131’s unique ability to deliver a highly targeted dose of intense radiation treatment while limiting radiation exposure to surrounding tissue.

CMS established an ICD-10-PCS code for GammaTile™, 00H004Z (insertion of radioactive element, Cesium-131 implant into brain, open approach).  CMS also mapped GammaTile™’s ICD-10-PCS code to DRG 023.  DRG 023 is the highest paying DRG for craniotomy procedures.  ICD-10-PCS is a code set designed for use in the hospital in-patient setting in the United States.  ICD-10-PCS codes can be used to identify and track differences in resource consumption, quality, and patient outcomes for different inpatient hospital procedures.  ICD-10-PCS codes are distinguishable from the MS-DRG (Medicare Severity-Diagnosis Related Group) codes that are commonly used to assign payment levels to inpatient hospital admissions for use by Medicare and other health care insurers. Along with Medicare, commercial carriers and many Medicaid programs use the ICD-10-PCS and DRG code sets, including DRG 23.

GT Med Tech has reimbursement for GammaTile™ under ICD-10PCS-00H004Z and MS-DRG 023 which reimburses hospitals in the inpatient setting and will continue to roll out its sales and marketing strategy for release of GammaTile™. In January 2020, GammaTile™ Therapy launched a full market release.  Prior to fiscal 2021, total revenues from sales to GT Med Tech have been less than ten percent (10%) of revenues. GT Med Tech has indicated it intends to increase sales and marketing efforts during the Company’s fiscal year 2022, but there is no assurance that this will occur.

In addition to GammaTile™ Therapy, the Company’s customers can also use braided strands containing Cesium-131 brachytherapy seeds for the treatment of brain cancer. Cesium-131 brachytherapy seeds deliver 90% of their dose in 33 days and are therefore well-suited to use with bioabsorbable mesh, single seed applications, implantable strands, and by implantable device.

Gynecological Cancer Treatment Options (Cervical, Vaginal and Vulvar Cancer)

An estimated 28,780 new cases of cervical (14,480), vaginal (8,180) and vulvar (6,120) cancers are expected to be diagnosed in the United States in 2021. A combined estimate of 7,370 deaths are expected to occur from cervical, vaginal and vulvar cancers in the United States in 2021 (American Cancer Society, 2021). In addition to brachytherapy to treat gynecological cancers such as cervical, vaginal and vulvar cancers, other treatment options include surgery, laser surgery, radiation therapy, chemotherapy, and topical treatments.

During 2016, two abstracts (J. Feddock, et al., Permanent interstitial re-irradiation with cesium-131: a highly successful second chance for cure in recurrent pelvic malignancies, Brachytherapy 15(S1):S78-9 (2016); J. Feddock, et al., Outpatient interstitial implants - integrating cesium-131 permanent interstitial brachytherapy into definitive treatment for gynecologic malignancies, Brachytherapy 15(S1):S93-4 (2016)) and presentations were presented at the World Brachytherapy Conference in San Francisco on the treatment of Re-Irradiation with Cesium-131 in recurrent pelvic malignances in women who have recurrent cancers. Physicians at the University of Kentucky, College of Medicine reported local control in 80.7% after Cesium-131 implantation for the recurrent patients and reported successful control of 22 women with pelvic cancer that had not had previous treatment. Based upon the positive results seen in the Cesium-131 treatment of recurrent gynecological cancers, physicians at the University of Kentucky are currently moving Cesium-131 treatment into the primary treatment of these cancers.

In April 2017, the group of physicians from the University of Kentucky published a paper in the journal Brachytherapy that described the early experience with a template-based approach using Cesium-131 in the treatment of gynecologic cancers. Although reporting on only five patients, the University of Kentucky physicians demonstrated the feasibility and safety of replacing a high dose-rate isotope (Iridium-192) with Cesium-131. This report builds on the earlier published and presented work that strongly suggests a role for Cesium-131 in the treatment of gynecologic cancers.

Head and Neck Cancer Treatment Options

An estimated 54,010 new cases of head and neck cancer are expected to be diagnosed in the United States in 2021 (American Cancer Society, 2021).

Surgery is the most common option to treat head and neck cancers. Chemotherapy is often used in conjunction with surgery or radiation therapy depending on the type and stage of the cancer. External beam radiation therapy and brachytherapy have been used together or in combination with surgery or chemotherapy. Immunotherapy is a newer treatment option for advanced or recurrent cancer (American Cancer Society, 2021).

Cesium-131 brachytherapy seeds allow oncologists to add targeted radiation treatment to head and neck cancers after surgical resection. This targeted radiation treatment is especially needed in patients whose neck cancer has recurred following previous radiation therapy. Often these patients cannot tolerate further external beam radiation therapy for fear of over radiating critical head and neck structures.

Management believes Cesium-131 brachytherapy seeds continue to represent an improved approach to brachytherapy treatment of specific head and neck cancers.

Lung Cancer Treatment Options

An estimated 235,760 new cases of lung cancer are expected in 2021, accounting for 12% of all cancer diagnoses in the United States. Approximately 22% of all cancer deaths are from lung cancer and it accounts for the most cancer related deaths in both men and women in the United States. An estimated 131,880 deaths will result from lung cancer in 2021 (American Cancer Society, 2021).

Lung cancer has historically been treated utilizing surgery, radiation therapy, chemotherapy, immunotherapy and targeted therapy including LDR brachytherapy. More than one kind of treatment may be used in combination with others, depending on the stage of the patient’s cancer and other factors. (American Cancer Society, 2021).

The Company believes that Cesium-131, with its shorter half-life (faster rate of decay) and relatively high energy, is better suited for treating lung cancer in Stages I and II than I-125. The bioabsorbable mesh used in this procedure to apply the Cesium-131 brachytherapy seeds generally dissolves after about 45 days. Cesium-131 delivers 90% of its dose in 33 days and is therefore well-suited to use with bioabsorbable mesh. A report was published in May of 2015 describing outcomes from a series of 52 patients treated with a limited surgical resection and Cesium-131 brachytherapy. (B. Parashar, et al., Analysis of stereotactic radiation vs. wedge resection vs. wedge resection plus Cesium-131 brachytherapy in early stage lung cancer, Brachytherapy 14 (5):648-54 (2015)).

Our Strategy

The key elements of Isoray’s strategy for fiscal year 2022 includes:

Continue to Invest in Sales and Marketing Development Activities. Prostate cancer treatment represents the original and core business for the Company’s Cesium-131 product. With long-term follow-up data relating to biochemical (PSA) control of prostate cancer now presented to the prostate cancer field, Isoray plans to aggressively increase the number of centers using Cesium-131 through its direct sales force and through its international distributors. Because intermediate- to long-term follow-up data is required to convince clinicians and patients to consider any particular therapy for localized prostate cancer, the availability of long-term data with Cesium-131 in the treatment of prostate cancer represents a significant milestone. Isoray hopes to capture more of the incremental market growth if and when seed implant brachytherapy recovers market share from other treatments, take market share from existing competitors, and expand the use of Cesium-131 as a dual therapy option where it has experienced success. In 2021, the Company hired a new Vice President of Sales and Marketing who brings twenty-five years industry experience to lead the initiatives in growing the core prostate business, as well as identifying new sites of care from the traditional HOPD setting, which will result in expanded patient access to care and treatment efficiencies. The marketing team works in conjunction with the local sales team members to deliver value to customers through several channels. The Company continues to invest in digitally integrated, data-focused, and virtual learning platforms that align our products and services with our clinicians' needs. The Company believes that this approach will result in increased awareness to customers and patients, and to faster adoption of Cesium-131 by clinical teams.

Isoray recently added the Proximie virtual communication platform to our digital resources to enhance our physician training efforts. This technology is specifically designed to assist clinicians by sharing all aspects of a medical procedure in real time as well as having the ability to review sessions that have been archived in a library. We are working to achieve greater engagement with US leading teaching and research institutions in these efforts. The Company believes this will help us get back to our pre-pandemic training levels. In addition, the Company is partnering with the American Brachytherapy Society (ABS) to support ABS’ training initiative 300 in 10 which is designed to train 300 teams in brachytherapy in 10 years.

Blu Build™ Loader. The Company believes that customers perform prostate brachytherapy procedures via one of several general procedure techniques, including (but not limited to): pre-plan techniques, intra-operative techniques, and real-time techniques. Further, the Company believes that customers are comfortable with their techniques, and want products to facilitate their preferred methods. Competitors to the Company provide a set of standard products (including loose seeds, seeds loaded in cartridges, and seeds pre-loaded in needles) to meet the customer needs. Further, Theragenics and Becton-Dickenson (BD), formerly Bard Brachytherapy, have products that support intra-operative and real-time techniques that allow for stranding or linking seeds together in custom configurations in the operating room. These products allow physicians to gain the benefits of stranded or linked seeds while still allowing for customization to the patient's anatomy, as determined at the time of the procedure. The Company believes that approximately 25% of procedures are performed with some level of customization in the operating room.

It is this segment of the market – customers looking to customize their procedures to the patient's anatomy at the time of the procedure – that the Company expects to address with its Blu Build™ loading device. The Blu Build™ loading device efficiently configures strands in the operating room, allowing the clinician to make determinations about the product configurations with the most recent picture of the patient’s anatomy. The Company believes that this technique may provide advantages in some brachytherapy products and will provide a better solution for this market segment.

During fiscal year 2019, the Company released the Blu Build™ loader in a limited market release. Based on feedback from the limited market release, the Company adjusted certain intricacies of the design. This is the first internally developed proprietary delivery device in the Company's history. The Company continues to refine the design of the Blu Build™ loader, however, the COVID-19 pandemic impacted the sourcing of parts and the ability to fully market the Blu Build™ loader to new accounts. This led to a slower than expected release of Blu Build™ during fiscal 2020 and 2021.

Management believes we have enough inventory to support our current customers and new customers in the pipeline and we have resolved our sourcing of parts. Management believes that the Blu Build™ loader will be able to gain greater market acceptance in fiscal 2022, but there is no assurance that this will occur.

Commercialization of GammaTile™ Therapy for the treatment of primary and recurrent brain metastases. The utilization of the GammaTile™ system over the past five years has developed a product with consistent and repeatable results as evidenced by the June 2016 presentation at the Society of Neurologic Oncologists. Management intends to continue to support and facilitate the commercialization of the GammaTile™ Therapy by GT Medical Technologies product.

In January 2018 the Company entered into a Manufacturing and Supply Agreement with GT Med Tech and in April 2019 the Company entered into an Amended and Restated Manufacturing and Supply Agreement with GT Med Tech (collectively the Manufacturing and Supply Agreement). Pursuant to the Manufacturing and Supply Agreement, the Company has agreed to exclusively supply Cesium-131 seeds to be incorporated into the GammaTile™ Therapy and manufacture the GammaTile™ Therapy product for end users designated by GT Med Tech.

In January 2019, GT Med Tech, which is the sole commercial agent of GammaTile™ Therapy, began a limited market release and in January 2020 began a full market release. The Company continued to provide assistance to GT Med Tech for various process improvement projects on a time and materials basis on a limited basis during fiscal year 2021. To date revenues realized from the process improvement projects have been nominal.

GammaTile™ Therapy was assigned a specific ICD-10 PCS code by the CMS for reimbursement purposes in the hospital setting.

Increase utilization of Cesium-131 in treatment of other solid tumor applications such as brain, gynecological, and other cancers. The Company has clearance from the FDA for its premarket notification (510(k)) for Cesium-131 brachytherapy seeds that are preloaded into bioabsorbable braided sutures and bioabsorbable braided sutures attached to bioabsorbable mesh. This FDA clearance allows commercial distribution for treatment of brain, gynecological, head and neck and lung tumors as well as tumors in other organs. The Company continues to sell Cesium-131 products to physicians treating brain, gynecological, head and neck and lung cancer while continuing to support the compilation of treatment outcomes for publication. Isoray will continue to explore licenses or joint ventures with other companies to develop the appropriate technologies and therapeutic delivery systems for treatment of other solid tumors.

Early clinical data support management’s initiatives into brain cancers, gynecological, head and neck, and early stage non-small cell lung cancers. Local control – defined as success in preventing the re-growth of cancer in the immediate vicinity of the treatment area – has been excellent to date.

Obtaining More Favorable Reimbursement Codes. In May 2020, CMS approved 64 ICD-10-PCS billing codes used for reimbursement of Cesium-131 for the hospital in-patient DRG setting. The codes allow hospitals to bill Medicare and other health insurers for specific surgical procedures that would benefit from the addition of Cesium-131. DRG, or diagnostic related groups, are designed for Medicare and other health insurers to set payment levels for hospital in-patient services.

The 64 ICD-10-PCS codes are important for the growing surgical applications of Cesium-131 in treating a significant range of hard to treat cancers including brain, lung, head and neck, abdominal, breast, gynecological, pelvic, and colorectal cancers. The new codes took effect on October 1, 2020.

Support Clinical Research and sustained product development. The publication and presentation of speculative and real-world data contribute to the acceptability of Cesium-131 in the oncologic marketplace. Discussion in the medical-scientific community of established and novel Cesium-131 applications is considered a prerequisite to expansion into untapped markets. The Company structures and supports clinical studies on the therapeutic benefits of Cesium-131 for the treatment of solid tumors and other patient benefits. We are and will continue to support clinical studies with several leading radiation oncologists to clinically document patient outcomes, provide support for our product claims, and compare the performance of our seeds to competing seeds. Isoray plans to sustain long-term growth by implementing research and development programs with leading medical institutions in the U.S. and other countries to identify and develop other applications for Isoray’s core radioisotope technology. The Company has deployed a secure, regulatory environment compliant, online information system capable of large usable databases to participating investigators.

During fiscal year 2020, a presentation was accepted at the annual meeting of the American Society for Radiation Oncology (ASTRO) that reported multi-center outcomes following Cesium-131 treatment of recurrent head & neck cancers following surgery. However, the annual meeting of the American Brachytherapy Society (ABS), where Cesium-131 studies are often reported, was canceled for the Spring of 2020 due to the COVID-19 pandemic. The Company will continue to seek to increase the number of reports made to society meetings and the peer reviewed literature in order to seek to enhance the standing of its products in the scientific community.

The Company also continues to consult with noted contributors from the medical physics community and expects that articles for professional journals regarding the benefits of and clinical trials involving Cesium-131 will continue to be submitted.

In addition, the Company continues to support the clinical findings of the various protocols and publications through presentations by respected thought leaders. The Company will continually review and update all marketing materials as more clinical information is gathered from the protocols and studies. Apart from clinical studies and papers sponsored by the Company, several physicians across the country have independently published papers and studies on the benefits of Cesium-131.

Targeted Expansion into International Markets. The Company believes that in addition to a significant domestic market for its products, there exists a potential international demand for Cesium-131. The current global market for permanent prostate brachytherapy is larger than the domestic market. Further, many of the surgical applications the Company is exploring domestically may also have significant international opportunities. Due to the pandemic most of these geographical regions have limited access, capacity or capability to introduce new products at this time.  The Company will continue to monitor world-wide progress to open access to care for patients who would benefit from our products.

Historically, the Company has placed limited resources towards realizing these international opportunities instead keeping the focus of expanding our domestic market share. The Company has provided Cesium-131 product, when requested, to certain markets with potential distributors, however, this distribution has been limited. Instead of relying solely on perceived demand by a potential distributor which believes in the viability of the Company’s product in a given country, the Company will continue to consider international markets and only enter those markets based on a potential market meeting some or all of the following criteria:

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Investigating different geographical markets – In order to maximize return of international investments, the Company will need to understand the regulatory and reimbursement environment, as well as patient and market sizes.

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Assessing potential physician / patient interest in Cesium-131 – In addition to reviewing the market receptiveness, the Company will work with its existing network of opinion leaders and partners to determine the clinical interest in Cesium-131, and where it may be most appropriate to assess the fit / adoption of Cesium-131.

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Assessing geographical clinical and capital expense factors – It will be key to understand the alternative therapies available in a given foreign market. For example, in some regions large capital investments are difficult, making the use of permanent brachytherapy more attractive than other therapies.

●	Identifying potential partners / strategies – The Company will assess if there are strategic partners or other potential strategies for addressing a particular foreign market.

On July 14, 2017, the Company entered into an agreement with a distributor in Russia that provides for the ability to sell the entire product line in the Russian Federation. The agreement had a one-year initial term with two additional one-year terms which automatically renew unless either party invoke their right to terminate earlier under the provisions of the agreement. Although sales have been minimal under this agreement, the two parties elected to have the agreement automatically renew through July 2020. On September 22, 2020, the Company entered into an agreement with the same distributor. The agreement has a one-year initial term with two additional one-year terms which automatically renew unless either party invoke their right to terminate earlier under the provisions of the agreement. The agreement has continued to automatically renew, but there have been no sales in the past two fiscal years.

In fiscal year 2020, the Company entered into a three-year agreement with a distributor in India that provides for the ability to sell Cesium-131 brachytherapy seeds in different configurations within India. Due to the ongoing COVID-19 global pandemic, there have been no sales to date under this agreement.

In fiscal 2019, due to significant expense involved in renewal, the Company declined to renew the CE Mark on its Cesium-131 seed for distributing in European markets.  This will limit European market opportunities to sell / distribute the seed.  The Company will periodically re-evaluate the opportunity associated with having the CE Mark, and, if appropriate, reapply for the mark.

COVID-19 / National Pandemic Impact and Response. Isoray continues to execute on the core strategic elements discussed above.  Still, there have been aspects of the COVID-19 pandemic that continue to impact our commercial efforts.  Initially, customers and potential customers limited vendor access to their facilities.  This required the sales team to use other techniques to connect with our customers, including video conference and ongoing email and telephonic conversations.   Further, the onset of the pandemic impacted patient treatment schedules and physician wellness and screening visits.  This has resulted in inconsistent patient demand for treatment and referral patterns through the early months of the pandemic that reappeared with the escalation of the COVID-19 Delta variant. As healthcare organizations continue to limit elective procedures based on COVID-19 hospitalization rates, we are supporting some customers shifting site of care from the traditional hospital outpatient (HOPD) to the ambulatory surgery center (ASC). We cannot anticipate when patient treatment volume and referrals will return to pre-pandemic conditions.  The pandemic has given us the opportunity to look at more efficiencies in our sales process, including customer communication techniques and strategies.  It has also allowed the full incorporation and increased utilization of our customer relationship management (CRM) tools, which should create a stronger basis for on-going and future customer communications, as well as implementing a virtual learning platform for educating our treating physician customers.

The new Delta variant and other variants of COVID-19 could create disruptions to our business and particularly to our access to customers and potential customers. The impact of the Delta variant and other variants cannot be predicted at this time, and could depend on numerous factors, including vaccination rates in the general public, how effective the COVID-19 vaccines and boosters are against the Delta variant and other variants, the response of governmental bodies and regulators, and the severity and duration of the outbreak among others.

Cesium-131 Manufacturing Process and Suppliers

Product Overview

Isoray markets the CS-1 Cesium-131 brachytherapy seed for the treatment of prostate cancer, brain cancer, lung cancer, head and neck cancers, gynecological cancer, pelvic/abdominal cancer, and colorectal cancer. The Company intends to market Cesium-131 for the treatment of other malignant diseases as opportunities are identified in the future through the use of existing proven technologies that have received FDA-clearance. The strategy of utilizing existing FDA-cleared technologies reduces the time and cost required to develop new applications of Cesium-131 and deliver them to market.

Cesium-131 is a radioactive isotope that can be produced by the neutron bombardment of Barium-130 (Ba-130). To produce the Cesium-131 brachytherapy seed, a proprietary chemical separation is performed that results in 99.9% pure Cesium-131 isotope. Purified Cesium-131 is adsorbed onto a ceramic core containing a gold X-ray marker. This internal core assembly is subsequently inserted into a titanium capsule that is then welded shut and becomes a sealed radioactive source and a biocompatible medical device.

Product Offerings

In addition to providing loose seeds to customers, most brachytherapy manufacturers offer their seed product to the end user packaged in various configurations provided in a sterile or non-sterile package depending on the customer’s preference. These include:

■	Pre-loaded needles (loaded typically with three to five seeds and spacers);
■	Pre-loaded Mick® cartridges (fits the Mick® applicator);
■	Strands of seeds (consists of seeds and spacers in a bioabsorbable rigid “carrier sleeve”);
■	Preloaded strands (strands of seeds loaded into a needle);
■	Pre-loaded braided strands (seeds loaded into a flexible bioabsorbable braided suture);
■	Pre-loaded braided strands attached to bioabsorbable mesh (creates planar implants out of braided sutures and bioabsorbable mesh); and
■	Intraoperative real-time loading device sold as Blu Build™ (loader that allows custom seed and spacer loading).

In fiscal year 2021, the Company delivered approximately 44% of its Cesium-131 seeds to customers configured in Mick® cartridges, approximately 31% of its Cesium-131 seeds configured in stranded and pre-loaded in a needle form, 16% of its Cesium-131 seeds configured in a braided strand form, 2% of its Cesium-131 seeds sold in a loose configuration and the remaining 7% configured in either a pre-loaded in a needle, Blu Build™, or stranded form.

Maintain ISO Compliance

In August 2008, the Company obtained its initial ISO 13485:2003 certification and has subsequently been ISO certified under various compliance standards since then.

In April 2018, the British Standards Institute (BSI) certified the Company’s successful transition to ISO 13485:2016. This transition moved Isoray’s quality system into the current state of the art Quality Management System per the ISO standard. The Company is subject to a recertification audit by BSI every three years, two annual maintenance audits and one additional unannounced audit during each three-year period for a total of four audits during each three-year period. The Company had its first annual surveillance audit in March 2019. The Company successfully passed the audit with only one minor nonconformance found by BSI, which was subsequently resolved. The Company was recommended for continued certification.

In January 2020, BSI conducted a microbiology assessment of the operations at our manufacturing facility in Richland, Washington to ISO 13485:2016 medical device standards. There were zero non-conformances found by BSI. The Company was recommended for continuing certifications. In February-March 2020 BSI conducted a re-certification audit of the Company to ISO 13486:2016 general requirements. The Company successfully passed the audit with three minor non-conformances. The minor non-conformances were subsequently resolved.  The Company was recommended for continued certifications.

In January 2021, BSI conducted a remote surveillance assessment audit of our quality management system.  The Company successfully passed the audit with three minor non-conformances.  The minor non-conformances were subsequently resolved.  The Company was recommended for continued certifications.  The company is scheduled for a microbiology assessment in February of 2022, and a surveillance audit in March-April 2022.

Isotope Suppliers

The Company has identified key reactor facilities in Russia, the U.S., Canada, Poland, Belgium, and South Africa, but is currently solely relying on and has a contract with one Russian supplier with access to two reactors. On July 30, 2019, Medical entered into a new supply agreement with JSC Isotope, its historical Russian supplier. With this agreement, Medical agreed to purchase Cesium-131 from JSC Isotope within the quality standards and within the time periods specified, through December 31, 2020.  On August 26, 2020, the Company entered into a new supply contract (the “New Agreement”) with JSC Isotope. Pursuant to the New Agreement, Medical will purchase Cesium-131 from JSC Isotope, at the quality standards, volume, and pricing indicated in the New Agreement, from August 26, 2020 through December 31, 2021. On February 10, 2021, an addendum was signed updating delivery locations. On March 18, 2021, the Company entered into a new supply contract with JSC Isotope pursuant to which the Company will purchase Cesium-131 for a term from March 18, 2021 through March 31, 2023.

From November 2017 to July 2018, the Company received supply under the JSC Agreement from the Research Institute of Atomic Reactors (RIAR) during the outage of INM. On August 25, 2017, the Company executed a consignment inventory agreement with MedikorPharma-Ural LLC (“Medikor”) to process the Company’s enriched Barium at a specific nuclear reactor in Russia beginning in November 2017. The term of the consignment agreement is 10 years.

In order to maximize the efficiency of Cesium-131 production from the specific reactor using the “enriched” Barium, (the RIAR reactor) (when supply comes from this reactor), the Company has consigned its supply of “enriched” Barium to the RIAR facility. “Enriched” in this context refers to a Barium Carbonate supply that contains a greater proportion of the non-radioactive isotope Barium-130 than is found in nature. This higher proportion of Barium-130 leads to a greatly increased yield of Cesium-131 when it is placed in a high flux neutron environment as is available at RIAR and a small number of other reactors worldwide.

INM returned from its planned outage in August 2018. INM was again the 100% supplier of Russian-sourced Cesium-131 beginning in August 2019 when RIAR began a planned outage that lasted until the summer of 2020. Since the planned outage of RIAR ended, we are now able to obtain sufficient supplies of Cesium-131 from INM. However, as the INM facility is reducing capacity and ultimately shutting down later in 2021, the Company intends to use the RIAR facility again.  On September 9, 2021, the Company entered into a Consignment Agreement with MedikorPharma-Ural LLC, a company incorporated in accordance with the laws of Russia.  Pursuant to the Consignment Agreement, the Company will purchase 6,000 mg of enriched barium carbonate for $720,000, which is needed for the manufacture of Cesium-131, and consign this inventory to Medikor. It is expected that beginning in October 2021, Medikor will use the barium carbonate consigned by the Company and contract with a third-party manufacturer to produce Cesium-131. Pursuant to the Consignment Agreement, Medikor will pay the Company varying US dollar amounts per curie of Cesium-131 the Company purchases.  It is further expected that a separate third-party contractor will receive the Cesium-131 produced by the third-party manufacturer and will sell the Cesium-131 exclusively to the Company.  The Company anticipates obtaining enough Cesium-131 under this arrangement to obtain over 5,000 curies of Cesium-131 through the end of the term, December 31, 2030, but there is no assurance as to whether the Consignment Agreement will be terminated before this full amount is obtained and other supply sources are used, nor is there assurance that the agreements with the third-parties will be executed.

The Company has not received any isotope from a domestic supplier since January 2019 and has no plans to use domestic suppliers unless supply of Cesium-131 is not available from Russia.

Management believes that failure to obtain deliveries of Cesium-131 from its Russian supplier, JSC Isotope (which provides supply from both the INM and RIAR reactors), would have a material adverse effect on seed production.

Quality Controls

Since July 2008, Isoray has met Quality Systems Inspection Techniques (QSIT) with no report of deviations from Good Manufacturing Practices or list of observations (FDA Form 483) issued. In August 2017, the FDA conducted an announced QSIT inspection of the Richland facility and again, did not find any nonconformance to U.S. medical device regulations and did not issue a Form 483.

In October 2015, Isoray underwent an unannounced inspection by British Standards Institution (BSI), Isoray’s representative to the European Union and designator of Isoray’s CE Marks with no nonconformities found. BSI also conducted a microbiologic audit and a surveillance audit in November 2015 and March 2016 respectively. In March 2017, BSI conducted its full system inspection and recertification and found no nonconformities to ISO 13485:2003 medical device standards. In April 2018, BSI certified the Company’s successful transition to ISO 13485:2016. This transition moved Isoray’s quality system into the current state of the art Quality Management System per the ISO standard. The Company had its first annual surveillance audit in March 2019. The Company successfully passed the audit with only one minor nonconformance found by BSI, which was subsequently resolved. The Company was recommended for continued certification.

In January 2021, BSI conducted a remote surveillance assessment audit of our quality management system.  The Company successfully passed the audit with three minor non-conformances.  The minor non-conformances were subsequently resolved.  The Company was recommended for continued certifications.  The Company is scheduled for a microbiology assessment in February of 2022, and a surveillance audit in March-April 2022.

The Federal Aviation Administration (FAA) also conducted an unannounced audit in May 2016. Because Isoray ships hazardous materials on flights in the U.S., Isoray is subject to regulation by the FAA. No findings were made in this audit.

Regulatory Developments

In July of 2017, the Company received a five-year renewal from the Washington State Department of Health (WA DOH) in response to its application to renew the Company’s Radioactive Materials License. The WA DOH acts as an agent of the U.S. Nuclear Regulatory Commission and grants the Company its ability to receive, inventory and ship radioactive material.

During fiscal year 2019, the Company elected to not renew its CE Mark due to no sales activity in the European Union, limited interest in Cesium-131 due to the pricing and reimbursement environment and changing European Union registration requirements that would have required significant investment into additional clinical trials. Therefore, as the Company looks at international opportunities to sell Cesium-131 seeds it will focus on those markets outside of the European Union.

During fiscal year 2021, the Company received FDA 510(k) clearance for use of C4 Imaging's Sirius® positive-signal MRI (Magnetic Resonance Imaging) markers with the Company's Cesium-131 brachytherapy seeds. Sirius® is implanted during the treatment of prostate cancer with the Cesium-131 seeds and is used to facilitate seed localization within the prostate utilizing a single post-implant MRI procedure. We are beginning a limited market release on this technology in our first quarter of fiscal year 2022 and expect it to be available for full market release later in fiscal year 2022 but there is no assurance this timing will occur.

Order Processing

The Company applies a just-in-time production process that is responsive to customer input and orders to ensure that individual customers receive a higher level of customer service than received from our competitors who have the luxury of longer lead times due to longer half-life products. Time from order confirmation to completion of product manufacture can be as soon as two working days, including processing and purification of Cesium-131, attachment of isotope to a core, loading and welding of the core into a titanium casing, testing, quality assurance, assembling seeds into delivery devices (i.e. needles, sutures, strands, cartridges, etc.), sterilization and shipping.

It is up to each physician to determine the dosage necessary for implants and acceptable dosages vary among physicians. Many physicians order more seeds than necessary to assure themselves that they have a sufficient quantity. Upon receipt of an order, the Company either delivers the seeds from its facility directly to the physician in either loose, preloaded, or Blu Build™ form and for a couple of customers we send the order to an independent preloading service that delivers the seeds just prior to implant. If the implant is postponed or rescheduled, the short half-life of the seeds makes them unsuitable for use and therefore they must be re-ordered.

Due to the lead time for obtaining and processing the Cesium-131 isotope and its short half-life, the Company relies on sales forecasts and historical knowledge to estimate the proper inventory levels of isotope needed to fulfill all customer orders. Consequently, some portion of the isotope is lost through decay and is not used in an end product. Management continues to reduce the variances between ordered isotope and isotope deliveries and is continually improving its ordering process efficiencies.

Manufacturing Facility

The Company maintains a production facility located at Applied Process Engineering Laboratory (APEL) in Richland, Washington. The APEL facility became operational in September 2007. The production facility has over 15,000 square feet and includes space for isotope separation, seed production, order dispensing, a clean room for assembly of our product offerings, and a dedicated shipping area. In 2015, the Company entered into a modification to the production facility lease that modified the requirement to return the facility to ground at the time of exit at Company discretion, exercised an extension in 2017 to increase the lease term to April 30, 2021, and reduced the required notice to terminate the lease early from twelve months to six months. In July 2019, the Company entered into another modification of the production facility lease that extends the term to April 20, 2026, and maintained the then current rental rate through April 2020, and provides for an eighteen-month termination notice with an early termination penalty of up to $40,000 which decreases in the future beginning May 1, 2022.

These lease modifications provide the flexibility required for the Company to plan, design and construct its own production facility, which is expected to reduce operational cash flow requirements and provide for long-term security of production capabilities for the Company. The Company has completed the design process for a new facility and has permit ready plans to build when the Company needs to move into a new facility. The new production facility is currently on hold as the Company has sufficient production capacity to meet future demands and while the Company focuses its resources on revenue growth. It is anticipated that the Company will continue work on the new production facility process in the next four to five years. Management believes that construction of a new facility will take 18 to 24 months to complete from the time that ground is broken.

Sales and Marketing

Marketing Strategy

The Company continues to implement and execute on the established sales and marketing strategy. This strategy involves a direct focus on the prostate cancer market and existing and new Cesium-131 customers, expanding treatment sites of care from traditional hospital outpatient departments to ambulatory surgery centers and to freestanding clinics, with a secondary focus on developing opportunities in emerging applications, including brain tumors, gynecological cancers and head and neck tumors. In fiscal 2022 the Company will undergo a website redesign as well as new collateral and educational materials. Due to our inability to host in-person training programs as a result of the COVID-19 pandemic, we plan to utilize the Proximie virtual communication platform. Proximie’s innovative technology is specifically designed to assist clinicians by sharing, in real time or streamed, all aspects of a medical procedure in tremendous detail. This platform allows the leading brachytherapists we currently work with to share all aspects of a procedure with other clinicians regardless of their physical location. We plan to install this learning platform in two leading centers. This education effort will allow for interactive training of new domestic sites, as well as training our international partners.

To support the new marketing strategy, the Company has continued to engage with its medical advisory boards to provide professional input and insight regarding the Company’s current products and research and developments efforts. The Company held its first advisory meeting for prostate cancer in September 2016. The Company held its most recent meeting in May 2020 and is planning on continuing this strategy. The Company is looking to continue to build additional advisory boards as the other applications grow in viability. The additional boards will vary by cancer type/site and the supporting specialties that treat that cancer. They will include, but not be limited to, radiation oncologists, surgeons, urologists, and physicists. These additional boards will be a mix of customers and non-customers, which the Company believes will provide increased insight regarding the perception of its products and opportunities to meet the needs of the market.

The market for treatments of localized prostate cancer is very competitive and largely hinges upon two factors: the demonstration of long-term follow-up data that has been presented to the prostate cancer treatment profession and the economic and strategic dynamics of the different therapeutic options. Cesium-131 was introduced to the prostate cancer marketplace more than a decade after Iodine-125 and Palladium-103, and the resulting lag time for mature clinical data to be developed has proven an obstacle to widespread market acceptance. The time to publish these results is lengthy and includes time to enroll patients in protocols which may take multiple years depending on the size of the enrollment population, time to aggregate the results at five years from the final patient treatment, time to analyze the data and author the article followed by the time for peer review, and finally publication in a medical journal. The total time for this process may approach a decade from start to publication and these long-term results were just beginning to be published at the end of fiscal year 2019. In 2019, the first long term data for Cesium-131 prostate brachytherapy have now been released from The Chicago Prostate Cancer Center. A second long term study from University of Pittsburgh Medical Center, was published in 2020. These publications continue to support adoption of Cesium-131 as they place the isotope on a more level data field with the other isotopes.

The prostate brachytherapy market has been pressured by the economic differences and strategic dynamics of competing treatment options such as robotic surgical devices and external beam radiation facilities. These factors have combined to result in the current multi-year contraction of the prostate brachytherapy market. The declining market has impacted the competitive landscape, reducing the number of competitors and their respective investments in sales, marketing and product development efforts. Based upon Company market review and research, there appears to be an opportunity for Isoray to expand its current market opportunity with continued investment in sales and marketing efforts. The Company believes its hires of both sales and marketing veterans with regional sales support will continue to support its growth of market share in the prostate cancer treatment business. The Company also believes that an increased share of the prostate brachytherapy market share will assist in facilitating Cesium-131 brachytherapy cancer treatment growth in other body sites.

The professional and patient market segments each play a role in the ultimate choice of cancer treatment and the specific isotope chosen for seed brachytherapy treatment. The Company has developed a customized brand message for each audience. The Company’s website delivers personalized messaging that positions Cesium-131 as a treatment option for cancers throughout the body. Isoray continues to develop and/or refresh print, visual and digital media (including physician brochures discussing the clinical advantages of Cesium-131, clinical information materials, and digital content for the website and social media awareness efforts). In addition, the Company attends national professional meetings, including:

■	American Brachytherapy Society (ABS);

■	American Society for Therapeutic Radiation and Oncology (ASTRO);
■	Association of American Physicists in Medicine (AAPM);
■	American Urological Association (AUA);
■	Society for Neuro-Oncology (SNO);
■	American Association of Neurological Surgeons (AANS);
■	American Association for Thoracic Surgery (STS); and
■	various local chapter meetings.

Since April 2020, as a result of the national COVID-19 pandemic, many of the meetings continue to be cancelled, or transitioned to virtual formats.  The Company assesses each of these changing meeting formats individually and is working with the hosts and professional societies to maximize opportunities to raise awareness about Cesium-131 products and interact with our customers and potential customers.  As these meetings and conferences continue to evolve, we will also adapt to find the most efficient methods to support our market position. The Company will continue to invest resources in these conferences as they occur as management believes this is an effective way to educate others concerning Cesium-131.

In today’s U.S. health care market, patients are more informed and involved in the management of their health than in the past. Many physicians relate incidents of their patients coming for consultations armed with articles researched on the Internet and other sources describing new treatments and medications. In many cases, these patients are demanding a certain therapy or drugs and the physicians are complying when medically appropriate.

Because of this consumer-driven market factor, we also promote our products directly to the public. We target the prostate cancer patient, his spouse, family, care givers and loved ones. We emphasize to these segments the specific advantages of the Cesium-131 brachytherapy seed through our website, patient advocacy efforts, informational patient materials and patient testimonials, other awareness efforts through social media channels, and advertisements in specific markets supporting brachytherapy. Over the past year, the Company has continued to increase its efforts to raise awareness about Cesium-131 and Isoray Medical. In 2020, an integrated patient community website, called Together (located at www.isoray.com/together/), was launched to help inform and educate potential patients and their families about brachytherapy. None of our websites should be considered a part of this Report. This effort continues to build on our strength as a digital innovator in patient outreach and personalized messaging. Management believes this increased awareness should ultimately translate to more patients finding a physician with Cesium-131 experience.

The Company’s marketing plan with regard to non-prostate segments includes identifying and exhibiting at scientific meetings attended by specialty physicians who perform procedures related to Company’s product offerings, direct sales contact with such physicians (for example thoracic surgeons and neuro-surgeons), the development and dissemination of training videos and other media that outline the Company’s products, and the implementation of local training events to provide product and procedure information to potential customers.

Further, the Company is partnering with key clinicians within each application to support early experiences and identify additional facilities that may be interested in the applications. The Company continues to work with its existing radiation oncology physician customers and to educate them as to additional or new Company products and expand utility of Cesium-131 within the facility and across different disease sites. To facilitate this expanded position, the Company’s sales managers call on in person or virtually, as applicable, existing radiation oncology physicians and other key decision makers within an organization to discuss the available clinical results and experiences in coordination with key Company scientific personnel to educate the customer representatives about different Cesium-131 applications and comparisons to competing treatments.

Sales and Distribution

In the prostate cancer market, our sales team targets radiation oncologists, and medical physicists as well as urologists and facility administrators as key clinical decision-makers in the type of radiation therapy offered to prostate cancer patients. As the urologist plays a key role in influencing the ultimate treatment for each prostate cancer patient, our sales team is expanding efforts to raise interest in brachytherapy within the urology community, both in direct effort and through the urology referrals at existing facilities.  We will continue to work with our existing clinicians to raise awareness in their referral community about the benefits of Cesium-131 brachytherapy.

With respect to non-prostate applications, the Company targets neurosurgeons, thoracic surgeons, gynecologic oncologists, and other surgeons in addition to radiation oncologists. After these clinicians identify the value of the Company’s Cesium-131 products, the Company then also needs support for the procedure from the medical physicists on staff and facility administrators. The sales cycle for non-prostate applications has proved to be a longer process than for prostate applications and often takes nine months or longer before the Company is licensed in a new hospital and can make its first sale.

Isoray has a direct sales organization consisting of territory sales managers, a Director of Sales, and a Vice President of Sales and Marketing responsible for the development of the team and the execution of the sales plan. The Company’s territory sales managers are responsible for all sales activities in their respective territories and solicit potential specialist physicians in all areas of the body. This approach allows our territory sales managers to call on a single location for all applications of our products, resulting in a more efficient sales approach.

The sales organization is fully committed to and is in the process of executing the commercial plan for the development of new sales materials, training materials, and website assistance. Further, the marketing team supports the development of the Company brand. Finally, the sales organization continues to work with the Research and Development team to help in the development of new products and advancements to support customer brachytherapy needs.

The Company expects to continue to explore the opportunity to extend its customer base outside the U.S. market through use of established distributors in target markets of other countries. As of September 2021, the Company had independent distributors in Russia, India, and Peru to focus on prostate and centers in the targeted markets. Although it has international distribution agreements in place, due to the COVID-19 global pandemic, the Company continues to experience difficulties in generating sales of Cesium-131 products through its international distributors. With the launch of the virtual learning platform, we look forward to re-engaging with our international distributors.

Reimbursement

Reimbursement by third party payers is the primary means of payment for all Isoray products. CMS is the primary payer, providing coverage for approximately 65% of all prostate brachytherapy cases and most non-prostate procedures. Well established brachytherapy coverage and payment policies are currently in place by CMS and other non-governmental payers for out-patient procedures. For surgical procedures provided in an in-patient setting, payment is provided as part of a DRG code, which includes the surgical elements of the procedure.

In the hospital outpatient prospective payment system (HOPPS) out-patient setting, brachytherapy sources are legislated to be paid individually. Under this umbrella, in 2003, CMS established a unique HCPCS code for Cesium-131 brachytherapy seeds that permitted providers to report the use of Cesium-131 directly to payers. In July 2007, CMS established two separate Cesium-131 codes for providers to report loose seeds and stranded seeds due to the cost differential of these two products. Reimbursement for prostate brachytherapy services and sources is well established in the U.S. and most providers (hospitals and physicians) are not faced with reimbursement challenges when providing this treatment option to patients.

As noted above, there are currently two different methodologies for CMS payment. The first, the out-patient setting, includes prostate brachytherapy, and a limited range of other procedures, including some gynecological implants, and as such, is covered by the CMS Outpatient Prospective Payment System, which since 2010 has provided a fixed reimbursement per seed for stranded and loose seeds. Cesium, iodine, and palladium each have their own reimbursement values for stranded and loose seeds. If reported correctly when seeds are submitted for payment to CMS, providers are reimbursed at a flat rate that is determined by median costs of the seeds.  CMS calculates future payments based on prior hospital billing data. This has generally resulted in a historical trend of declining year over year reimbursement with few exceptions. Private insurance companies have historically followed the CMS reimbursement policies. The Company expects that CMS will continue its annual review of payments provided as reimbursement for our various products.

The other payment method is for in-patient procedures, where the patient remains in the hospital for more than 24 hours. Lung, brain and head and neck implant procedures utilizing brachytherapy sources require the patient to be admitted to the hospital. In-patient procedures are covered by CMS which remits a set amount depending on the type of surgery being performed and the complexity of the surgery. Under this Diagnostic Related Group (DRG) system, the hospital pays for all the items involved in the care of the patient excluding physician fees. The brachytherapy seeds in these in-patient cases are not paid for separately by CMS, but rather included as part of the DRG payments from CMS.

Historically, because the Company’s seeds may not be separately reimbursed by CMS for in-patient procedures, there can be difficulty in convincing hospitals to use the Company’s products. In September 2019, the Company submitted for additional ICD-10-PCS code for other surgical procedures and in May 2020, CMS approved 64 ICD-10-PCS billing codes used for reimbursement of Cesium-131 for the hospital in-patient DRG setting. The codes allow hospitals to bill Medicare and other health insurers for specific surgical procedures that would benefit from the addition of Cesium-131. DRG, or diagnostic related groups, are designed for Medicare and other health insurers to set payment levels for hospital in-patient services.  The 64 ICD-10-PCS codes are important for the growing surgical applications of Cesium-131 in treating a significant range of hard to treat cancers including brain, lung, head and neck, abdominal, breast, gynecological, pelvic, and colorectal cancers. The new codes took effect on October 1, 2020. The codes will map to DRG payments for the associated procedures.

The Company plans on considering additional applications for ICD-10-PCS codes for in-patient brachytherapy treatments in the future. Receipt of additional ICD-10-PCS codes in the future for brachytherapy applications will assist in the sales to hospitals and institutions that currently are not reimbursed for brachytherapy radiation for in-patient care. Management believes the lack of incremental reimbursement by CMS and private insurers for brachytherapy placed at the time of surgery rather than delivered at a point in time following surgery may be impeding the faster and broader adoption of in-patient brachytherapy.

In July 2019, CMS proposed a significant change to the way Medicare currently pays for radiation services in an out-patient setting. The Radiation Oncology Alternative Payment Model (RO APM) proposed a single, bundled payment for a 90-day episode of radiation therapy including LDR brachytherapy, IMRT, SBRT, proton therapy, and HDR brachytherapy. The RO APM proposal applied the same payment levels to services provided in physician offices, free-standing centers, and hospital outpatients. In addition, certain surgical codes were proposed to be included in the bundled payment such as those for gynecological treatments. This CMS proposal for a revised payment included brachytherapy sources. All comments regarding the RO APM were due to CMS by mid-September 2019 and the Company submitted its comments prior to the deadline.

The final rule was published on September 18, 2020 with an initial effective date of January 1, 2021; however, CMS subsequently delayed the effective date to July 1, 2021. The Consolidated Appropriations Act, 2021 enacted December 27, 2020 included a provision that delayed the effective date to January 1, 2022. As published, the rule is effective for randomly selected Core-Based Statistical Areas (CBSAs) and the participating zip codes are included in the final rule. The selected zip codes include approximately thirty percent of all eligible Medicare fee-for-service (FFS) radiotherapy episodes nationally.

In July 2021, CMS proposed changes to the RO APM which includes removing brachytherapy from the list of included modalities under the RO Model so that brachytherapy would still be paid under the current fee-for-service (FFS) model. In the proposed rule, CMS explains the exclusion of brachytherapy from the RO APM is to ensure that providers would not be incentivized to forego brachytherapy in situations where a combination of brachytherapy and EBRT is clinically indicated. Additionally, the proposed rule includes a five year performance period for select zip codes of January 1, 2022 through December 31, 2026. Management is currently evaluating the impact the proposed rule may have on our business, financial condition, or results of operations.

Financial Information About Segments

The Company has determined that it operates in only one segment, as it only reports profit and loss information on an aggregate basis to its chief operating decision maker.

Financial Information About Geographic Areas

All of the Company’s long-lived assets are located in the United States. Revenue by geographic region is based on the shipping addresses of the Company's customers. The following summarizes revenue by geographic region:

	For the year ended June 30,
	2021	2020	2019
United States	99.95%	99.96%	99.36%
Non – United States	0.05%	0.04%	0.64%
Total	100.00%	100.00%	100.00%

Other Information

Customers

The following are the Company’s top customers, facilities or physician practices that utilize multiple surgical facilities shown as a percentage of total sales for the twelve months ended June 30, 2021:

Facility	Location	% of revenue
El Camino, Los Gatos, and other facilities[1]	Northern CA	25.3%
GT Medical Technologies	Arizona	11.3%
Total		36.6%

1.

The head of the single largest physician practice also serves as the Company’s medical director. As the medical director, this physician advises the Company Board of Directors and management, provides technical advice related to product development and research and development, and provides internal training to the Company sales staff and professional training to our sales staff and to other physicians.

The loss of either the single largest physician practice or a combination of the other significant facilities and customers could have a material adverse effect on the Company’s revenues, which would continue until the Company located new customers to replace them. There can be no assurance this would occur in a timely manner or at all.

One other unrelated customer accounted for approximately 5.9% of total sales, so our top three customers accounted for approximately 42.5% of total sales.

Proprietary Rights

The Company relies on a combination of patent, copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect its proprietary rights. Some of the Company’s proprietary information may not be patentable.

Our management believes that certain aspects of the Isoray seed design and construction techniques are patentable innovations. These innovations resulted in a patent granted by the USPTO under Patent Number 7,410,458, in August 2008, with a currently expected expiration date in 2025. Certain methodologies regarding isotope production, separation, and seed manufacture are retained as trade secrets and are embodied in Isoray’s procedures and documentation. Four patents have been granted by the USPTO relating to methods of deriving Cesium-131 developed by Isoray employees: Patent Number 7,479,261, with a currently expected expiration date in 2027; Patent Number 7,531,150, with a currently expected expiration date in 2027; Patent Number 7,316,644, currently expected to expire in 2025; and Patent Number 7,510,691, currently expected to expire in 2027. One patent has been granted by the USPTO relating to a device for loading brachytherapy seeds: Patent Number 10,328,278, currently expected to expire in 2038. The Company has two patents that were issued on April 23, 2014 and are in force in Canada (Canada 2576907 and 2571349), both of which expire in 2025. The Company has three patents granted in the Russian Federation which expire at various times in 2024 and 2025. The Company has a single patent granted in each of the EU, Hong Kong, Netherlands and India which expire various times in 2024 and 2025. The Company has a patent application pending in the US and a single patent application filed for the Patent Cooperation Treaty. The Company is continuing its efforts to develop and patent additional methods of deriving Cesium-131 and other isotopes.

Research and Development

During the two-year period ended June 30, 2021, Isoray and its subsidiaries incurred approximately $2.6 million in costs related to research and development activities. The Company expects to continue ongoing research and development activities for the foreseeable future. Chief among R&D expenditures in fiscal year 2021 were the support of clinical research studies that are accumulating data on prostate, brain and head and neck cancers, consulting, and new product development (Blu Build™ loader and others).

Government Regulation

The Company’s present and future intended activities in the development, manufacture and sale of cancer therapy products are subject to extensive laws, regulations, regulatory approvals and guidelines. Within the United States, the Company’s therapeutic radiological devices must comply with the U.S. Federal Food, Drug and Cosmetic Act, which is enforced by the U.S. Food and Drug Administration (FDA). The Company is also required to adhere to applicable FDA Quality System Regulations, also known as the Good Manufacturing Practices, which include extensive record keeping and periodic inspections of manufacturing facilities. The Company’s predecessor obtained FDA 510(k) clearance in March 2003 to market its Cesium-131 seed for the treatment of localized solid tumors and other malignant disease and Isoray obtained FDA 510(k) clearance in November 2006 to market preloaded brachytherapy seeds and in August 2009 for preloading flexible braided strands and bioabsorbable mesh. In July 2018 the Company obtained 510(k) clearance for the GammaTile™ Therapy which it subsequently transferred to GT Med Tech per the Collaborative Development Agreement executed in March 2017.

In the United States, the FDA regulates, among other things, new product clearances and approvals to establish the safety and efficacy of these products. We are also subject to other federal and state laws and regulations, including the Occupational Safety and Health Act and the Environmental Protection Act.

The Federal Food, Drug, and Cosmetic Act and other federal statutes and regulations govern or influence the research, testing, manufacture, safety, labeling, storage, record keeping, approval, distribution, use, reporting, advertising and promotion of such products. Noncompliance with applicable requirements can result in civil penalties, recall, injunction or seizure of products, refusal of the government to approve or clear product approval applications, disqualification from sponsoring or conducting clinical investigations, preventing us from entering into government supply contracts, withdrawal of previously approved applications, and criminal prosecution.

In the United States, medical devices are classified into three different categories over which the FDA applies increasing levels of regulation: Class I, Class II, and Class III. Most Class I devices are exempt from premarket notification 510(k); most Class II devices require premarket notification 510(k); and most Class III devices require premarket approval. Our Cesium-131 seed is a Class II device and received 510(k) clearance in March 2003.

Approval of new Class III medical devices is a lengthy procedure and can take a number of years and require the expenditure of significant resources. There is a shorter FDA review and clearance process for Class II medical devices, the premarket notification or 510(k) process, whereby a company can market certain Class II medical devices that can be shown to be substantially equivalent to other legally marketed devices. Since brachytherapy seeds have been classified by the FDA as a Class II device, we have been able to achieve market clearance for our Cesium-131 seed using the 510(k) process.

As a registered medical device manufacturer with the FDA, we are subject to inspection to ensure compliance with FDA’s current Good Manufacturing Practices, or cGMP. These regulations require that we and any of our contract manufacturers design, manufacture and service products, and maintain documents in a prescribed manner with respect to manufacturing, testing, distribution, storage, design control, and service activities. Modifications or enhancements that could significantly affect the safety or effectiveness of a device or that constitute a major change to the intended use of the device require a new 510(k) premarket notification for any significant product modification.

The Medical Device Reporting regulation requires that we provide information to the FDA on deaths or serious injuries alleged to be associated with the use of our devices, as well as product malfunctions that are likely to cause or contribute to death or serious injury if the malfunction were to recur. Labeling and promotional activities are regulated by the FDA and, in some circumstances, by the Federal Trade Commission.

As a medical device manufacturer, we are also subject to laws and regulations administered by governmental entities at the federal, state and local levels. For example, our facility is licensed as a medical device manufacturing facility in the State of Washington and is subject to periodic state regulatory inspections. Our customers are also subject to a wide variety of laws and regulations that could affect the nature and scope of their relationships with us.

In support of the Company’s global strategy to expand marketing to Russia and other strategic countries, the Company determined in FY 2018 it needed to migrate to the ISO 13485:2016 standard. In April 2018, BSI certified the Company’s successful transition to ISO 13485:2016. This transition moved Isoray’s quality system into the current state of the art Quality Management System per the ISO Medical Device Quality Management System standard. It was imperative that the Company complied with ISO 13485:2016 by the end of February 2019 in order to maintain its CE Marks. However, during fiscal year 2019, the Company elected to not renew its CE Mark due to no sales activity in the European Union, limited interest in Cesium-131 due to the pricing and reimbursement environment, and changing European Union registration requirements that would have required significant investment into additional clinical trials.

In the United States, as a manufacturer of medical devices and devices utilizing radioactive byproduct material, we are subject to extensive regulation by not only federal governmental authorities, such as the FDA and FAA, but also by state and local governmental authorities, such as the Washington State Department of Health, to ensure such devices are safe and effective. In Washington State, the Department of Health, by agreement with the federal Nuclear Regulatory Commission (NRC), regulates the possession, use, and disposal of radioactive byproduct material as well as the manufacture of radioactive sealed sources to ensure compliance with state and federal laws and regulations. Our Cesium-131 brachytherapy seeds constitute both medical devices and radioactive sealed sources and are subject to these regulations.

Moreover, our use, management, and disposal of certain radioactive substances and wastes are subject to regulation by several federal and state agencies depending on the nature of the substance or waste material. We believe that we are in compliance with all federal and state regulations for this purpose.

The Company believes the costs to comply with various federal, state, and local environmental laws include such costs as radioactive waste disposal, radioactive material licenses, and increased shipping costs related to the radioactivity of our products are less than $100,000 annually.

Seasonality

The Company believes that some seed implantation procedures are deferred around physician vacations (particularly in the summer months), holidays, and medical conventions and conferences resulting in a seasonal influence on the Company’s business. These factors cause a momentary decline in revenue which management believes is ultimately realized in prior or following periods. Because a material portion of the Company’s business is dependent on three customers, physician practices or facilities, simultaneous or extended vacations by the physicians at these facilities or by our single largest physician whose total revenue alone represents a material portion of the Company’s business could cause significant drops in the Company’s productivity during those reporting periods.

Employees

As of September 23, 2021, Isoray employed 67 individuals, of which 61 were full-time employees. The Company’s future success will depend, in part, on its ability to attract, retain, and motivate highly qualified sales, technical and management personnel. From time to time, the Company may employ independent consultants or contractors to support its research and development, marketing, sales, accounting and administrative organizations. None of the Company’s employees are represented by any collective bargaining unit. On September 23, 2021, the Company employed seven direct sales people.

Competition

The Company competes in a market characterized by technological innovation, extensive research efforts, and significant competition. In general, the Isoray Cesium-131 brachytherapy seed competes with conventional methods of treating localized cancer, including, but not limited to, all forms of prostatectomy surgery and external beam radiation therapy which includes intensity modulated radiation therapy, stereotactic radiosurgery and proton therapy, as well as competing permanent and temporary brachytherapy devices.

Management believes the Company’s patented Cesium-131 separation process is likely to provide a sustainable competitive advantage and maintain the Company as the sole producer of medical Cesium-131. Production of Cesium-131 also requires specialized facilities that represent high cost and long lead time if not readily available. In addition, a competitor would need to develop a method for isotope attachment and seed assembly, would need to conduct testing to meet NRC and FDA requirements, and would need to obtain regulatory clearances before marketing a competing device. Best Medical received FDA 510(k) clearance to market a Cesium-131 seed on June 6, 1993, but to date, twenty-eight years later, have not produced any Cesium-131 products for sale.

The permanent brachytherapy seed market includes companies that manufacture and/or distribute Cesium-131, Iodine-125 (I-125) and Palladium-103 (Pd-103). The Company believes the performance characteristics of Cesium-131, specifically the shorter half-life and higher energy than either Pd-103 or I-125, will ultimately prove to be advantageous. Both other permanent brachytherapy isotopes, I-125 and Pd-103, were introduced to the market prior to Cesium-131, allowing many customers to become comfortable with the performance of both isotopes and requiring the Company to overcome these preferences to convert customers to Cesium-131.

Key competitors which provide permanent prostate brachytherapy products include: Theragenics Corporation, Becton-Dickinson (formerly C. R. Bard), IsoAid, and Best Medical. While none of these companies publicly report specific information about their brachytherapy business, the Company believes the following about their product offerings and market positions:

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Theragenics Corporation introduced Pd-103 into the market more than 20 years ago. It is the market leader in Pd-103 production. In the 2000’s, Theragenics introduced its own I-125 product. It delivers product in a variety of configurations, including products that allow for intra-operative needle preparation and stranding. It also provides product (primarily I-125) for international distribution. The majority of their brachytherapy sales are for prostate treatment. It manufactures Pd-103 for Becton-Dickinson.

●

Becton-Dickinson (“BD”, Previously C. R. Bard) manufactures its own I-125 and distribute Pd-103 from Theragenics. It is a prior market leader, and historically focused on dedicated delivery devices to support different physician procedure techniques. It continues to distribute I-125 internationally, with the majority of its brachytherapy sales for prostate treatment.

●

IsoAid manufactures both I-125 and Pd-103, with a focus on domestic prostate brachytherapy customers. It has focused on providing seeds to customers in standard configurations. The Company does not believe that IsoAid offers a product for intra-operative needle preparation and stranding.

●

Best Medical manufactures both I-125 and Pd-103, with a focus on domestic prostate brachytherapy customers. It has focused on providing seeds to customers in standard configurations. The Company does not believe that Best Medical offers a product for intra-operative needle preparation and stranding.

The Company believes that customers perform prostate brachytherapy procedures via one of several general procedure techniques, including (but not limited to): pre-plan techniques, intra-operative techniques, and real-time techniques. Further, the Company believes that customers are comfortable with their techniques and want products to facilitate their preferred methods. All of the above competitors provide a set of standard products (including loose seeds, seeds loaded in cartridges, and seeds pre-loaded in needles) to meet the customer needs. Theragenics and BD have products that support intra-operative and real-time techniques that allow for stranding or linking seeds together in custom configurations in the operating room. This allows physicians to gain the benefits of stranded or linked seeds while still allowing for customization to the patient anatomy as determined at the time of the procedure. The Company believes that approximately 25% of procedures are performed with some level of customization in the operating room.

It is this segment of the market – customer looking to customize procedures to his anatomy at the time of the procedure – that the Company expects to address with its new Blu Build™ loading device.

The Company’s brachytherapy products used in non-prostate applications typically compete with temporary (high dose-rate, HDR) and external beam radiation therapy (EBRT), which can be provided as conventional or intensity modulated radiation therapy, or as stereotactic radiosurgery, a technique that delivers high doses of radiation to a target in a much lower number of sessions than other forms of EBRT. Manufacturers of EBRT equipment include Varian Medical Systems, Siemens Healthcare, Elekta AB, and Accuray Incorporated, among others.

ITEM 1A – RISK FACTORS

You should carefully consider the following factors regarding information included in this Report. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected.

Risks Related to Our Industry and Operations

The Novel Coronavirus (COVID-19) Outbreak And Additional Outbreaks Due to Variants Could Materially Adversely Affect Our Financial Condition and Results of Operations. COVID-19 and variants such as the Delta variant may impact supply chain and product sales. Our Cesium supply comes from Russia and while at this time we are not aware of any shutdowns of nuclear facilities in Russia or limited staffing due to ongoing risk of virus transmission, this may occur in the future. We also depend on overseas flights, which were previously curtailed and are still not at their pre-pandemic levels, and any further flight cancellations may impact our supply chain. While our surgeries are not considered elective, in areas where hospitals are using most available space for COVID-19 or other chronic conditions, surgeries required to implant our seeds may be postponed or cancelled. If conditions worsen with the COVID-19 pandemic, including any variants, this may have a material adverse effect on our business.

The continued precautions due to COVID-19 and its variants has caused us to modify our business practices (including employee travel, employee work locations, and cancellation of physical participation in meetings, events and conferences), and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, partners, and suppliers. There is no certainty that such measures will be sufficient to mitigate the risks posed by the virus, and our ability to perform critical functions could be harmed.

These and similar, and perhaps more severe, disruptions in our operations could negatively impact our business, operating results and financial condition. In addition, quarantines, stay-at-home, executive and similar government orders, or the perception that such orders, shutdowns or other restrictions on the conduct of business operations could occur, could impact personnel at third-party manufacturing facilities in the United States and other countries, or the availability or cost of materials, which would disrupt our supply chain.  Our ability to obtain licensure at new locations has been subject to significant delays due to COVID-19.

The spread of COVID-19, which has caused a broad impact globally, may materially affect us economically. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, it has introduced significant volatility into the global financial markets. A recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock.

The ultimate impact of the COVID-19 outbreak or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, healthcare systems or the global economy as a whole. However, the effects could have a material impact on our operations, and we will continue to monitor the COVID-19 situation closely.

Our Revenues Depend Upon One Product with Multiple Applications. Our revenues depend solely upon the successful production, marketing, and sales of the Cesium-131 brachytherapy seed in its various delivery formats. The rate and level of market acceptance of this product varies depending on the perception by physicians and other members of the healthcare community of its safety and efficacy as compared to that of competing products, if any; the clinical outcomes of the patients treated; the effectiveness of our sales and marketing efforts or those of our distributors in the United States, the Russian Federation, India, and Peru; any unfavorable publicity concerning our product or similar products; our product’s price relative to other products or competing treatments; any decrease in current reimbursement rates from the Centers for Medicare and Medicaid Services or third-party payers; regulatory developments related to the manufacture or continued use of the product; availability of sufficient supplies of barium for Cesium-131 seed production; ability to produce sufficient quantities of Cesium-131; the ability of physicians to apply the correct dosage of seeds and avoid excessive levels of radiation to patients; and the ability to use this product to treat multiple types of cancers in various organs. Because of our reliance on this product as the sole source of our revenue, any material adverse developments with respect to the commercialization of this product may cause us to continue to incur losses rather than profits in the future.

We Rely Heavily On One Supplier for Our Cesium-131 and Limited Suppliers for Other Components We Require. Our Only Supplier Is In Russia And We Must Rely Solely On Only One Nuclear Reactor From Time to Time. Beginning in the third quarter of fiscal year 2019, all of our Cesium-131 has been supplied through JSC Isotope from two reactors located in Russia. Our current contract terminates on March 31, 2023. Management will seek to negotiate favorable pricing at each contract extension but there is no assurance as to the outcome of these negotiations. On August 25, 2017, the Company executed a consignment inventory agreement with MedikorPharma-Ural LLC (“Medikor”) to process the Company’s enriched barium at a specific nuclear reactor in Russia beginning in November 2017. The term of the consignment agreement is 10 years. Our source of supply of Cesium-131 from Russia is historically produced using one of two nuclear reactors which supply the irradiation needed for Cesium-131 production. One of the Russian nuclear reactors was shut down from December 2017 until August 2018, and the other Russian nuclear reactor was shut down for much of 2019, 2020 and 2021. As a result of these scheduled shutdowns, only one of the Company’s historic nuclear reactor sources was available during these periods. The consignment agreement with Medikor permits the Company to periodically rely on a second nuclear reactor for supply when it is operating. Previously, about twenty percent (20%) of our isotope supply came from the domestic MURR facility. In early fiscal 2019, the Company terminated its supply agreement with MURR thereby eliminating all domestic suppliers of this critical component of its product. This decision means that the Company has no domestic supply capabilities for Cesium-131. Management believes that with sufficient notice it may still obtain a supply of Cesium-131 from MURR but there is no assurance as to the availability and timing of fulfillment if needed. Even if Cesium-131 was supplied by MURR, MURR cannot manufacture enough supply to meet the Company’s increasing needs and requires additional cost in processing to meet the Company’s isotope specifications.

Reliance on any single supplier increases the risks associated with concentrating isotope production at a single reactor facility which can be subject to unanticipated shutdowns and political or civil unrest. Failure to obtain deliveries of Cesium-131 from multiple sources could have a material adverse effect on seed production and there may be a delay before we could locate alternative suppliers beyond the two reactors we currently use and one which is currently available.

We may not be able to locate additional suppliers outside of Russia capable of producing the level of output of Cesium at the quality standards we require. Additional factors that could cause interruptions or delays in our source of materials include sanctions placed on financial transactions with Russian banking institutions; limitations on the availability of raw materials or manufacturing performance experienced by our suppliers; or a breakdown in our commercial relations with one or more suppliers. Some of these factors may be completely out of our and our supplier’s control.

While we work closely with suppliers to assure continuity of supply and maintain high quality and reliability, these efforts may not be successful. Manufacturing disruptions experienced by our suppliers may jeopardize our supply of components. The loss or disruption of our relationships with outside vendors could subject us to substantial delays in the delivery of our product to customers. Significant delays in the delivery of our product could result in possible cancellation of orders and the loss of customers.

Due to the stringent regulations and requirements of the FDA and similar non-U.S. regulatory agencies regarding the manufacture of our product, we may not be able to quickly establish additional or replacement sources for certain components or materials. A change in suppliers could require significant effort or investment in circumstances where the items supplied are integral to product performance or incorporate unique technology. A reduction or interruption in manufacturing, or an inability to secure alternative sources of raw materials or components, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Any casualty, natural disaster or other significant disruption of any of our suppliers’ operations, or any unexpected loss of any existing exclusive supply contract could have a material adverse effect on our business.

Although we expect our suppliers to comply with our contract terms, we do not have control over these suppliers. Our inability to provide a product that meets delivery schedules could have a material adverse effect on our reputation in the industry, which could have a material adverse effect on our financial condition and results of operations.

Further, any single source suppliers or contract manufacturers may operate through a single facility. If an event occurred that resulted in material damage to this manufacturing facility or our supplier/manufacturing contractor lacked sufficient labor to fully operate the facility, we may be unable to transfer the manufacture of our product or supply of the component to another facility or location in a cost-effective or timely manner, if at all. This potential inability to transfer production could occur for a number of reasons, including but not limited to a lack of necessary relevant manufacturing capability at another facility, or the regulatory requirements of the FDA or other governmental regulatory bodies. Even if there are many qualified suppliers or contract manufacturers available around the country and our product or its components are relatively easy to manufacture, such an event could have a material adverse effect on our financial condition and results of operations.

We Are Subject To Uncertainties Regarding Reimbursement For Use Of Our Product. Hospitals and freestanding clinics may be less likely to purchase our product if they cannot be assured of receiving favorable reimbursement for treatments using our product from third-party payers, such as Medicare and private health insurance plans. Currently, Medicare reimburses hospitals at fixed rates that cover the cost of stranded and loose seeds. Clinics and physicians performing procedures in a free-standing center are reimbursed at the actual cost of the seeds.

In July 2019, CMS proposed a significant change to the way Medicare currently pays for radiation services in an out-patient setting. The Radiation Oncology Alternative Payment Model (RO APM) proposed a single, bundled payment for a 90-day episode of radiation therapy including LDR brachytherapy, IMRT, SBRT, proton therapy, and HDR brachytherapy. The RO APM proposal applied the same payment levels to services provided in physician offices, free-standing centers, and hospital outpatients. In addition, certain surgical codes were proposed to be included in the bundled payment such as those for gynecological treatments. This CMS proposal for a revised payment included brachytherapy sources. All comments regarding the RO APM were due to CMS by mid-September 2019 and the Company submitted its comments prior to the deadline.

The final rule was published on September 18, 2020 with an initial effective date of January 1, 2021; however, CMS subsequently delayed the effective date to July 1, 2021. The Consolidated Appropriations Act, 2021 enacted December 27, 2020 included a provision that delayed the effective date to January 1, 2022. As published, the rule is effective for randomly selected Core-Based Statistical Areas (CBSAs) and the participating zip codes are included in the final rule. The selected zip codes include approximately thirty percent of all eligible Medicare fee-for-service (FFS) radiotherapy episodes nationally.

In July 2021, CMS proposed changes to the RO APM which includes removing brachytherapy from the list of included modalities under the RO Model so that brachytherapy would still be paid under the current fee-for-service (FFS) model. In the proposed rule, CMS explains the exclusion of brachytherapy from the RO APM is to ensure that providers would not be incentivized to forego brachytherapy in situations where a combination of brachytherapy and EBRT is clinically indicated. Additionally, the proposed rule includes a five year performance period for select zip codes of January 1, 2022 through December 31, 2026. Management is currently evaluating the impact the proposed rule may have on our business, financial condition, or results of operations.

Brachytherapy seeds have two CMS codes – one code for loose seeds and a second code for stranded seeds. Reimbursement amounts are reviewed and revised annually based upon information submitted to CMS on claims by providers. Changes in reimbursement can positively or negatively affect market demand for our product. We monitor these changes and provide comments, as permitted, when changes are proposed, prior to implementation.

In-patient procedures are covered by CMS and hospitals are paid based on the type and complexity of the surgery. These procedures are done as part of a Diagnostic Related Group or DRG system under which the hospital pays for all items involved in the care of the patient exclusive of the physician fees. Hospitals are less receptive to treatments which require out of pocket costs such as procedures we use for certain non-prostate applications. Certain of our DRG reimbursement amounts coupled with out-of-pocket costs imposed on hospitals make some of our surgical, in-patient procedures not financially viable. We rely on our reimbursement consultant to assist us to improve the rate of reimbursement so that our product reimbursement will create greater incentives to be used. Effective October 1, 2020, new codes took effect and now CMS can track the additional cost of the Cesium-131 seed itself and reimburse the hospital through the DRG payment system for this additional costs when an in-patient brachytherapy procedure is performed. There is no assurance we will obtain the increases necessary to keep certain procedures viable and improve the margins of others.

Historically, private insurers have followed Medicare guidelines in establishing reimbursement rates. However, third-party payers are increasingly challenging the pricing of certain medical services or devices, and we cannot be sure that they will reimburse our customers at levels sufficient for us to maintain favorable sales and price levels for our product. There is no uniform policy on reimbursement among third-party payers, and we can provide no assurance that our product will continue to qualify for reimbursement from all third-party payers or that reimbursement rates will not be reduced. A reduction in or elimination of third-party reimbursement for treatments using our products would have a material adverse effect on our revenues.

Our success in international markets also depends upon the eligibility of our product for coverage and reimbursement through government-sponsored health care payment systems and third-party payors. Reimbursement practices vary significantly by country. Many international markets have government-managed insurance systems that control reimbursement for our new product and procedures. Other foreign markets have both private insurance systems and government-managed systems that control reimbursement for our new product and procedures. Market acceptance of our product may depend on the availability and level of coverage and reimbursement in any country within a particular time. In addition, health care cost containment efforts similar to those we face in the United States are prevalent in many of the other countries in which we intend to sell our product and these efforts are expected to continue.

Furthermore, any federal and state efforts to reform government and private healthcare insurance programs, such as those passed by the federal government in 2010, could significantly affect the purchase of healthcare services and our product in general and demand for our product in particular. Approximately 60% of men diagnosed with prostate cancer are of Medicare age (65+), providing Medicare with a significant influence in the marketplace. We are unable to predict the ultimate impact of current healthcare reform rates, those reforms that may be enacted in the future both in the United States and in other countries, whether other healthcare legislation or regulations affecting the business may be proposed or enacted in the future or what effect any such legislation or regulations would have on our business, financial condition or results of operations.

Although Cleared To Treat Any Malignant Tissue, Our Product Is Primarily Used To Treat A Single Type Of Cancer Which Is In A Flat Market. Currently, the Cesium-131 seed is used almost exclusively for the treatment of prostate cancer (approximately seventy-eight percent of our annual sales in fiscal 2021). We have been treating brain cancer which amounted to approximately fourteen percent of our sales, lung cancer which amounted to approximately three percent of our sales, gynecological cancer which amounted to approximately one percent of our sales, head and neck cancer which amounted to approximately one percent of our sales, and other cancers including pelvic cancer and colorectal cancer that combined constituted approximately three percent of our sales in fiscal year 2021. Management believes the Cesium-131 brachytherapy seed will continue to be used to treat other types of cancers as the Company identifies existing delivery systems that can be utilized or develops new delivery methods for the product, however these delivery systems may not prove as effective as anticipated. Management believes that clinical data gathered by select groups of physicians under treatment protocols specific to other organs will be needed prior to widespread acceptance of our product for treating other cancer sites. If our current and future products do not become accepted in treating cancers of other sites, our sales will continue to depend primarily on the treatment of prostate cancer, a market with increasing competition and ongoing loss of market share by all brachytherapy products.

Unfavorable Industry Trends In The Prostate Market. In February of 2009, noted urologists announced at a medical conference that prostate specific antigen (PSA) testing was not as necessary as previously believed. Their statements were widely publicized. Even though the past four fiscal years have shown improvements in the Company’s prostate revenues, since the U.S. Preventive Services Task Force (USPSTF) recommendation in 2012 to no longer routinely conduct prostate exams, the market for all prostate procedures has dramatically declined. This recommendation has led to substantial declines in PSA screenings. In addition, there has been an increase in “active surveillance,” a practice where no immediate medical treatment is provided but the physician and patient closely monitor the patient’s cancer for signs that the cancer is growing. We believe that declines in PSA screenings have led to a decline in the number of men diagnosed with prostate cancer, which in turn leads to a decline in the number of procedures to treat prostate cancer, including brachytherapy procedures. An increase in the proportion of men diagnosed with prostate cancer but not seeking immediate medical treatment ultimately also leads to a decline in the number of procedures to treat prostate cancer. In 2017, the USPSTF changed its recommendation from advising against screening to the position that the decision for men between 55 and 69 to undergo PSA-based screening should be made by a man in consultation with his doctor (https://screeningforprostatecancer.org/). This change may have contributed to an increased incidence of screening (and therefore more prostate cancer cases) as opposed to an unscreened population.

Also, the emergence of IMRT as the preferred treatment alternative as a result of a much higher reimbursement rate to physicians compared to brachytherapy treatments has resulted in declining market share for brachytherapy treatment. In fiscal 2021, each of these factors continued to impact the performance of the Company in the prostate market and the industry as a whole and there is no assurance that they will not continue to impact sales of the Company in the prostate market through fiscal 2022.

We Rely Heavily On Three Customers. Approximately forty-two percent (42%) of the Company’s revenues are dependent on three customers and approximately twenty-five percent (25%) on one customer. The loss of any of these customers would have a material adverse effect on the Company’s revenues which may not be replaced by other customers particularly as these customers are in the prostate sector which is facing substantial competition from other treatments.

Doctors And Hospitals May Not Adopt Our Product And Technologies At Levels Sufficient To Sustain Our Business Or To Achieve Our Desired Growth Rate. To date, we have attained very limited penetration of the total potential market for our product, particularly in non-prostate applications. Our future growth and success depends upon creating broad awareness and acceptance of our product by doctors, hospitals and freestanding clinics, as well as patients. This will require substantial marketing and educational efforts, which will be costly and may not be successful. The target customers for our product may not adopt its related technologies or may adopt them at a rate that is slower than desired. We depend extensively on long term protocol results and publications by independent physicians. Unfavorable protocol results or publications would have an impact on the success of our product. In addition, potential customers who decide to utilize any of our devices may later choose to purchase competitors’ products. Important factors that will affect our ability to attain broad market acceptance of our product include:

■	doctor and/or patient awareness and acceptance of our product;
■	the real or perceived effectiveness and safety of our product;
■	the relationship between the cost of our product and the real or perceived medical benefits of our product;
■

the relationship between the cost of our product and the financial benefits to our customers using our product, which will be greatly affected by the coverage of, and reimbursement for, our product by governmental and private third-party payors; and

■	market perception of our ability to continue to grow our business and develop enhancements to our product.

We must promote our product effectively. Factors that could affect our success in marketing our product include:

■	the adequacy and effectiveness of our sales force and that of any distributor’s sales force;
■	the adequacy and effectiveness of our production, distribution and marketing capabilities and those of our distributors;
■	the success of competing treatments or products; and
■	the availability and extent of reimbursement from third-party payors for our product.

If we fail to maintain our working relationships with health care professionals, many of our product applications may not be developed and marketed in line with the needs and expectations of the professionals who use and support our products, which could cause a decline in our earnings and profitability. The research, development, marketing, and sales of many of our new and improved product applications is dependent upon our maintaining working relationships with health care professionals. We rely on these professionals to provide us with considerable knowledge and experience regarding the development, marketing, and sale of our products. Physicians assist us as researchers, marketing and product consultants, inventors, and public speakers. If we are unable to maintain our strong relationships with these professionals and continue to receive their advice and input, the development and marketing of our products could suffer, which could have a material adverse effect on our consolidated earnings, financial condition, and/or cash flows.

If our product fails to achieve market acceptance, we may not be able to market and sell the product successfully, which would limit our ability to generate revenue and could harm our business.

Increased Prices For, Or Unavailability Of, Raw Materials Used In Our Product Could Adversely Affect Our Revenues. Our revenues are affected by the prices of the raw materials and sub-assemblies used in the manufacture of our product. These prices may fluctuate based on a number of factors beyond our control, including changes in supply and demand, general economic conditions, labor costs, fuel related delivery costs, competition, import duties, tariffs, currency exchange rates, and government regulation. Due to the highly competitive nature of the healthcare industry and the cost containment efforts of our customers and third-party payers, we may be unable to pass along cost increases for key components or raw materials through higher prices to our customers. If the cost of key components or raw materials increases, and we are unable fully to recover these increased costs through price increases or offset these increases through other cost reductions, we could experience lower margins and profitability. Due to anticipated future growth and to assure adequate supply for our Cesium-131, we are investing in bringing a second supply of Cesium-131 online. We have invested in additional enriched barium to facilitate bringing a second reactor online. We expect that during the initial setup of the new reactor we will be ordering additional isotope to handle the potential start up variability in isotope supply and this will lower gross margins for the the six-month period ended December 31, 2021, and there is no assurance that future quarters will not require additional purchases to assure we have sufficient supplies of Cesium-131. Significant increases in the prices of raw materials or sub-assemblies that cannot be recovered through productivity gains, price increases or other methods could adversely affect our results of operations.

Our Operating Results Will Be Subject To Significant Fluctuations. Our quarterly revenues, expenses, and operating results are likely to fluctuate significantly in the future. Fluctuation may result from a variety of factors, which are discussed in detail throughout this “RISK FACTORS” section, including:

■	demand and pricing for the Company’s product;
■	effects of aggressive competitors;
■	hospital, clinic and physician purchasing decisions often impacted by vacation schedules of our primary physician customers;
■	research and development, raw materials, and manufacturing expenses;
■	patient outcomes from our product and unfavorable recommendations related to PSA testing;
■	physician acceptance of our product;
■	government or private healthcare reimbursement policies;
■	healthcare reform;
■	our manufacturing performance and capacity;
■	incidents, if any, that could cause temporary shutdown of our manufacturing facility;
■	the amount and timing of sales orders;
■	rate and success of future product approvals;
■	timing of FDA clearance, if any, of a competitive product and the rate of market penetration of competing product;
■	seasonality of purchasing behavior in our market;
■	shutdowns of hospitals or outpatient centers due to the COVID-19 pandemic and any impact COVID-19 may have on our employees;
■	overall economic conditions;
■	the successful introduction or market penetration of alternative therapies; and
■	the outcome of the FDA’s evaluation of the clearance process for class II devices.

We Are Subject To The Risk That Certain Third Parties May Mishandle Our Product. We rely on third parties, such as Federal Express, to deliver our Cesium-131 seed, and on other third parties to package our product in certain specialized packaging forms requested by customers. We are subject to the risk that these third parties may mishandle our product, which could result in adverse effects, particularly given the radioactive nature of our product.

We May Encounter Manufacturing Problems Or Delays That Could Result In Lost Revenue. Manufacturing our product is a complex process. We (or our critical suppliers) may encounter difficulties in scaling up or maintaining production of our product, including:

■	problems involving production yields;
■	quality control and assurance;
■	component supply shortages;
■	import or export restrictions on components, materials or technology;
■	shortages of qualified personnel; and
■	compliance with state, federal and foreign regulations.

If demand for our product exceeds our manufacturing capacity, we could develop a substantial backlog of customer orders. If we are unable to maintain larger-scale manufacturing capabilities, our ability to generate revenues will be limited and our reputation in the marketplace could be damaged.

Failure Of Any Clinical Studies Or Third-Party Assessments To Demonstrate Desired Outcomes In Proposed Endpoints May Reduce Physician Usage Or Result In Pricing Pressures That Could Have A Negative Impact On Business Performance. We support third party clinical studies designed to test a variety of endpoints associated with product performance and use across a number of applications. If, as a result of poor design, implementation or otherwise, a clinical study conducted by us or others fails to demonstrate statistically significant results supporting performance or use benefits or comparative cost effectiveness of our product, physicians may elect not to use our product as a treatment for conditions that may benefit from them. Furthermore, in the event of an adverse clinical study outcome, our product may not achieve “standard-of-care” designations, where they exist, for the condition(s) in question, which could deter the adoption of our product. Also, if serious device-related adverse events are reported during the conduct of a study it could affect continuation of the study, product approval and product adoption. If we are unable to develop a body of statistically significant evidence from our clinical study program, whether due to adverse results or the inability to complete properly designed studies, domestic and international public and private payers could refuse to cover our product, limit the manner in which they cover our product, or reduce the price they are willing to pay or reimburse for our product. In the case of a pre-approval study or a study required by a regulatory body as a condition of clearance or approval, a regulatory body could revoke, modify or deny clearance or approval of the study and/or the product in question.

Other Treatments May Be Deemed Superior To Brachytherapy. Our Cesium-131 seed may face competition not only from companies that sell other radiation therapy products, but also from companies that are developing alternative therapies for the treatment of cancers. It is possible that advances in the pharmaceutical, biomedical, or gene therapy fields could render some or all radiation therapies, whether conventional or brachytherapy, obsolete. If alternative therapies are proven or even perceived to offer treatment options that are superior to brachytherapy, physician adoption of our brachytherapy product could be negatively affected and our revenues from our brachytherapy product could decline.

Our Industry Is Intensely Competitive. The medical device industry is intensely competitive. We compete with both public and private medical device, biotechnology and pharmaceutical companies that have been in existence longer than we have, have a greater number of products on the market, have greater financial and other resources, and have other technological or competitive advantages. Radiation therapy is a key element of cancer treatment, and is delivered as external beam radiation therapy (EBRT) in the vast majority of cases. Brachytherapy with Isoray’s Cesium-131 seed competes with EBRT as both primary and adjuvant therapy. As physicians migrate to medical devices such as external beam radiation and robotic surgery that have a much higher capital cost to repay and higher profit margins, this puts increasing pressure on all brachytherapy products to compete regardless of superior treatment results. The market share for brachytherapy continues to decline as a result of this pressure from increasing usage by oncologists of external beam radiation. In addition, centers that wish to offer the Cesium-131 seed must comply with licensing requirements specific to the state, province, and/or country in which they do business and these licensing requirements may take a considerable amount of time to comply with, and the timetables to obtain licensure have been exacerbated by the COVID-19 pandemic. Within the brachytherapy industry itself, our Cesium-131 seed is more expensive and receives less favorable reimbursement in many cases than use of iodine.  Therefore, when physicians use a brachytherapy product many third party reimbursement plans provide more favorable economic incentives to use an iodine product rather than use our Cesium-131 seed. Certain centers may choose not to offer our Cesium-131 seed due to the time required to obtain necessary license amendments. We also compete with academic institutions, government agencies, and private research organizations in the development of technologies and processes and in acquiring key personnel. Although we have patents granted and patents applied for to protect our isotope separation processes, delivery system, and Cesium-131 seed manufacturing technology, we cannot be certain that one or more of our competitors will not attempt to obtain patent protection that blocks or adversely affects our product development efforts.

Cost-Containment Efforts Of Our Customers, Purchasing Groups, Third-Party Payers And Governmental Organizations Could Adversely Effect Our Sales And Profitability. The continuing efforts of governments, insurance companies and other payors of healthcare costs to contain or reduce these costs, combined with closer scrutiny of such costs, could lead to patients being unable to obtain approval for payment from these third-party payors. The cost containment measures that healthcare providers are instituting both in the U.S. and internationally could harm our business. Some healthcare providers in the U.S. have adopted or are considering a managed care system in which the providers contract to provide comprehensive healthcare for a fixed cost per person. Healthcare providers may attempt to control costs by authorizing fewer elective surgical procedures or by requiring the use of the least expensive devices possible, which could adversely affect the demand for our product or the price at which we can sell our product. Some healthcare providers have sought to consolidate and create new companies with greater market power, including hospitals. As the healthcare industry consolidates, competition to provide our product has become and will continue to become more intense. This has resulted and likely will continue to result in greater pricing pressures and the exclusion of certain suppliers from important marketing segments.

Outside the United States, we expect to experience pricing pressure from centralized governmental healthcare authorities due to efforts by such authorities to lower healthcare costs. Implementation of healthcare reforms and competitive bidding contract tenders may limit the price or the level at which reimbursement is provided for our product and adversely affect both our pricing flexibility and the demand for our product. Healthcare providers may respond to such cost-containment pressures by substituting lower cost product or other therapies for our product. We may be required to engage in competitive bidding for the sale of our product to governmental purchasing agents and hospital groups. Our failure to offer acceptable prices to these customers could adversely affect our sales and profitability in these markets. Distributors of our product may also negotiate terms of sale more aggressively to increase their profitability. Failure to negotiate distribution arrangements having advantageous pricing and other terms of sale could cause us to lose market share and would adversely affect our business, results of operations, financial condition and cash flows.

Quality Problems With Our Product Could Harm Our Reputation For Producing A High-Quality Product And Erode Our Competitive Advantage, Sales, And Market Share. Quality is extremely important to us and our customers due to the serious and costly consequences of product failure, which can include patient harm. Our operating results depend in part on our ability to sustain an effective quality control system and effectively train and manage our employee base with respect to our quality system. Our quality system plays an essential role in determining and meeting customer requirements, preventing defects and improving our product. While we have a network of quality systems throughout our business lines and facilities, quality and safety issues may occur with respect to any of our product formats. A quality or safety issue may result in a public warning letter from the FDA, product recalls or seizures, monetary sanctions, injunctions to halt manufacturing and distribution of products, civil or criminal sanctions, refusal of a government to grant clearances or approvals or delays in granting such clearances or approvals, import detentions of any future products made outside the United States, restrictions on operations or withdrawal or suspension of existing approvals. Negative publicity regarding a quality issue could damage our reputation, cause us to lose customers, or decrease demand for our product and product formats. Any of the foregoing events could disrupt our business and have an adverse effect on our results of operations and financial condition.

We Rely Upon Key Personnel. Our success will depend, to a great extent, upon the experience, abilities and continued services of our executive officers, sales staff and key scientific personnel. If we lose the services of several officers, sales personnel, or key scientific personnel, our business could be harmed. Our success also will depend upon our ability to attract and retain other highly qualified scientific, managerial, sales, and manufacturing personnel and their ability to develop and maintain relationships with key individuals in the industry. Competition for these personnel and relationships is intense and we compete with numerous pharmaceutical and biotechnology companies as well as with universities and non-profit research organizations. We are highly dependent on our direct sales organization which promotes and supports our brachytherapy product. There is intense competition for skilled sales and marketing employees, particularly for people who have experience in the radiation oncology market. Accordingly, it is difficult to hire or retain skilled individuals to sell our product. Failure to retain our direct sales force could adversely effect our growth and our ability to meet our revenue goals. There can be no assurance that our direct sales and marketing efforts will be successful. If we are not successful in our direct sales and marketing, our sales revenue and results of operations are likely to be materially adversely affected. We may not be able to continue to attract and retain qualified personnel.

Our Ability To Operate In Foreign Markets Is Uncertain. Our future growth will depend in part on our ability and the ability of our distributors to establish, grow and maintain sales in foreign markets. However, we have limited experience in marketing and distributing our product in other countries. Foreign operations subject us to additional risks and uncertainties, including our customers’ ability to obtain reimbursement for procedures using our product in foreign markets; the burden of complying with complex and changing foreign regulatory requirements; time-sensitive delivery requirements due to the short half-life of our product; language barriers and other difficulties in providing long-distance customer service; potentially increased time to collect accounts receivable; significant currency fluctuations, which could cause third-party distributors to reduce the amount of our product they purchase from us because the cost of our product to them could fluctuate relative to the price they can charge their customers; reduced protection of intellectual property rights in some foreign countries; and the possibility that contractual provisions governed by foreign laws would be interpreted differently than intended in the event of a contract dispute. In addition, the significant appreciation of the U.S. dollar during the past year has made our product much more expensive in overseas markets. Any future foreign sales of our product could also be adversely affected by export license requirements, the imposition of governmental controls, political and economic instability, trade restrictions, changes in tariffs, and difficulties in staffing and managing foreign operations. Many of these factors may also affect our ability to import Cesium-131 from Russia under our contract with JSC Isotope. Sanctions placed on financial transactions with Russian banking institutions may interfere with the Company’s ability to transact business in Russia on a temporary or other basis resulting in an interruption of the Cesium-131 supply which could have a material adverse effect on the Company’s business, operating results and financial condition.

Our Ability To Expand Operations And Manage Growth Is Uncertain. Our efforts to expand our operations will result in new and increased responsibilities for management personnel and will place a strain upon the entire Company. To compete effectively and to accommodate growth, if any, we may be required to continue to implement and to improve our management, manufacturing, sales and marketing, operating and financial systems, procedures and controls on a timely basis and to expand, train, motivate and manage our employees. There can be no assurance that our personnel, systems, procedures, and controls will be adequate to support our future operations. If the Cesium-131 seed were to rapidly become the “seed of choice,” it is unlikely that we could immediately meet demand. This could cause customer discontent and invite competition. There can be no assurance that our personnel, systems, procedures, and controls will be adequate to immediately react to that growth.

We Rely On The Performance Of Our Information Technology Systems And Those of Third Parties, The Failure Of Which Could Have An Adverse Effect On Our Business And Performance. Our business requires the continued operation of sophisticated information technology systems and network infrastructure. These systems are vulnerable to interruption by fire, power loss, system malfunction, computer viruses, cyber-attacks and other events, which may be beyond our control. Systems interruptions could reduce our ability to accept customer orders, manufacture our product, or provide service for our customers, and could have an adverse effect on our operations and financial performance. The level of protection and disaster-recovery capability varies from site to site, and there can be no guarantee that any such plans, to the extent they are in place, will be totally effective. In addition, security breaches of our information technology systems could result in the misappropriation or unauthorized disclosure of confidential information belonging to us, our employees, partners, customers, or our suppliers, which may result in significant costs and potential government sanctions. In particular, if we are unable to adequately safeguard individually identifiable health information, we may be subject to additional liability under domestic and international laws respecting the privacy and security of health information.

We also rely on third party vendors to supply and/or support certain aspects of our information technology systems. Third party systems may contain defects in design or manufacture or other problems that could result in system disruption or unexpectedly compromise the information security of our own systems, and we are dependent on these third parties to provide reliable systems and software and to deploy appropriate security programs to protect their systems.

If we are unable to maintain reliable information technology systems and prevent disruptions, outages, or data breaches, we may suffer regulatory consequences in addition to business consequences. We have programs to ensure compliance with such laws and regulations. However, there is no guarantee that we will avoid enforcement actions by governmental bodies. Enforcement actions may be costly and interrupt regular operations of our business. In addition, there has been a developing trend of civil lawsuits and class actions relating to breaches of consumer data held by large companies or incidents arising from other cyberattacks.

Our information technology systems require an ongoing commitment of significant resources to maintain, protect, and enhance existing systems and develop new systems to keep pace with continuing changes in information processing technology, evolving legal and regulatory standards, the increasing need to protect patient and customer information, and the information technology needs associated with our changing products and services. There can be no assurance that our process of consolidating, protecting, upgrading and expanding our systems and capabilities, continuing to build security into the design of our products, and developing new systems to keep pace with continuing changes in information processing technology will be successful or that additional systems issues will not arise in the future. Any significant breakdown, intrusion, interruption, corruption, or destruction of these systems, as well as any data breaches, could have a material adverse effect on our business. If our information technology systems, products or services or sensitive data are compromised, patients or employees could be exposed to financial or medical identity theft, and we could lose existing customers, have difficulty attracting new customers, have difficulty preventing, detecting, and controlling fraud, be exposed to the loss or misuse of confidential information, have disputes with customers, physicians, and other health care professionals, suffer regulatory sanctions or penalties under federal laws, state laws, or the laws of other jurisdictions, experience increases in operating expenses or an impairment in our ability to conduct our operations, incur expenses or lose revenues as a result of a data privacy breach, product failure, information technology outages or disruptions, or suffer other adverse consequences including lawsuits or other legal action and damage to our reputation.

Legal and Regulatory Risks

If We Fail To Comply With Applicable Healthcare Regulations, We Could Face Substantial Penalties And Our Business, Operations And Financial Condition Could Be Adversely Effected. Certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights may be applicable to our business. We could be subject to healthcare fraud and abuse and patient privacy regulation by both the federal government and the states in which we conduct our business, without limitation. The laws that may affect our ability to operate include, but are not limited to:

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the federal Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, the referral of an individual for the furnishing or arranging for the furnishing of any item or service, or the purchase, lease, order, arrangement for, or recommendation of the purchase, lease, or order of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs;

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the civil federal False Claims Act, which imposes civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent; knowingly making, using or causing to be made or used, a false record or statement to get a false or fraudulent claim paid or approved by the government; conspiring to defraud the government by getting a false or fraudulent claim paid or approved by the government; or knowingly making, using or causing to be made or used a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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the criminal federal False Claims Act, which imposes criminal fines or imprisonment against individuals or entities who make or present a claim to the government knowing such claim to be false, fictitious or fraudulent;

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the civil monetary penalties statute, which imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent;

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the Veterans Health Care Act of 1992 which requires manufacturers of “covered drugs” to offer them for sale to certain federal agencies, including but not limited to, the Department of Veterans Affairs, on the Federal Supply Schedule, which requires compliance with applicable federal procurement laws and regulations and subjects manufacturers to contractual remedies as well as administrative, civil and criminal sanctions;

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the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a health care offense and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their respective implementing regulations, which impose requirements on certain covered healthcare providers, health plans and healthcare clearinghouses as well as their respective business associates that perform services for them that involve individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization, including mandatory contractual terms as well as directly applicable privacy and security standards and requirements;

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the federal Physician Payment Sunshine Act, created under the Patient Protection and Affordable Care Act (ACA), and its implementing regulations, which require manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the United States Department of Health and Human Services information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members, with data collection required reporting to CMS by the 90th day following each calendar year;

■	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;
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the Foreign Corrupt Practices Act, a U.S. law that regulates certain financial relationships with foreign government officials (which could include, for example, certain medical professionals), and state law equivalents of the federal laws, such as anti-kickback, false claims, consumer protection and unfair competition laws which may apply to our business practices, including but not limited to, research, distribution, sales and marketing arrangements as well as submitting claims involving healthcare items or services reimbursed by any third-party payors, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances many of which differ from each other in significant ways, with differing effect.

The U.S. Foreign Corrupt Practices Act (FCPA) and similar anti-bribery laws in non-U.S. jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. government officials for the purpose of obtaining or retaining business. Global enforcement of anti-corruption laws has increased substantially in recent years, with more frequent voluntary self-disclosures by companies, aggressive investigations and enforcement proceedings by U.S. and non-U.S. governmental agencies, and assessment of significant fines and penalties against companies and individuals. Our international suppliers create the risk of unauthorized payments or offers of payments by one of our employees, consultants, sales agents, or distributors, because these parties are not always subject to our control. Any alleged or actual violations of these regulations may subject us to government scrutiny, severe criminal or civil sanctions and other liabilities, including exclusion from government contracting, and could disrupt our business, and result in a material adverse effect on our reputation, results of operations, financial condition, and cash flows.

Governmental regulations outside the U.S. have become increasingly stringent and more common, and we may become subject to more rigorous regulation by governmental authorities in the future. In the European Union, for example, a new Medical Device Regulation was approved in 2017 which, when it went into effect in the spring of 2020, imposed significant additional premarket and post-market requirements. This new EU Medical Device Regulation caused the Company to not renew its CE Mark due to the requirement of additional clinical trials that would have required a significant investment. Penalties for a company’s non-compliance with governmental regulation could be severe, including fines and revocation or suspension of a company’s business license, mandatory price reductions and criminal sanctions. Any governmental law or regulation imposed in the future may have a material adverse effect on us.

Additionally, the compliance environment is changing, with more states, such as California and Massachusetts, mandating implementation of compliance programs, compliance with industry ethics codes, and spending limits, and other states, such as Vermont, Maine, and Minnesota, requiring reporting to state governments of gifts, compensation, and other remuneration to physicians. These laws all provide for penalties for non-compliance. The shifting regulatory environment, along with the requirement to comply with multiple jurisdictions with different compliance and/or reporting requirements, increases the possibility that a company may inadvertently run afoul of one or more laws.

If our past or present operations are found to be in violation of any of the laws described above or the other governmental regulations to which we, our distributors or our customers are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines, exclusion from Medicare, Medicaid and other government programs and the curtailment or restructuring of our operations. If we are required to obtain permits or licensure under these laws that we do not already possess, we may become subject to substantial additional regulation or incur significant expense. Any penalties, damages, fines, curtailment or restructuring of our operations would adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully or clearly interpreted by the regulatory authorities or the courts, and their provisions are subject to a variety of interpretations and additional legal or regulatory change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and damage our reputation. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

Healthcare Reform Measures Could Hinder Our Product’s Commercial Success. In both the United States and certain foreign jurisdictions there have been, and we anticipate there will continue to be, a number of legislative and regulatory changes to the healthcare system that could impact our ability to sell our product profitably. In the United States, the Patient Protection and Affordable Care Act (the “ACA”) and the Health Care and Education Affordability Reconciliation Act of 2010 (together “the law” or “the legislation”) provide for a number of healthcare policy changes that are or will be applicable to us. However, there are many programs and requirements under the law for which the consequences are not fully understood, and it is unclear what the full impacts will ultimately be from the law. The law also focuses on a number of Medicare provisions aimed at improving quality and decreasing costs. It is uncertain at this point what negative unintended consequences these provisions will have on patient access to new technologies. The Medicare provisions include value-based payment programs, increased funding of comparative effectiveness research, reduced hospital payments for avoidable readmissions and hospital acquired conditions, and pilot programs to evaluate alternative payment methodologies that promote care coordination (such as bundled physician and hospital payments). Additionally, the law includes a reduction in the annual rate of inflation for Medicare payments to hospitals that began in 2011 and the establishment of an independent payment advisory board to recommend ways of reducing the rate of growth in Medicare spending.

The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to make and implement healthcare reforms may adversely affect:

■	our ability to set a price we believe is fair for our product;
■	our ability to generate revenues and achieve or maintain profitability;
■	the availability of capital; and
■	our ability to obtain timely approval of any future product modifications.

CMS implemented regulations under the ACA related to disclosure of payments made by manufacturers to physicians and teaching hospitals, which were effective April 2013. Because we manufacture devices that are covered by the regulations, all payments that we make to physicians and teaching hospitals are subject to this reporting requirement even if the payment relates to a device that is not considered a covered device. The tracking and reporting of these payments could have an adverse impact on our business and/or consolidated results of operations and financial condition and on our relationships with customers and potential customers.

We May Be Unable To Adequately Protect Or Enforce Our Intellectual Property Rights Or Secure Rights To Third-Party Patents. Our ability and the abilities of our distributors to obtain and maintain patent and other protection for our product will affect our success. We are assigned, have rights to, or have exclusive licenses to patents and patents pending in the U.S. and numerous foreign countries. The patent positions of medical device companies can be highly uncertain and involve complex legal and factual questions. Our patent rights may not be upheld in a court of law if challenged. Our patent rights may not provide competitive advantages for our product and may be challenged, infringed upon or circumvented by our competitors. We cannot patent our product in all countries or afford to litigate every potential violation worldwide. One of the patents that we license expired in fiscal year 2019 and others could now use the methods described in the patent without risk of infringing on our intellectual property.  Over the years, the Company has improved and changed our methods and we were only using a small portion of the methods described in the expired patent.

Because of the large number of patent filings in the medical device and biotechnology field, our competitors may have filed applications or been issued patents and may obtain additional patents and proprietary rights relating to our product or processes competitive with or similar to ours. We cannot be certain that U.S. or foreign patents do not exist or will not be issued that would harm our ability to commercialize our product and future product candidates.

Pending And Future Patent Litigation Could Be Costly And Disruptive And May Have An Adverse Effect On Our Financial Condition And Results Of Operations. We operate in an industry characterized by extensive patent litigation. Potential patent claims include challenges to the coverage and validity of the Company’s patents on our product or processes as well as allegations that the Company’s product infringes patents held by competitors or other third parties. A loss in any of these types of cases could result in a loss of patent protection or the ability to market our product, which could lead to a significant loss of sales, or otherwise materially affect future results of operations.

The Company’s commercial success will depend in part on not infringing the patents or violating the other proprietary rights of third parties. Intellectual property litigation is expensive and complex and outcomes are difficult to predict. Any pending or future patent litigation may result in significant damage awards, including treble damages under certain circumstances, and injunctions that could prevent the manufacture and sale of an affected product or force us to make significant royalty payments in order to continue selling the affected product. At any given time, we may be involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time. As a healthcare supplier, we can expect to face claims of patent infringement in the future. A successful claim of patent or other intellectual property infringement against us could adversely affect our results of operations and financial condition.

The Value Of Our Granted Patents, and Our Patents Pending, Is Uncertain. Although our management strongly believes that our patent on the process for producing Cesium-131, our patents on additional methods for producing Cesium-131 and other isotopes, our patent on the manufacture of the brachytherapy seed, our delivery device patent, and anticipated future patent applications, which have not yet been filed, have significant value, we cannot be certain that other like-kind processes may not exist or be discovered, that any of these patents is enforceable, or that any of our pending or future patent applications will result in issued patents.

Failure To Comply With Government Regulations Could Harm Our Business. As a medical device and medical isotope manufacturer, we are subject to extensive, complex, costly, and evolving governmental rules, regulations and restrictions administered by the FDA, the FAA and other federal and state agencies, and by governmental authorities in other countries. Compliance with these laws and regulations is expensive and time-consuming, and changes to or failure to comply with these laws and regulations, or adoption of new laws and regulations, could adversely affect our business.

In the United States, as a manufacturer of medical devices and devices utilizing radioactive by-product material, we are subject to extensive regulation by federal, state, and local governmental authorities, such as the FDA and the Washington State Department of Health, to ensure such devices are safe and effective. Regulations promulgated by the FDA under the U.S. Food, Drug and Cosmetic Act, govern the design, development, testing, manufacturing, packaging, labeling, distribution, marketing and sale, post-market surveillance, repairs, replacements, and recalls of medical devices.

The FAA has authority to regulate, through its Office of Hazardous Materials Safety, the offering for shipment of hazardous materials, including radioactive materials of the type marketed by the Company. Because we ship hazardous materials on flights in the U.S., the Company is subject to these regulations, including periodic audit and, if applicable, enforcement action by the FAA. As they apply to the Company, the FAA regulations concern the packaging and labeling of hazardous materials. If we fail to comply with these regulations, the Company could face civil or criminal penalties. In Washington State, the Department of Health, by agreement with the federal Nuclear Regulatory Commission (NRC), regulates the possession, use, and disposal of radioactive byproduct material as well as the manufacture of radioactive sealed sources to ensure compliance with state and federal laws and regulations. Our Cesium-131 brachytherapy seeds constitute medical devices and radioactive sealed sources and are subject to these regulations.

Under the FDC Act, medical devices are classified into three different categories over which the FDA applies increasing levels of regulation: Class I, Class II, and Class III. Our Cesium-131 seed has been classified as a Class II device and has received clearance from the FDA through the 510(k) pre-market notification process. Any modifications to the device that would significantly affect safety or effectiveness, or constitute a major change in intended use, would require a new 510(k) submission. As with any submittal to the FDA, there is no assurance that a 510(k) clearance would be granted to the Company.

The FDA has been considering legislative, regulatory and/or administrative changes to the FDA’s 510(k) program. Various committees of the U.S. Congress have also indicated that they may consider investigating the FDA’s 510(k) process. Under the current 510(k) rules, certain types of medical devices can obtain FDA approval without lengthy and expensive clinical trials. We have received FDA approval under the 510(k) rules for our product as sold in various formats. Our R&D programs and new product programs contemplate obtaining any required FDA approvals under the current 510(k) rules. Any changes to the current 510(k) or related FDA rules that make such rules more stringent or require more clinical data can significantly increase the time and costs associated with bringing new product formats or product modifications to market. This may have a material adverse effect on our business, financial condition and results of operations.

In addition to FDA-required market clearances and approvals for our product formats, our manufacturing operations are required to comply with the FDA's Quality System Regulation (QSR), which addresses requirements for a company’s quality program such as management responsibility, good manufacturing practices, product and process design controls, and quality controls used in manufacturing. Compliance with applicable regulatory requirements is monitored through periodic inspections by the FDA Office of Regulatory Affairs (ORA). We anticipate both announced and unannounced inspections by the FDA. Such inspections could result in non-compliance reports (Form 483) which, if not adequately responded to, could lead to enforcement actions. The FDA can institute a wide variety of enforcement actions ranging from public warning letters to more severe sanctions such as fines; injunctions; civil penalties; recall of our product; operating restrictions; suspension of production; non-approval or withdrawal of pre-market clearances for new products or existing products and criminal prosecution. There can be no assurance that we will not incur significant costs to comply with these regulations in the future or that the regulations will not have a material adverse effect on our business, financial condition and results of operations.

In addition to the ACA, various healthcare reform proposals have also emerged at the state level. Like the ACA, these proposals could reduce medical procedure volumes and impact the demand for our product or the prices at which we sell our product. The impact of these proposals could have a material adverse effect on our business and/or consolidated results of operations and financial condition.

Any cuts to Medicare reimbursement which affect our product could have a material adverse effect on our business and/or our consolidated results of operations and financial condition.

The marketing of our product in foreign countries will, in general, be regulated by foreign governmental agencies similar to the FDA. Foreign regulatory requirements vary from country to country. The time and cost required to obtain regulatory approvals could be longer than that required for FDA clearance in the United States and the requirements for licensing a product in another country may differ significantly from FDA requirements. We will rely, in part, on foreign distributors to assist us in complying with foreign regulatory requirements. We may not be able to obtain these approvals without incurring significant expenses or at all, and the failure to obtain these approvals would prevent us from selling our product in the applicable countries. This could limit our sales and growth.

Our Business Exposes Us To Product Liability Claims. Our design, testing, development, manufacture, and marketing of our product involve an inherent risk of exposure to product liability claims and related adverse publicity. Our brachytherapy seed product delivers a highly concentrated and confined dose of radiation directly to the organ in which it is implanted from within the patient’s body. Surrounding tissues and organs are typically spared excessive radiation exposure. It is an inherent risk of the industries in which we operate that we might be sued in a situation where our product results in, or is alleged to result in, a personal injury to a patient, health care provider, or other user. Although we believe that as of the date of this Annual Report, we have adequate insurance to address anticipated potential liabilities associated with product liability, any unforeseen product liability exposure in excess of, or outside the scope of, such insurance coverage could adversely affect our financial condition and operating results. Any such claim brought against us, with or without merit, could result in significant damage to our business. Insurance coverage is expensive and difficult to obtain, and, although we currently have a five million dollar policy, in the future we may be unable to obtain or renew coverage on acceptable terms, if at all. If we are unable to obtain or renew sufficient insurance at an acceptable cost or if a successful product liability claim is made against us, whether fully covered by insurance or not, our business could be harmed. The FDA’s medical device reporting regulations require us to report any incident in which our product may have caused or contributed to a death or serious injury, or in which our product malfunctioned in a way that would be likely to cause or contribute to a death or serious injury if the malfunction reoccurred. Any required filing could result in an investigation of our product and possibly subsequent regulatory action against us if it is found that one of our products caused the death or serious injury of a patient.

Our Business Involves Environmental Risks. Our business involves the controlled use of hazardous materials, chemicals, and radioactive compounds. Manufacturing is extremely susceptible to product loss due to radioactive, microbial, or viral contamination; material or equipment failure; vendor or operator error; or due to the very nature of the product’s short half-life. Although we believe that our safety procedures for handling and disposing of such materials comply with state and federal standards, there will always be the risk of accidental contamination or injury. In addition, radioactive, microbial, or viral contamination may cause the closure of the manufacturing facility for an extended period of time. By law, radioactive materials may only be disposed of at state-approved facilities. At our leased facility we use commercial disposal contractors. If we obtain sufficient financing to relocate, we intend to shut down our leased manufacturing and office facility, finish the planning and construction of a new manufacturing and office facility to be owned by the Company, and move to the new manufacturing facility. Assuming it is constructed and licensed, we will incur costs related to the clean-up and disposal of hazardous materials, chemicals and radioactive components of the leased facility. While management believes it has reserved a sufficient amount of funds for this process, the Company may need more than the amount of the asset retirement obligation to meet the lease requirements and to receive clearance from the Washington State Department of Health. We may incur substantial costs related to the disposal of these materials. If we were to become liable for an accident, or if we were to suffer an extended facility shutdown, we could incur significant costs, damages, and penalties that could harm our business.

In addition, certain environmental laws assess liability on current or previous owners or operators of real property for the costs of investigation, removal or remediation of hazardous substances or materials at their properties or at properties which they have disposed of hazardous substances. Liability for investigative, removal and remedial costs under certain U.S. federal and state laws are retroactive, strict and joint and several. In addition to cleanup actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances. The ultimate cost of site cleanup and timing of future cash outflows is difficult to predict, given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations, and alternative cleanup methods.

Fluctuations In Insurance Cost And Availability Could Adversely Affect Our Profitability Or Our Risk Management Profile. We hold a number of insurance policies, including product liability insurance, directors’ and officers’ liability insurance, and workers’ compensation insurance. The costs of our director and officer insurance policy premiums increased nearly 15% for fiscal year 2021 (which management understands was not solely related to our operations but industry wide). If the costs of maintaining adequate insurance coverage increase significantly in the future, our operating results could be materially adversely affected. Likewise, if any of our current insurance coverage should become unavailable to us or become economically impractical, we would be required to operate our business without indemnity from commercial insurance providers. If we operate our business without insurance, we could be responsible for paying claims or judgments against us that would have otherwise been covered by insurance, which could adversely affect our results of operations or financial condition.

Risks Related to Our and Shares of Common Stock and Public Company Status

We Have Incurred Significant Losses To Date, And There Is No Guarantee That We Will Ever Become Profitable. We incurred net losses of $3,387,000 and $3,446,000 in the fiscal years ended 2021 and 2020, respectively. In addition, we have accumulated deficit from the inception of business through June 30, 2021 of $91,325,000. The costs for research and product development of our product formats along with marketing and selling expenses and general and administrative expenses have been the principal causes of our losses. We may not ever become profitable.

Our Reporting Obligations As A Public Company Are Costly. Reporting requirements of a public company change depending on the reporting classification in which the Company falls as of the end of its second quarter of each fiscal year. The Company is currently a “smaller reporting company” which falls in the non-accelerated filer category of filer with a public float less than $250 million. If the Company were to be reclassified to the category of “accelerated filer,” the Company would have the additional requirement and cost of a Section 404 audit as part of its Form 10-K filing, as well as other expenses making the public reporting process more costly.

Our Stock Price Is Likely To Be Volatile. The market price of our common stock has experienced fluctuations and is likely to fluctuate significantly in the future. For example, during fiscal 2021 the closing price of one share of our common stock reached a high of $2.47 and a low of $0.36. There is generally significant volatility in the market prices and limited liquidity of securities of companies which have failed to show profits. Contributing to this volatility are various events that can affect our stock price in a positive or negative manner. These events include, but are not limited to: governmental approvals or refusals to approve of regulations or actions; market acceptance and sales growth of our product; the viability of non-prostate products; litigation involving the Company or our industry; developments or disputes concerning our patents or other proprietary rights; changes in the structure of healthcare payment systems; departure of key personnel; future sales of our securities; fluctuations in our financial results or those of companies that are perceived to be similar to us; swings in seasonal demands of purchasers; investors’ general perception of us; and general economic, industry and market conditions. In addition, the securities of many medical device companies, including us, have historically been subject to extensive price and volume fluctuations that may affect the market price of their common stock. If any of these events occur, it could cause our stock price to rise or fall.

The Price Of Our Common Stock May Be Adversely Affected By The Future Issuance And Sale Of Shares Of Our Common Stock Or Other Equity Securities. We cannot predict the size of future issuances or sales of our common stock or other equity securities for future acquisitions or capital raising activities, or the effect, if any, that such issuances or sales may have on the market price of our common stock. The issuance and sale of substantial amounts of common stock or other equity securities or announcement that such issuances and sales may occur, could adversely affect the market price of our common stock.

We Do Not Expect To Pay Any Dividends For The Foreseeable Future. We do not anticipate paying any dividends to our stockholders for the foreseeable future. Stockholders must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Any determination to pay dividends in the future will be made at the discretion of our Board of Directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable laws and other factors that our Board deems relevant.

ITEM 1B – UNRESOLVED STAFF COMMENTS

Not applicable.

ITEM 2 – PROPERTIES

The Company’s executive offices are located at 350 Hills Street, Suite 106, Richland, WA 99354, where it leases approximately 15,300 square feet of office and laboratory space for approximately $24,800 per month plus janitorial expenses of approximately $440 per month from Energy Northwest, the owner of the Applied Process Engineering Laboratory (the APEL facility). The Company executed a modification to the existing lease in October 2015 that stipulates the tenant improvements, machinery, equipment and fixtures (TIs) are permitted to be abandoned at lease termination provided the facility is released by the Washington Department of Health. The modification also reduces the required notice to terminate early from twelve months to six months. In July 2019, the Company entered into another modification of the lease that extends the term to April 30, 2026, and maintained the then current rental rate through April 2020, and provides for an eighteen-month termination notice with an early termination penalty of up to $40,000 which decreases each year beginning May 1, 2022. The Company is not affiliated with this lessor.

In the spring of 2017, the Company purchased an adjacent property of approximately 4.2 acres in anticipation of constructing a facility to meet its requirements for production, laboratory, and administrative offices. The new facility is anticipated to be a similar size to the current facility but the final design is dependent on anticipated future requirements. The property also provides for additional future building(s) as needed or subdivision, if required and is located within the Technology and Business Campus of the Port of Benton. While the Company has completed the design of the facility as of the date of this Report, the construction of the facility is subject to acceptable financing and other unanticipated factors which may influence such an operational decision and currently has no plans to start construction.

The Company’s management believes that the facilities currently occupied by the Company are adequate for present requirements, and that the Company’s current equipment is in good condition and is suitable for the operations involved.

ITEM 3 – LEGAL PROCEEDINGS

Nothing to disclose.

ITEM 4 –MINE SAFETY DISCLOSURES

Not applicable.

PART II

ITEM 5 – MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

The Company’s common stock is listed on the NYSE American under the symbol “ISR” and as of September 23, 2021 there were 141,915,266 shares outstanding.

The high and low sale prices as reported on the NYSE American for each quarter during the last two fiscal years are as follows:

Fiscal 2021	Q1	Q2	Q3	Q4
High	$0.78	$0.58	$2.47	$1.15
Low	$0.54	$0.36	$0.53	$0.75

Fiscal 2020	Q1	Q2	Q3	Q4
High	$0.43	$0.78	$1.06	$1.00
Low	$0.31	$0.29	$0.51	$0.43

Holders

As of September 23, 2021, there were approximately 205 common stockholders of record. The number of common stockholders was determined from the records of our stock transfer agent and does not reflect persons or entities that hold their shares in nominee or “street” name through various brokerage firms.

Dividends

The Company has never paid cash dividends on its common stock and does not plan to pay cash dividends on its common stock in the foreseeable future. Our Board of Directors anticipates that any earnings that might be available to pay dividends will be retained to finance operations.

Securities Authorized for Issuance Under Equity Compensation Plans

On December 10, 2019, the Company's Stockholders approved the Company's 2020 Equity Incentive Plan (2020 Incentive Plan). The 2020 Incentive Plan allows the Board of Directors to grant up to 6,000,000 shares of common stock to directors, officers, employees and consultants in a combination of equity incentive forms including incentive stock options (ISO), non-qualified stock options (NQSO), stock appreciation right (SAR) or restricted shares of common stock, provided that, no more than 3,000,000 shares of common stock may be granted as ISOs.

On June 15, 2017, the Company's Stockholders approved the Company's 2017 Equity Incentive Plan (2017 Incentive Plan). The 2017 Incentive Plan allows the Board of Directors to grant up to 4,000,000 shares of common stock to directors, officers, employees and consultants in a combination of equity incentive forms including incentive stock options (ISO), non-qualified stock options (NQSO), stock appreciation rights (SAR) or restricted shares of common stock.

Options granted under both plans have a ten year maximum term, an exercise price equal to at least the fair market value of the Company’s common stock (based on the trading price on the NYSE American) on the date of the grant, and with varying vesting periods as determined by the Board.

As of June 30, 2021, the following options had been granted under the 2020 Incentive Plan, the 2017 Incentive Plan and under prior stock option plans that have now expired.

Plan Category	Number of securities to be issued on exercise of outstanding options, warrants, and rights (a)	Weighted- average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation Plans (excluding securities in columns (a) and (b)
Equity compensation plans approved by security holders	4,065,000	$0.60	4,593,125	[1]
Equity compensation plans not approved by security holders	449,660	$1.33	-

Total	4,514,660	$0.67	4,593,125

1. Issuances made on July 1, 2021 decreased this number to 1,751,525 as of that date.

Performance Graph

As a smaller reporting company, the Company is not required to provide a performance graph.

Sales of Unregistered Securities

Our sales of unregistered securities have been previously reported in our reports on Forms 8-K and 10-Q and filed with the SEC.

Issuer Purchases of Equity Securities

None.

ITEM 6 – SELECTED FINANCIAL DATA

As a smaller reporting company, the Company is not required to provide Item 6 disclosure in this Annual Report.

ITEM 7 – MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies and Estimates

Management’s discussion and analysis of the Company’s financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent liabilities. On an on-going basis, management evaluates past estimates and judgments, including those related to bad debts, inventories, accrued liabilities, derivative liabilities, and contingencies. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

The Company recognizes revenue based on the five-step model for revenue recognition as prescribed by ASC 606, Revenue from Contracts with Customers, as follows: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the prices to the performance obligations; and (5) recognize revenue. The Company has some agreements that contain general commercial terms and product prices but do not contain an obligation to provide goods to the customer. Our performance obligation, which is established when the customer submits a purchase order and the Company accepts the order, is to deliver the product based on the purchase order received. The Company typically recognizes revenue at the time of shipment, at which time the title passes to the customer, and there are no further performance obligations.

Share-Based Compensation

The Company measures and recognizes expense for all share-based payments at fair value. The Company uses the Black-Scholes option valuation model to estimate fair value for all stock options on the date of grant. For stock options that vest over time, the Company recognizes compensation cost on a straight-line basis over the requisite service period for the entire award. The Company recognizes forfeitures as they occur.

Research and Development Costs

Research and development costs, including salaries, benefits, and share-based compensation, research materials, facility overhead, lab supplies, depreciation, administrative expenses and contractor fees, are charged to operations as incurred.

Legal Contingencies

The Company may, in the ordinary course of business, be involved in legal proceedings involving securities, contractual and employment relationships, product liability claims, patent rights, environmental matters, and a variety of other matters, the outcomes of which are not within the Company’s complete control and may not be known for extended periods of time. Legal costs associated with defending these matters are expensed as incurred.

The Company records a liability in its consolidated financial statements for damages and/or costs related to claims, settlements, and judgments where the Company has assessed that the loss is probable and an amount can be reasonably estimated.

Results of Operations

Financial presentation

The following sets forth a discussion and analysis of the Company’s financial condition and results of operations for the fiscal years ended 2021, 2020, and 2019. This discussion and analysis should be read in conjunction with our consolidated financial statements appearing elsewhere in this Report. The following discussion contains forward-looking statements. Our actual results may differ significantly from the results discussed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in “Item 1A — Risk Factors,” beginning on page 25 of this Report. (In thousands)

	For the years ended June 30,
	2021		2020		2021 - 2020	2019		2020 - 2019
	Amount	% (a)	Amount	% (a)	% Change	Amount	% (a)	% Change

Sales, net	$10,053	100	$9,680	100	4	$7,314	100	32
Cost of sales	4,932	49	4,556	47	8	4,267	58	7
Gross profit (loss)	5,121	51	5,124	53	-	3,047	42	68

Operating expenses:
Proprietary research and development	1,427	14	1,126	12	27	1,429	20	(21)
Collaboration arrangement, net of reimbursement	-	-	-	-	-	45	1	(100)
Sales and marketing	2,440	24	2,976	31	(18)	2,679	37	11
General and administrative	4,691	47	4,571	47	3	4,172	57	10
Change in estimate of asset retirement obligation	-	-	(73)	(1)	100	-	-	(100)
Loss (gain) on equipment disposal	9	-	-	-	100	(24)	-	100
Total operating expenses	8,567	85	8,600	89	0	8,301	113	4
Operating loss	(3,446)	(34)	(3,476)	(36)	1	(5,254)	(72)	(34)

(a) Expressed as a percentage of sales, net

Sales

Fiscal 2021 sales, net increased 4% compared to fiscal 2020. The main driver of this growth was a 68% increase in other sales primarily due to increased treatments for brain cancer, including GammaTile™. In addition, part of the sales growth was due to moderate price increases that were implemented in January 2020. These increases were partially offset by a reduction in prostate cancer treatments that we believe was due to the impacts of the COVID-19 pandemic from stay-at-home orders in various states as well as hospitals' focus on treating COVID-19 patients.

Fiscal 2020 sales, net increased 32% compared to fiscal 2019. The Company’s sales personnel continued to bring on new accounts while also working with existing customers to increase their order volumes. GammaTile™ and the Blu Build™ loader, while in a limited market release during part of the fiscal year, also helped to increase revenues during fiscal 2020. In addition, part of the sales growth was due to moderate price increases that were implemented during the middle of fiscal year 2020.

	For the years ended June 30,
	2021		2020		2021 - 2020	2019		2020 - 2019
Treatment	Amount	%(a)	Amount	% (a)	% Change	Amount	% (a)	% Change

Prostate Brachytherapy	$7,824	78	$8,356	86	(6)	$6,488	89	29
Other sales	2,229	22	1,324	14	68	826	11	60
Sales, net	$10,053		$9,680		4	$7,314		32

(a) Expressed as a percentage of sales, net

Prostate Brachytherapy.

Prostate sales were down approximately 6% in fiscal 2021. We believe that due to stay-at-home orders in various states and hospitals' focus on COVID-19, patients' brachytherapy procedures were either delayed or cancelled. This led to a decrease in sales for prostate treatments during fiscal year 2021 when compared to fiscal year 2020. The decrease in sales volume was partially offset by a price increase that occurred in January 2020.

Management believes continued growth in prostate brachytherapy revenues will be the result of physicians, payors, and patients increasingly considering overall treatment advantages including costs compared with non-brachytherapy treatments, better treatment outcomes and improvement in the quality of life for patients. The American Cancer Society estimates that nearly 250,000 new prostate cancer cases will be diagnosed in calendar year 2021, which represents an increase of approximately 30% over the calendar year 2020 estimate (American Cancer Society, 2021). This increase is due to patients being unable to access treatment or putting treatment off due to the COVID pandemic, but there is no assurance that this will occur and if it occurs that it will have a positive impact on the Company's performance. We believe the trend to use brachytherapy in lieu of other options is starting to improve our performance but there is no assurance as to how long this trend will continue.

Management believes increased pressure to deliver effective healthcare in both terms of outcome and cost drove treatment options in fiscal 2021 with prostate brachytherapy receiving more consideration than in previous years.

Other Sales.

Other sales include but is not limited to brain, lung, head/neck, gynecological, pelvic treatments, and services. Other sales grew by approximately 68% in fiscal 2021. The main driver of this growth was increased treatments for brain cancer including GammaTile™. Initial applications for these other brachytherapy treatments are primarily used in recurrent cancer treatments or salvage cases that are generally difficult to treat aggressive cancers where other treatment options are either ineffective or unavailable.

Other brachytherapy treatments are subject to the influence of a small pool of innovative physicians who are the early adopters of the technology who also tend to be faculty at teaching hospitals training the next generation of physicians. This causes the revenue created by these types of treatment applications to be more volatile and varies significantly from year to year. Additionally, with other brachytherapy surgical procedures there remains inconsistency and uncertainty regarding reimbursement for the procedures. This unreliable reimbursement for these new procedures will remain until specific coding and coverage policies are established, which could take years. Individual centers weigh the value of the procedure with their other treatment priorities on a patient by patient basis. Isoray believes that additional clinical data will begin to build a compelling argument to support reimbursement and increased adoption of the procedures; however, any growth will be inconsistent in the near term.

GammaTile™.

For several years the Company has focused on many different applications of its Cesium-131 brachytherapy seeds in the cranial cavity to target many forms of brain cancer. Most recently, the Company has focused on using braided strand configurations and on a collaboration with GammaTile, LLC, now known as GT Medical Technologies, Inc. (GT Med Tech), which has a technology which use biodegradable “tiles” to deliver the Cesium-131 brachytherapy seeds into contact with cancerous tumors in the brain.

GammaTile™ Therapy was in a limited market release beginning in January 2019 and in a full market release beginning in January 2020.  Total revenues from sales to GT Med Tech in fiscal 2021 were slightly more than ten percent of total revenues. While GT Med Tech continues to assure Isoray that its sales and marketing efforts will show steady improvements in sales there is no assurance this will occur.

Cost of sales

Cost of sales consisted primarily of the costs of manufacturing and distributing the Company’s products. The fiscal 2021 increase was primarily the result of increased labor and materials costs. Labor expenses increased by $156,000 due to additional headcount as well as annual merit increases. Materials isotope costs increased by $126,000. Higher freight costs for isotope resulted from the use of cargo flights rather than passenger flights to transport isotope from Russia to our facility due to the COVID-19 pandemic's impact on passenger flights. In addition, due to lower than anticipated sales volumes, we had excess isotope on hand which went unused. Non-isotope materials costs increased $63,000 due to increased ordering of some items in an effort to mitigate any potential supply chain issues due to the COVID-19 pandemic as well as price increases from some of our suppliers.

The fiscal 2020 increase was primarily due to higher sales volumes that led to increased labor expenses and non-isotope materials costs offset by decreased isotope costs. Labor expenses increased by $168,000 as the Company had more production volume due to higher sales. Non-isotope materials costs also increased by $270,000 due to increased sales volume and an increase in the ratio of preloaded seeds (stranded, Blu Build™, etc.) compared to loose seeds sold. Beginning in the first fiscal quarter of 2019, the Company reduced the amount of Cesium-131 provided by the MURR reactor by approximately thirty-five percent. After a thorough review of the capacity and quality of production at the MURR facility, the Company determined to terminate its supply agreement with MURR and the last shipment of isotope from MURR was received in January 2019. These changes led to a $165,000 decrease in isotope cost during fiscal 2020 compared to fiscal 2019 despite increased sales volumes.

During both fiscal 2020 and 2021, the Company purchased isotope in excess of known customer orders to provide enough isotope to fill anticipated orders which may or may not materialize. The excess isotope is utilized in the production of upcoming orders where possible considering the decay rates of Cesuim-131. Any loss of isotope to decay is also included as a cost of production during the current period.

Management anticipates an increase in costs of goods sold for the six-month period ended December 31, 2021 resulting from an increased volume of isotope purchases related to its initial set up of a second nuclear reactor associated with its consignment of enriched barium and purchase of enriched barium carbonate needed for Cesium-131 production at the RIAR facility.

Research and development expenses

Research and development consisted primarily of the costs related to employee and third-party research and development activities. The fiscal 2021 increase was due mainly to increases in protocol, payroll, and consulting expenses. The Company conducted new research which contributed to a $122,000 increase in protocol expenses. Payroll expenses increased by $184,000 due to the expansion of our research and development team through reallocating existing resources and adding additional headcount as well as annual merit increases. Consulting expenses relating to market research increased by $124,000.

The decrease in fiscal 2020 compared to fiscal 2019 was mainly due to reduced expenses related to developmental costs for the Blu Build™ loader and decrease in protocol expenses as existing protocols were completed and new ones had not yet started. These factors led to a decrease of $415,000 in fiscal 2020. This decrease was offset by an increase in payroll costs as the company shifted some internal resources to spend more time on research and development activities.

Sales and marketing expenses

Sales and marketing expenses consist primarily of the costs related to the internal and external activities of the Company’s sales, marketing and customer service division. The fiscal 2021 decrease was due to reduced payroll of $334,000 resulting from lower sales growth when compared to fiscal 2020 and the reversal of share based compensation expense upon separation of our former Executive Vice President of Sales and Marketing, as well as reduced travel of $132,000 and conventions and tradeshow expense of $28,000 as a result of the COVID-19 pandemic.

The fiscal 2020 increase was due to increased payroll of $423,000 due to incentive compensation related to the increase in sales. This increase was offset by a reduction of $130,000 in travel due to reduced travel as a result of the COVID-19 global health pandemic.

General and administrative expenses

General and administrative expenses consist primarily of the costs related to the executive, quality assurance and regulatory affairs (QA/RA), finance, human resources and information technology functions of the Company. The increase in fiscal 2021 is due to a payroll increase of $145,000 resulting from increased headcount and annual merit increases, increased insurance premiums primarily relating to D&O insurance of $74,000, increased consulting expenses primarily from information technology consulting of $56,000, employment hiring expense increased by $45,000, and software costs increased by $27,000. These were partially offset by decreased public company related expenses of $109,000, reduced legal fees of $56,000, and fewer travel expenses of $56,000 due to the COVID-19 pandemic. In addition, the majority of annual employee and director stock grants have historically been granted in the fiscal fourth quarter, however this year’s awards were granted in July 2021, subsequent to the close of the fiscal fourth quarter 2021, thus reducing share-based stock compensation expense in the full-year fiscal year-end 2021 compared to the prior fiscal year.

The increase in fiscal 2020 is primarily the result of higher payroll of $458,000 due to incentive compensation and promotions, increased insurance premiums of $68,000 primarily relating to D&O insurance (which increased industry-wide), other expense of $50,000 primarily related to employee relations and hiring expense, and public company expense of $50,000 mostly relating to the at the market offering, and overhead recovery of $38,000 due to no shared costs with GT Medical Technologies. These were partially offset by decreased legal fees of $107,000, materials of $92,000, and travel of $64,000.

Impact of COVID-19

From the onset of the COVID-19 global health pandemic we have been proactive in implementing plans to ensure the health and well-being of our employees, while remaining focused on providing uninterrupted product flow to the physicians and patients who count on us. We seamlessly transitioned many employees to work from home and made other adjustments to ensure the continuity of our business through this time. At the beginning of the pandemic, we moved quickly to ensure that our inventory of non-isotope supplies were appropriate in case our supply chain was disrupted.  In addition, we set in motion our strategy to maintain a continuous and uninterrupted supply of isotope from our suppliers in Russia including the review of alternative freight services due to the cancellation of many international flights.

As COVID-19 spread, many states implemented new guidelines in an attempt to mitigate the spread of the virus and to conserve certain medical supplies. Those guidelines led to the cancellation or postponement of elective and non-emergency surgical procedures, including prostate brachytherapy procedures.  During fiscal year 2021, our sales revenues increased 4% compared to the fiscal year 2020, but we were still below the average monthly prostate revenues attained in our third quarter of fiscal year 2020 prior to the onset of COVID-19's impact on our operations. We believe this is due to stay-at-home orders and hospitals’ focus on COVID-19, resulting in a delay or cancellation of patients scheduled to be seen by physicians. This resulted in fewer or delayed urology referrals for prostate brachytherapy treatment.

As more states gradually lift restrictions on non-essential surgeries and other activities, we have received customer feedback of anticipated increases in implant volumes as patients begin returning from quarantines for office visits and consultations but there is no assurance this will occur or be sustained or what impact variants such as the Delta variant might cause to our operations. In the meantime, we continue to tightly manage our expenses and make fluid adjustments to isotope orders to meet potential increased treatment demands.

Liquidity and capital resources

The Company assesses its liquidity in terms of its ability to generate cash to fund its operating, investing and financing activities. The Company has historically financed its operations through selling equity to investors. During fiscal 2021, the Company raised approximately $56,375,000 pursuant to two underwritten offerings, approximately $7,784,000 pursuant to the exercise of warrants to purchase common stock, and approximately $534,000 pursuant to the exercise of options to purchase common stock. Some of these funds were used in fiscal 2021 and existing cash reserves from prior capital raises were used to fund the Company's operations and capital expenditures during fiscal 2021 and 2020 respectively.

Our cash flows for fiscal 2021, 2020, and 2019 respectively, are summarized as follows (in thousands):

	For the years ended June 30,
	2021	2020	2019

Net cash used by operating activities	$(2,837)	$(3,641)	$(5,049)
Net cash provided by (used in) by investing activities	(410)	(287)	401
Net cash provided by financing activities	64,684	994	7,374
Net increase (decreases) in cash and cash equivalents	$61,437	$(2,934)	$2,726

	As of June 30,
	2021	2020	2019

Working Capital	$65,501	$3,932	$6,194
Current Ratio	37.37	3.50	6.53

Cash flows from operating activities

Net cash used by operating activities in fiscal 2021 was primarily due to a net loss of $3.39 million net of approximately $617,000 in adjustments for non-cash activity such as depreciation and amortization expense, the accretion of asset retirement obligation, and share-based compensation. Changes in operating assets and liabilities contributed approximately $67,000 to the cash used by operating activities.

Net cash used by operating activities in fiscal 2020 was primarily due to a net loss of $3.45 million net of approximately $640,000 in adjustments for non-cash activity such as depreciation and amortization expense, the accretion of asset retirement obligation, and share-based compensation. Changes in operating assets and liabilities contributed approximately $835,000 to the cash used by operating activities.

Net cash used by operating activities in fiscal 2019 was primarily due to a net loss of $5.14 million net of approximately $613,000 in adjustments for non-cash activity such as depreciation and amortization expense, the accretion of asset retirement obligation, and share-based compensation. Changes in operating assets and liabilities contributed approximately $518,000 to the cash used by operating activities.

Cash flows from investing activities

Investing activities for all years are presented by primary transaction category. Investing activities consisted of transactions related to the purchase of fixed assets as well as the purchase and subsequent maturity of certificates of deposit or US Treasury Bills. Management will continue to invest in technology and machinery that improves and streamlines production processes and to invest and reinvest maturing certificates of deposit and US Treasury Bills in low-risk investment opportunities that safeguard assets and provide greater assurance those resources will be liquid and available for business needs as they arise.

Cash flows from financing activities

Financing activities for all years are presented by primary transaction category. Financing activities in fiscal 2021, 2020, and 2019 were primarily due to sales of common stock through an underwritten offering, net, a registered direct offering, net, at the market offerings, net, and warrant and option exercises each net of preferred dividends paid. Financing activities were significantly increased in fiscal 2021 compared to 2020 and 2019 due to the underwritten offerings, net.

Projected FY 2022 Liquidity and Capital Resources

Operating activities

Management forecasts that fiscal 2022 cash requirements will be similar to previous years and that current cash and cash equivalents will be sufficient to meet projected operating cash needs for the next twelve months. Monthly operating expenses are budgeted to increase for sales and marketing, research and development and general and administrative expenses in fiscal 2022 as management works to implement its strategy. Assuming no extraordinary expenses occur (whether operating or capital), if management is successful at implementing its strategy to focus on renewed emphasis to drive the consumer to the prostate market and meets or exceeds its growth targets of twenty-five percent increase in revenue in fiscal 2022 and this annual growth continues, the Company anticipates reaching cashflow break-even in three to four years. These assumptions do assume that GammaTile™ will contribute to total revenue but do not incorporate any significant growth in the other non-prostate applications as they generate nominal revenues today but if they show significant improvement, cashflow break-even could occur sooner. There is no assurance that the targeted sales growth will materialize but management is encouraged by the depth and experience of its sales team and its track record of growth during the last three fiscal years.

Capital expenditures

Management has completed the design of a future production and administration facility. If suitable construction financing is obtained and the facility constructed, it is believed that the new facility will have non-cash depreciation cost equal to or greater than the monthly rental cost of the current facility.

Management is reviewing all aspects of production operations (including process automation), research and development, sales and marketing, and general and administrative functions to evaluate the most efficient deployment of capital to ensure that the appropriate materials, systems, and personnel are available to support and drive sales.

During fiscal 2021, the Company made only nominal investment in the automation of production processes. Beginning in fiscal 2017 and continuing through fiscal 2021, the Company has invested approximately $1,064,000 in the automation of five production processes. The equipment developed for all five processes have been placed in service as of the end of fiscal 2021. This investment was implemented to allow the Company to significantly increase the output of Cesium-131 brachytherapy seeds, while allowing the Company to decrease the labor costs related to seed production and also improving the overall safety of our operations.

Financing activities

On January 23, 2020, the Company filed a Form S-3 registration statement which became effective on February 4, 2020, with the potential to register up to $80 million of equity securities. On March 31, 2020, the Company entered into an Equity Distribution Agreement (the “Agreement”) with Oppenheimer & Co., Inc. (“Oppenheimer”). The common stock sold pursuant to the Agreement was distributed at the market prices prevailing at the time of sale. The Agreement provided that Oppenheimer would be entitled to compensation for its services at a commission rate of 3.0% of the gross sales price per share of common stock sold plus reimbursement of certain expenses. As of June 30, 2020, the Company had sold an aggregate of 1,247,232 shares under the Agreement at an average price of approximately $0.738 per common share for gross proceeds of approximately $920,000 and net proceeds of approximately $874,000. No shares were sold under this Agreement during fiscal year 2021. On October 19, 2020, the Company terminated the Agreement, effective on the same date.

On October 22, 2020, the Company sold 18,269,230 shares of its common stock at a price of $0.52 per share, for aggregate gross proceeds of $9,500,000, pursuant to the registration statement on Form S-3 that became effective on February 4, 2020. The net proceeds from the offering were approximately $8,471,000. Additionally, the Company issued to the purchasers warrants to purchase up to 9,134,615 shares of common stock. The warrants have an exercise price of $0.57 per share of common stock, are exercisable immediately, and expire five years from the date of issuance. If exercised for cash, future exercises of these warrants will provide additional capital to the Company.

On February 8, 2021, the Company sold 36,000,000 shares of its common stock at a price of $1.25 per share for aggregate gross proceeds of approximately $45,000,000, pursuant to the registration statement on Form S-3 that became effective on February 4, 2020. Additionally, the Company granted the underwriters an option to purchase an additional 5,400,000 shares of common stock at a purchase price of $1.25 per share for the purpose of covering overallotments, which was exercised on February 8, 2021 and generated gross proceeds of approximately $6,750,000. Total gross proceeds from the offering were approximately $51,750,000 and total net proceeds were approximately $47,904,000.

During fiscal 2021, the Company received approximately $7.8 million as a result of the exercise of 12,318,877 warrants to purchase common stock and $0.5 million as a result of the exercise of 970,315 options to purchase common stock.

When it does require capital in the future, the Company expects to finance its cash needs through sales of equity, possible strategic collaborations, debt financing or through other sources that may be dilutive to existing stockholders, Management anticipates that if it raises additional financing that it will be at a discount to the market price and it will be dilutive to stockholders.

Other Commitments and Contingencies

The Company’s purchase commitments and obligations include all open purchase orders and contractual obligations entered into in the ordinary course of business, including commitments with contract manufacturers and suppliers, for which we have not received the goods or services and acquisition and licensing of intellectual property. Although open purchase orders are considered enforceable and legally binding, the terms generally allow us the option to cancel, reschedule, and/or adjust our requirements based on our business needs prior to the delivery of goods or performance of services. Non-cancellable purchase commitments and obligations that will exist beyond fiscal 2022 and that are not separately presented as a liability on the balance sheet are listed below (in thousands):

		Less than	1 – 3	3 – 5	More than 5
Contractual obligations	Total	1 year	years	years	years
Seed core purchase obligation	864	216	432	216	-
Total	$864	$216	$432	$216	$-

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Impact of Inflation

Inflation had minimal impact on our net sales and revenues or on loss from continuing operations.

Recent Accounting Pronouncements

Accounting Standards Updates Adopted

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction Between Topic 808 and Topic 606, which, among other things, provides guidance on how to assess whether certain collaborative arrangement transactions should be accounted for under Topic 606. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The standard was adopted on July 1, 2020 and had no effect on the consolidated financial statements.

Accounting Standards Updates to Become Effective in Future Periods

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

ITEM 7A – QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, the Company is not required to provide Item 7A disclosure in this Annual Report.

ITEM 8 – FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Information required by this Item 8 is incorporated by reference to our Consolidated Financial Statements and the Report of Independent Registered Public Accounting Firm beginning at page 67 of this Report.

ITEM 9 – CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no disagreements or reportable events with Assure CPA, LLC (formerly DeCoria, Maichel & Teague, P.S.).

ITEM 9A – CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and co-principal financial officers, we conducted an evaluation of the design and operation of our disclosure controls and procedures, as such term is defined under Rules 13a-14(c) and 15d-14(c) promulgated under the Securities Exchange Act of 1934, as amended (Exchange Act), as of June 30, 2021. Based on that evaluation, our principal executive officer and our co-principal financial officers concluded that the design and operation of our disclosure controls and procedures were effective. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote. However, management believes that our system of disclosure controls and procedures are designed to provide a reasonable level of assurance that the objectives of the system will be met.

Management’s Annual Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act. Our internal control over financial reporting is designed to provide reasonable assurance concerning both the reliability of our financial reporting and the preparation of our financial statements in accordance with generally accepted accounting principles. This control includes policies and procedures that obligate us to maintain reasonably detailed records that accurately and fairly reflect our transactions and the disposition of our assets, provide assurance that our transactions are properly recorded, ensure that our receipts and expenditures are authorized by management and, where applicable, our board of directors, and prevent or allow us to timely detect material unauthorized acquisitions, uses or dispositions of our assets.

We have evaluated the effectiveness of our internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control Integrated Framework (2013). This evaluation was performed under the supervision and with the participation of our management, including our chief executive officer and our co-principal financial officers and principal accounting officer, all of whom concluded that our internal control over financial reporting was effective as of June 30, 2021. Our evaluation of the effectiveness of our internal control over financial reporting in future periods may differ due to changing conditions or non-compliance with the policies and procedures we have established.

Changes in Internal Control over Financial Reporting

There have not been any changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B – OTHER INFORMATION

Not applicable.

PART III

ITEM 10 – DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Board Membership and Board Committees

The directors serving the Company as of June 30, 2021 were as follows:

			Audit	Compensation	Nominations	Litigation
Name	Type	Age	Committee	Committee	Committee	Committee
Michael McCormick, Chairman	Independent	58	Member	Member	Chairman	Member

Lori Woods, Chief Executive Officer	Employee	58	N/A	N/A	N/A	N/A

Philip Vitale, MD	Independent	75	Member	Chairman	Member	N/A

Alan Hoffmann	Independent	60	Chairman	Member	Member	Chairman

Each member of the Board of Directors serves a one-year term and is subject to reelection at the Company’s Annual Meeting of Stockholders held each year.

The Company’s directors, as named above, will serve until the next annual meeting of the Company’s stockholders or until their successors are duly elected and have qualified. Directors will be elected for one-year terms at the annual stockholders meeting. There is no arrangement or understanding between any of the directors or officers of the Company and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current directors to the Company's board. There are also no arrangements, agreements or understandings between non-management stockholders that may directly or indirectly participate in or influence the management of the Company’s affairs.

Michael McCormick – Mr. McCormick has been a Director of the Company since June 2015 and brings over 25 years of senior executive positions in global management, sales, and marketing to the Company. He was appointed Chairman of the Board effective as of June 4, 2018. He serves as a founder and partner of GO Intellectual Capital, which offers marketing services with a focus on the medical and aviation industries, as well as financial services. Previous to his service with GO, Mr. McCormick served as Executive Vice President of Global Sales and Marketing for Columbia Sportswear from 2006-2012, where his team successfully launched several new patented technologies, including Omni-Heat® Reflective and Omni-Freeze® Zero. During Mr. McCormick’s tenure, Columbia built an intellectual property portfolio with over 200 patents. Mr. McCormick started his career with Nike, working in several senior management roles and ultimately becoming the Director of National Sales, U.S., prior to his departure in 1999. He also served as Chief Marketing Officer of Golf Galaxy from 2003-2006 and Executive Vice President of Global Sales and Marketing of Callaway Golf from 2000-2003. Mr. McCormick brings over 26 years of marketing experience in a diverse group of industries to his service on the Company’s Board.

Lori Woods – Ms. Woods has been a Director of the Company since June 4, 2018 and brings more than 30 years of experience in the healthcare industry and is particularly well-known and respected in the brachytherapy community. Ms. Woods returned to Isoray after previously serving as Vice President from 2006 to February 2008, at which time she was appointed Acting Chief Operating Officer before her appointment to Chief Operating Officer in February 2009, a position she held until January 2010. Beginning in February 2016, and continuing until her appointment as Interim CEO on June 4, 2018, Ms. Woods served as a senior consultant to Isoray. Ms. Woods was appointed CEO of the Company on December 12, 2018. From February 16, 2016 to June 3, 2018, Ms. Woods was a founder of Medvio, LLC, a medical device consulting company focused on the urology and oncology space. During her time at Medvio she worked with large public and international medical device companies, supporting the approval process and distribution of products in diverse international markets. Further, she worked with various partners to develop proprietary technologies for the colorectal and liver treatment markets. Previously, from January 2002 to July 2006, Ms. Woods served as Chief Executive Officer of Pro-Qura, Inc., a privately-owned cancer treatment management company focused on the quality delivery of brachytherapy treatments for prostate cancer. She has also served as the Director of Business Development for the Tumor Institute Radiation Oncology Group and the Seattle Prostate Institute (SPI) in Seattle, WA. SPI was an early innovator in prostate brachytherapy treatments and assisted in the training of more than 2,000 physicians in the use of prostate brachytherapy. Ms. Woods served as a board member of the Northwest division of the Juvenile Diabetes Research Foundation, focusing on their digital awareness programs, including their website and SEO strategy, and their public relations efforts. Ms. Woods earned a Bachelor of Science degree in Business Administration – Marketing and Communications from Loma Linda University, CA. Ms. Woods brings to the Board extensive experience and credibility in the brachytherapy industry and strong relationships with suppliers and distributors of brachytherapy products.

Philip Vitale, MD – Dr. Vitale has been a Director of the Company since 2014 and is a board certified urologist. He practiced Urology from 1978 to 2005 at Lovelace Health Systems in Albuquerque. He also served on the Board of Governors for 9 years and held various administrative positions including Chief Medical Officer and Senior Vice President at Lovelace. He was a staff urologist at Albuquerque VA Medical Center from 2005 until his retirement in November 2014. He served as Chief of the Urology section from 2008 to November 2013. Dr. Vitale was also an Assistant Professor at the University of New Mexico, Division of Urology. He is a member of the American Urological Association and the South Central Section of the American Urological Association. Prior to his retirement, Dr. Vitale’s clinical trials included: chemotherapy after prostatectomy (cap); a phase III randomized study for high risk prostate carcinoma; RTOG 0415 a phase III randomized study of hypofractionated 3d-crt/IMRT versus conventionally fractionated 3d-crt/IMRT in patients with favorable-risk prostate cancer; RTOG 0815 a phase III prospective randomized trial of dose-escalated radiotherapy with or without short-term androgen deprivation therapy for patients with intermediate-risk prostate cancer; and YP19A1 gene and pharmacogenetics of response to testosterone therapy. Dr. Vitale holds a B.A. in Biology from LaSalle College and obtained his M.D. from the New Jersey College of Medicine and Dentistry. He received his M.S. in Health Services Administration from the College of St. Francis. Dr. Vitale brings to the Board medical expertise in the industries the Company is targeting.

Alan Hoffmann – Mr. Hoffmann has been a Director of the Company since January 2016. He is the owner of Alan Hoffmann, CPA, PC, a certified public accounting firm he founded in 1996. The firm performs audits and reviews of private companies. In addition, Mr. Hoffmann currently serves as CFO for Cognitive Research Corporation, a privately-held, full-service contract research organization that specializes in central nervous system product development for pharmaceutical, nutraceutical, biotechnology and medical device companies. In 2011, he served as CFO for an international manufacturing company, Kinematics Manufacturing, Inc. His prior employment included Price Waterhouse from 1985-1989, and local firms in Arizona from 1989 to 1996, where he held multiple positions including Senior Tax Analyst, and Tax Manager. After receiving his undergraduate accounting degree with honors from the University of Wisconsin-Milwaukee in 1985, he became a Certified Public Accountant in 1989. He also served in the United States Marine Corps and was honorably discharged in 1985. He brings over 33 years of public accounting experience to the Company and the Board. Mr. Hoffmann brings to the Board his experience as a public accountant and understanding of oversight and review of financial statements prepared by the Chief Financial Officer.

Executive Officers

The executive officers serving the Company as of September 24, 2021 were as follows:

Name	Age	Position Held
Lori Woods[1]	59	Chief Executive Officer, Director
Jonathan Hunt	54	Chief Financial Officer, Co-Principal Financial Officer
Mark Austin[2]	34	Vice President of Finance and Corporate Controller, Co-Principal Financial and Principal Accounting Officer, Corporate Secretary
William Cavanagh III	55	Chief Research and Development Officer
Jennifer Streeter	52	Chief Operating Officer, Vice President, Human Resources

1.	Ms. Woods’ biographical information is incorporated by reference in the board membership section of Part III, Item 10.
2.	Effective August 16, 2021, Mr. Austin was appointed Vice President of Finance and Corporate Controller.

Jonathan Hunt – Mr. Hunt was appointed as Chief Financial Officer of the Company on December 3, 2018. On February 12, 2019, Mr. Hunt was appointed as Co-Principal Financial Officer. Before joining the Company, Mr. Hunt was Chief Financial Officer at Vivid Learning Systems, an online safety training company, from 2009 to 2018, where he had a central role in its turnaround, including growing revenues and implementing financial policy and process changes that ultimately resulted in the successful sale of the business. Mr. Hunt previously served as Chief Financial Officer of the Company from 2006 to 2009. Prior to that, Mr. Hunt worked at Hypercom Corporation, a global provider of electronic payment solutions and manufacturer of credit card terminals, where he served as Assistant Corporate Controller from 2005 to 2006.   Mr. Hunt holds a Bachelor of Science, Accountancy, and a Masters of Accountancy degree from Brigham Young University.

Mark Austin – Mr. Austin has served as Controller, Principal Financial and Accounting Officer, since July 2017 and Co-Principal Financial Officer since February 12, 2019. On September 15, 2020, Mr. Austin was appointed Corporate Secretary. On August 16, 2021, Mr. Austin was appointed Vice President of Finance and Corporate Controller. Prior to joining the Company, Mr. Austin practiced as a Certified Public Accountant with the accounting firm KPMG where he worked from October 2009 to July 2017. At KPMG, Mr. Austin served as a Senior Manager and before that, as a Manager and Senior Associate in Portland, Oregon, where he served as lead for financial statement and internal control audits within the technology industry, including for software and manufacturing companies. While at KPMG, Mr. Austin served as lead manager for a global public company; supervised, coached, and lead teams and team members; and researched technical accounting issues relevant to the technology industry. Mr. Austin holds a Bachelor of Science in Commerce degree in Accounting from Santa Clara University, in Santa Clara, California.

William Cavanagh III – Mr. Cavanagh joined Isoray Medical, Inc. in January 2010 and served as Vice President, Research and Development until March 3, 2016, other than serving as interim Chief Executive Officer for Isoray from January 7, 2016 to February 14, 2016. He was appointed Chief Operating Officer of Isoray effective March 3, 2016 and Chief Scientific Officer effective August 15, 2016 and served in these positions until February 12, 2019. On February 12, 2019, Mr. Cavanagh was appointed to the position of Chief Research and Development Officer. Immediately prior to joining Isoray Medical, Mr. Cavanagh was engaged in the research and development of dendritic cell therapies for cancer and infectious diseases. He served as Chief Scientific Officer for Sangretech Biomedical, LLC for the six years prior to joining Isoray Medical. At Sangretech, he oversaw the design and implementation of a novel cancer therapy. Mr. Cavanagh began his extensive career in cancer treatment technologies in the early 1990s, when he helped lead research and development of a therapy involving the insertion of radioactive sources directly into the prostate for the treatment of prostate cancer (prostate brachytherapy). He has designed several cancer treatment-related studies, is listed as an author on 34 peer-reviewed publications and is the listed inventor on a U.S. patent application detailing a novel treatment for cancer. Mr. Cavanagh has also served as Director of the Haakon Ragde Foundation for Advanced Cancer Studies in Seattle, Washington, where he led the research foundation in the selection of viable research projects directed at treating advanced cancers. Mr. Cavanagh holds a B.S. in Biology from the University of Portland (Oregon) and attended two years of medical school before beginning his career in research management.

Jennifer Streeter – Mrs. Streeter brings more than 10 years’ experience of progressive growth in the Human Resources field. She joined Isoray in July 2016 as Vice President of Training. In September 2016, she accepted responsibility as Vice President of Human Resources. Effective July 19, 2019, she was appointed Interim Chief Operating Officer and on June 23, 2020, was appointed Chief Operating Officer. Prior to joining Isoray, Mrs. Streeter was employed by Supershuttle International as the Vice President of Learning Development, where she led a team of training managers providing overall training and organizational development activities. Mrs. Streeter was employed by Supershuttle International from 2010 to 2016. Previously Mrs. Streeter has facilitated both on ground and online courses at the undergraduate and graduate levels for universities including Grand Canyon University, Ottawa University and Western International University. The courses focused on Human Resource and Organizational Development. Mrs. Streeter received her Bachelor’s Degree in Management/Marketing and her Master’s Degree in Leadership Studies from Baker College, in Michigan.

There are no agreements or understandings for any officer or director to resign at the request of another person, and none of the officers or directors is acting on behalf of, or will act at the direction of, any other person. There are no family relationships among our executive officers and directors.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock. The rules promulgated by the SEC under Section 16(a) of the Exchange Act require those persons to furnish us with copies of all reports filed with the SEC pursuant to Section 16(a). The information in this section is based solely upon a review of Forms 3, Forms 4, and Forms 5 received by us.

We believe that Isoray’s executive officers, directors and 10% stockholders timely complied with their filing requirements during the year ended June 30, 2021 except as follows – Lori Woods (one Form 4 with two transactions), Michael McCormick (two Form 4s with three transactions), Alan Hoffmann (two Form 4s with three transactions), Philip Vitale (two Form 4s with three transactions), Jonathan Hunt (one Form 4 with two transactions), Mark Austin (one Form 4 with two transactions), Michael Krachon (one Form 4 with two transactions), and William Cavanagh (one Form 4 with two transactions).  Each of these Form 4s was filed late.

Code of Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our officers, directors and employees and a separate Code of Ethics for Chief Executive Officer and Senior Financial Officers that supplements our Code of Conduct and Ethics.

The Code of Conduct and Ethics was previously filed as Exhibit 14.1 to our Form 10-KSB for the period ended June 30, 2005, and the Code of Ethics for Chief Executive Officer and Senior Financial Officers was previously filed as Exhibit 14.2 to that same report. The Code of Ethics for Chief Executive Officer and Senior Financial Officers is also available to the public on our website at http://www.isoray.com/about/investors/. Each of these policies comprises written standards that are reasonably designed to deter wrongdoing and to promote the behavior described in Item 406 of Regulation S-K promulgated by the Securities and Exchange Commission. Any amendments to or waivers of the Codes will be promptly posted on our website at www.isoray.com or in a Report on Form 8-K, as required by applicable laws.

Nominating Procedures

There have been no material changes to the procedures by which our stockholders may recommend nominees to the Board of Directors during our last fiscal year.

Audit Committee

The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee was established on December 8, 2006, the date on which its Charter was adopted. The Audit Committee Charter lists the purposes of the Audit Committee as overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company and providing assistance to the Board of Directors in monitoring (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function, if any, and independent auditor.

Dr. Vitale, Mr. Hoffmann, and Mr. McCormick are each members of the Audit Committee. The Board of Directors has determined that Mr. Hoffmann is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, and each Audit Committee member is independent under applicable NYSE American standards. The Board’s conclusions regarding the qualifications of Mr. Hoffmann as an audit committee financial expert were based on his service as a chief financial officer, his experience as a certified public accountant and his degree in accounting.

ITEM 11 – EXECUTIVE COMPENSATION

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during our past two fiscal years awarded to, earned by or paid to each of the following individuals. Salary and other compensation for these officers are set or recommended to the Board by the Compensation Committee.

Summary Compensation Table

				Non-equity
Name and			Option	incentive plan	All other
principal		Salary	awards	compensation	compensation	Total
position	Year	($)	($)[1]	($)	($)[3]	($)
Lori Woods	2021	353,450	-	17,745	-	371,195
CEO and Director	2020	315,612	98,700	77,325	-	491,637
William Cavanagh	2021	244,149	-	9,190	-	253,339
CRDO	2020	220,256	59,220	38,545	-	318,021
Jennifer Streeter	2021	256,672	-	9,677	-	266,349
COO and VP of HR	2020	214,565	59,220	38,500	-	312,285

1.

Amounts represent the ASC 718, Compensation – Stock Compensation valuation for the fiscal years 2020. Options awarded vest in four equal annual installments and expire ten years after the date of grant. All options were granted at the fair market value of the Company’s stock on the date of grant and the Company used a Black-Scholes methodology as discussed in the footnotes to the financial statements to value the options.

Outstanding Equity Awards at Fiscal Year-End

Option awards

Equity Incentive Plan awards:

	Number of		Number of
	securities		securities
	underlying		underlying
	unexercised		unexercised		Option
	options		options		exercise	Option
	(#)		(#)		price	expiration
Name	exercisable		unexercisable		($)	date
Lori Woods	62,500	[7]	125,000	[7]	0.61	06/23/2030
CEO and Director	62,500	[6]	62,500	[6]	0.43	06/18/2029
	62,500	[4]	-		0.46	06/13/2028
William Cavanagh	75,000	[7]	75,000	[7]	0.61	06/23/2030
CRDO	112,500	[6]	37,500	[6]	0.43	06/18/2029
	150,000	[5]	-		0.46	06/13/2028
	225,000	[1]	-		0.605	06/27/2027
	6,660	[2]	-		0.98	06/27/2022
	20,000	[3]	-		2.46	06/17/2024
Jennifer Streeter	75,000	[7]	75,000	[7]	0.61	06/23/2030
COO and VP of HR	112,500	[6]	37,500	[6]	0.43	06/18/2029
	100,000	[5]	-		0.46	06/13/2028
	100,000	[1]	-		0.605	06/27/2027

1.	Represents a June 27, 2017, grant, all of which are exercisable as of June 27, 2020.
2.	Represents a June 27, 2012, grant, all of which were exercisable as of June 27, 2015.
3.	Represents a June 17, 2014, grant, all of which were exercisable as of June 17, 2017.
4.

Represents a June 13, 2018, grant, one-fourth of which became exercisable on December 13, 2018, one-fourth of which became exercisable on June 13, 2019, one-fourth of which became exercisable on June 13, 2020, and the final fourth became exercisable on June 13, 2021.

5.

Represents a June 13, 2018, grant, one-fourth of which became exercisable on June 13, 2018, one-fourth of which became exercisable on June 13, 2019, one-fourth of which became exercisable on June 13, 2020, and the final fourth became exercisable on June 13, 2021.

6.

Represents a June 18, 2019, grant, one-fourth of which became exercisable on June 18, 2019, one-fourth of which became exercisable on June 18, 2020, one-fourth of which became exercisable on June 18, 2021, and the final fourth will become exercisable on June 18, 2022.

7.	Represents a June 23, 2020, grant, one-fourth of which became exercisable on June 23, 2020, one-fourth of which became exercisable on June 23, 2021, one-fourth of which will become exercisable on June 23, 2022, and the final fourth will become exercisable on June 23, 2023.

The Company has a 401(k) plan that covers all eligible full-time employees of the Company. Contributions to the 401(k) plan are made by participants to their individual accounts through payroll withholding. Additionally, the 401(k) plan provides for the Company to make contributions to the 401(k) plan in amounts at the discretion of management. The Company has not made any contributions to the 401(k) plan and does not maintain any other retirement plans for its executives or employees.

Role of the Compensation Consultant

Pursuant to its Charter, the Compensation Committee has the authority to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis, and implementation of compensation programs for our executive officers. During fiscal 2020, the Committee engaged Pearl Meyer to review various elements of the Company's overall compensation program, including performing reviews of the Company's 2020 executive compensation plans.

Role of Benchmarking and Peer Groups

As part of our pay philosophy, our executive compensation program is designed to attract, motivate and retain our executives in an increasingly competitive market. To this end, during fiscal 2020 we evaluated industry-specific and general market compensation practices and trends to ensure that our program features and NEO pay opportunities remain appropriately competitive. When determining salaries, target bonus opportunities and long-term incentive grants for NEOs, the Committee considers the performance of the Company and the individual, the nature of an individual's role within the Company, experience in the officer's current role, as well as input from its independent compensation consultant, among other variables.

In fiscal 2020, to facilitate its review and determination of executive compensation, the Committee engaged Pearl Meyer to conduct a comprehensive competitive review of our executive compensation program. In connection with this review and in consultation with Pearl Meyer and senior management of the Company, Pearl Meyer identified a peer group comprised of healthcare equipment, pharmaceutical and biotechnology companies roughly similar to the Company in revenue size or market capitalization, and focused on cancer treatments to the extent possible; the peer group consists of the 16 companies listed below:

AVEO Pharmaceuticals, Inc.	Fortress Biotech, Inc.	Sunesis Pharmaceuticals, Inc.
Cancer Genetics, Inc.	Idera Pharmaceuticals	TRACON Pharmaceuticals, Inc.
Capricor Therapeutics, Inc.	Northwest Biotherapeutics, Inc.	ViewRay, Inc.
Cleveland BioLabs, Inc.	Onconova Therapeutics, Inc.
Cyclacel Pharmaceuticals, Inc.	Pieris Pharmaceuticals, Inc.
Fate Therapeutics, Inc.	Plus Therpeutics, Inc.

The median (50th percentile) revenue size of the peer group was approximately $4 million, while the median market capitalization was $39 million; Isoray's revenue and market capitalization were roughly at the 59th and 52nd percentiles of the peer group, respectively.

In addition to peer group data, four published or private compensation surveys were also utilized in Pearl Meyer's 2020 report and comparisons to survey benchmark positions were made based on the Company's revenue or employee size. Pearl Meyer completed its review in May 2020 and presented its analysis of the Company's executive compensation program relative to peer and survey 25th, 50th and 75th percentile levels. Overall, the study suggested that total direct compensation was below the 25th percentile market levels.

Pearl Meyer was not retained in the fiscal 2021 year to update its 2020 compensation analysis. Due to the competitive market demand for executives surging in the initial post-COVID environment, the Compensation Committee determined it needed to institute significant raises as soon as possible before the typical raises slated for June of 2021 to pay compensation in line with its competitors and other companies actively recruiting executive level employees.  In May 2021, the Compensation Committee of the Company increased the annual base salary for Lori Woods, our Chief Executive Officer and Director, to $439,810 (26.7% increase), for William Cavanagh, Chief Research and Development Officer, to $300,000 (25.0% increase) and for Jennifer Streeter, our Chief Operating Officer and Vice President of Human Resources, to $337,840 (34.7% increase), effective May 24, 2021.

Effective July 1, 2021, options to purchase common stock were allocated to each of the following employees in the following amounts:

Lori Woods: 480,000

William Cavanagh: 320,000

Jennifer Streeter: 320,000

Director compensation for fiscal 2021 is set forth below.

Fiscal Year 2021 Director Compensation

	Fees earned
	or paid in	Option
	cash	awards	Total
Name	($)	($)	($)
Alan Hoffmann	46,500	-	46,500
Michael McCormick	45,500	-	45,500
Philip Vitale MD	46,500	-	46,500

Each non-employee director had stock options to purchase shares of the Company’s common stock outstanding as of June 30, 2021 as follows - Mr. Hoffmann had stock options to purchase 145,000 shares of common stock, Mr. McCormick had stock options to purchase 145,000 shares of common stock, and Dr. Vitale had stock options to purchase 145,000 shares of common stock. Each non-employee director was granted options to purchase 135,000 shares of the Company’s common stock on July 1, 2021.

During the fiscal year 2021, the independent directors received $3,000 per month for their service. In addition, each non-employee director received $1,000 per Board meeting attended in person or $500 per Board meeting attended via telephone and $500 per committee meeting attended. Beginning in fiscal year 2022, the independent directors now receive $5,000 per month for their service and no per meeting fees. Employee directors do not receive any compensation for their service on the Board.

Performance-Based Annual Bonus

We provide for an annual cash incentive that reinforces our pay-for-performance approach. This incentive compensation is a short-term incentive program that rewards achievement. Annual incentive awards are awarded at the sole determination of the Compensation Committee (on behalf of the Board) based on the actual and measurable performance of the Company based on a set of corporate objectives for the previous year.

For fiscal year 2021, the bonus plan was revised so that the Chief Executive Officer had an opportunity to earn a bonus of eight percent (8%) of her annual base salary and each other named officer had an opportunity to earn a bonus of six percent (6%) of his or her annual base salary by meeting the following parameters: half of the bonus would be paid if the Company had a twenty-five percent (25%) increase in revenue from the prior year’s comparable quarter; one quarter of the bonus would be paid if the Company had a gross margin percentage of fifty-five percent (55%) or higher in the applicable quarter; and one quarter of the bonus would be paid if the Company had a net loss margin of negative twenty-five percent (-25%) or less in the applicable quarter. Additionally, the Chief Executive Officer had an opportunity to earn a bonus of eight percent (8%) of her annual base salary and each other named officer had an opportunity to earn a bonus of six percent (6%) of his or her annual base salary by meeting the following parameters: half of the bonus would be paid if the Company had a twenty-five percent (25%) increase in revenue from the prior fiscal year; one quarter of the bonus would be paid if the Company had a gross margin percentage of fifty-five percent (55%) or higher in the fiscal year; and one quarter of the bonus would be paid if the Company had a net loss margin of negative twenty-five percent (-25%) or less in the fiscal year.

For fiscal year 2021, twelve and one-half percent (12.5%) of the metrics were achieved for the first, second, third, and fourth quarters as well as for the full fiscal year resulting in the bonuses set forth below.

NEO	2021 Bonus ($)
Lori Woods – CEO and Director	17,745
William Cavanagh – CRDO	9,190
Jennifer Streeter – COO and VP of HR	9,677

For fiscal year 2022, the bonus plan was revised so that the Chief Executive Officer has an opportunity to earn a bonus of ten percent (10%) of her annual base salary and each other named officer has an opportunity to earn a bonus of eight percent (8%) of his or her annual base salary by meeting the following parameters: half of the bonus will be paid if the Company has a twenty-five percent (25%) increase in revenue from the prior year’s comparable quarter; one quarter of the bonus will be paid if the Company has a gross margin percentage of fifty percent (50%) or higher in the applicable quarter; and one quarter of the bonus will be paid if the Company has selling, general and administrative expenses as a percentage of revenue that is less than targets set by the Board of Directors for each quarter. Additionally, the Chief Executive Officer has an opportunity to earn a bonus of ten percent (10%) of her annual base salary and each other named officer has an opportunity to earn a bonus of eight percent (8%) of his or her annual base salary by meeting the following parameters: half of the bonus will be paid if the Company has a twenty-five percent (25%) increase in revenue from the prior fiscal year; one quarter of the bonus will be paid if the Company has a gross margin percentage of fifty percent (50%) or higher in the fiscal year; and one quarter of the bonus will be paid if the Company has selling, general and administrative expenses as a percentage of revenue that is less than targets set by the Board of Directors for the fiscal year.

Risks Related to Compensation Policies and Practices

The Compensation Committee has considered whether our overall compensation program for employees in 2022 creates incentives for employees to take excessive or unreasonable risks that could materially harm our Company. We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long- and short-term compensation incentives that we believe is properly weighted, our Executive Compensation Clawback Policy and the uniformity of compensation practices across our Company, which the Compensation Committee regards as setting an appropriate level of risk taking for us. We also believe our internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing us to a harmful long-term business transaction in exchange for short-term compensation benefits.

Recoupment Policy

In order to align further management’s interests with the interests of our stockholders and to support good corporate governance practices, the Board has adopted a recoupment policy. Subject to rules of the SEC and NYSE American, in the event that we are required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws, we will form a committee of the independent directors to determine whether we will recover from any of our current or former executive officers, as determined in accordance with such rules, who received performance-based compensation (including stock options awarded as compensation) during the period for which we are required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement. The committee may also take any other actions authorized by our Executive Compensation Clawback Policy.

ITEM 12 – SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following tables set forth certain information regarding the beneficial ownership of the Company’s common stock and preferred stock as of September 23, 2021 for (a) each person known by the Company to be a beneficial owner of five percent or more of the outstanding common or preferred stock of the Company, (b) each executive officer, director and nominee for director of the Company, and (c) directors and executive officers of the Company as a group. As of September 23, 2021, the Company had 141,915,266 shares of common stock outstanding. Except as otherwise indicated below, the address for each listed beneficial owner is c/o Isoray, Inc., 350 Hills Street, Suite 106, Richland, Washington 99354.

Common Stock Share Ownership

Name of Beneficial Owner	Common Shares Owned	Common Stock Options [1]	Common Stock Warrants[3]	Percent of Class[2]
Lori Woods	895,114	187,500	-	0.76%
Alan Hoffmann	64,230	122,500	9,615	0.14%
Michael McCormick	41,230	122,500	9,615	0.12%
Philip Vitale M.D.	130,000	122,500	10,000	0.18%
William Cavanagh III	27,692	589,160	3,846	0.44%
Jonathan Hunt	67,306	300,000	33,653	0.28%
Jennifer Streeter	5,440	387,500	-	0.28%
Mark Austin	35,230	227,500	9,615	0.19%
Directors and Executive Officers as a group	1,266,242	2,059,160	76,344	2.39%

1.	Only includes those common stock options that could be exercised for common stock within 60 days after September 23, 2021.
2.

Percentage ownership is based on 141,915,266 shares of Common Stock outstanding on September 23, 2021. Shares of Common Stock subject to stock options which are currently exercisable or will become exercisable within 60 days after September 23, 2021 are deemed outstanding for computing the percentage ownership of the person or group holding such options but are not deemed outstanding for computing the percentage ownership of any other person or group.

3.	Purchased pursuant to public offering that closed on October 22, 2020. Each share of common stock purchased included one-half of a warrant. Each whole warrant is exercisable to purchase one share of common stock at an exercise price of $0.57 per share. Each warrant is immediately exercisable, and will expire October 22, 2025.

Series B Preferred Stock Share Ownership

There is no preferred stock outstanding as of June 30, 2021. 59,065 shares of Series B preferred stock automatically converted into 59,065 shares of common stock as a result of the October 22, 2020 offering.

Securities Authorized for Issuance Under Equity Compensation Plans

The “Securities Authorized for Issuance Under Equity Compensation Plans” contained in Item 5 of this Form 10-K is hereby incorporated by reference into this Item 12.

ITEM 13 – CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

None requiring disclosure under Reg. S-K Item 404.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Code of Ethics emphasizes the importance of avoiding situations or transactions in which personal interests may interfere with the best interests of the Company or its shareholders. In addition, the Company’s general corporate governance practice includes Board-level discussion and assessment of procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among the Company and its officers and directors or their immediate family members, to the extent that they may arise. The Board and either the Audit Committee or the Nominations and Corporate Governance Committee review any transaction with an officer or director or their immediate family members to determine, on a case-by-case basis, whether a conflict of interest exists. The Board ensures that all directors voting on such a matter have no interest in the matter and discusses the transaction with counsel as the Board deems necessary. The Board will generally delegate the task of discussing, reviewing and approving transactions between the Company and any related persons to either the Audit Committee or the Nominations and Corporate Governance Committee.

As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related party would be disclosed in our Annual Report; however, during our fiscal year ended June 30, 2021, we did not have any related party transactions requiring disclosure under Reg. S-K Item 404.

Director Independence

Using the standards of the NYSE American, the Company’s Board has determined that Mr. Hoffmann, Mr. McCormick and Dr. Vitale each qualify under such standards as an independent director. Mr. Hoffmann, Mr. McCormick and Dr. Vitale each meet the NYSE American listing standards for independence both as a director and as a member of both the Audit Committee and the Compensation Committee. No other directors are independent under these standards.

None of our existing directors were disqualified from independent status under the objective standards of the NYSE American other than Ms. Woods, who did not qualify as she is an employee director. In reviewing the subjective criteria of “any relationship that would interfere with the exercise of independent judgment” in carrying out the responsibilities of a director, the Board determined that all directors other than Ms. Woods met this criteria as well.

With respect to Audit Committee independence, the Board determined each member of the Committee qualified as independent for Committee service.

The Company did not consider any other relationship or transaction between itself and these independent directors not already disclosed in this Report in making this independence determination.

ITEM 14 – PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Company paid or accrued the following fees in each of the prior two fiscal years to its principal accountant, Assure CPA, LLC (formerly DeCoria, Maichel & Teague, P.S.) (in thousands):

		For the Year Ended June 30,
		2021	2020

1.	Audit Fees	$67	$74
2.	Audit-Related Fees	-	-
3.	Tax Fees	11	12
4.	All other Fees	26	13
Totals		$104	$99

Audit fees include fees for the audit of our annual financial statements, reviews of our quarterly financial statements, and related consents for documents filed with the SEC. Tax fees include fees for the preparation of our federal and state income tax returns. All other fees are from consulting costs created by the review of documents related to equity offerings.

As part of its responsibility for oversight of the independent registered public accountants, the Audit Committee has established a pre-approval policy for engaging audit and permitted non-audit services provided by our independent registered public accountants, Assure CPA, LLC (formerly DeCoria, Maichel & Teague, P.S.). In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent auditors is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved by the Audit Committee. The Audit Committee has delegated authority to its Chairman to pre-approve additional non-audit services (provided such services are not prohibited by applicable law) up to a pre-established aggregate dollar limit. All services pre-approved by the Chairman of the Audit Committee must be presented at the next Audit Committee meeting for review and ratification. All of the services provided by Assure CPA, LLC. described above were approved by our Audit Committee.

The Company’s principal accountant, Assure CPA, LLC, did not engage any other persons or firms other than the principal accountant’s full-time, permanent employees.

ITEM 15 – EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Isoray, Inc. and Subsidiaries

EXHIBIT INDEX

(Except as otherwise indicated (a) all exhibits were previously filed, (b) all omitted exhibits are intentionally omitted, and (c) all Reports referenced below were filed under SEC file number 001-33407.)

Exhibit #	Description
2.1	Plan of Conversion, incorporated by reference to Appendix A of the Form Def 14A filed on November 9, 2018.
3.1	Certificate of Incorporation, incorporated by reference to Exhibit A of the Form Def 14A filed on November 9, 2018.
3.2	Bylaws, incorporated by reference to Exhibit C of the Form Def 14A filed on November 9, 2018.
4.4	Form of Warrant, dated July 11, 2018, incorporated by reference to Exhibit 10.3 of the Form 8-K filed on July 11, 2018.
4.5	Form of Warrant, incorporated by reference to Exhibit A of Exhibit 10.1 of the Form 8-K filed on October 22, 2020.
10.1

Section 510(k) Clearance from the Food and Drug Administration to market Lawrence CSERION Model CS-1, dated March 28, 2003, incorporated by reference to Exhibit 10.5 of the Form SB-2 filed on November 10, 2005 (Reg. No. 333-129646).

10.2

Registry of Radioactive Sealed Sources and Devices Safety Evaluation of Sealed Source, dated September 17, 2004, incorporated by reference to Exhibit 10.10 of the Form SB-2/A2 filed on April 27, 2006 (Reg. No. 333-129646).

10.3	State of Washington Radioactive Materials License dated October 6, 2005, incorporated by reference to Exhibit 10.18 of the Form SB-2 filed on November 10, 2005 (Reg. No. 333-129646).
10.4

Contract Modification, entered into on November 15, 2016 with an effective date of November 1, 2016, to Contract No. X-40403 between Energy Northwest and Isoray Medical, Inc., incorporated by reference to Exhibit 10.2 of the Form 10-Q filed on February 9, 2017.

10.5***	Isoray, Inc. 2017 Equity Incentive Plan (incorporated by reference to Appendix B to Isoray, Inc.’s Definitive Proxy Statement on Schedule 14A, filed on May 17, 2017).

10.6	Rescission and Release Agreement, dated May 2, 2017, between Isoray Medical, Inc., and the Port of Benton, incorporated by reference to Exhibit 10.1 of the Form 8-K filed on June 8, 2017.
10.7***

Form of Isoray, Inc. Stock Option Agreement and Notice of Grant of Stock Option, by and between each grantee thereunder and Isoray, Inc., incorporated by reference to Exhibit 10.1 of the Form 8-K filed on June 30, 2017.

10.8	Consignment Agreement, dated August 25, 2017, between Isoray Medical, Inc. and MedikorPharma-Ural LLC, incorporated by reference to Exhibit 10.1 of the Form 8-K filed on August 31, 2017.
10.9	Service Agreement, dated August 25, 2017, between Isoray Medical, Inc. and MedikorPharma-Ural LLC, incorporated by reference to Exhibit 10.2 of the Form 8-K filed on August 31, 2017.
10.10

Manufacturing and Supply Agreement, dated January 3, 2018, between Isoray Medical, Inc. and GT Medical Technologies, Inc., incorporated by reference to Exhibit 10.1 of the Form 8-K filed on January 8, 2018.

10.11

Collaborative Development Agreement, dated effective as of March 13, 2017, between Isoray Medical, Inc. and GammaTile, LLC, incorporated by reference to Exhibit 10.2 of the Form 8-K filed on January 8, 2018.

10.12	Lease Agreement, dated effective May 2, 2007, between Isoray Medical, Inc. and Energy Northwest, incorporated by reference to Exhibit 10.42 of the Form 8-K filed on May 8, 2007.
10.13***	Isoray, Inc. Stock Option Agreement and Notice of Grant of Stock Option to Lori A. Woods, dated June 13, 2018, incorporated by reference to Exhibit 10.2 of the Form 8-K filed on June 19, 2018.
10.14	Services Agreement, dated August 13, 2018, between Isoray Medical, Inc. and Schultz Public Relations, LLC, incorporated by reference to Exhibit 10.2 of the Form 8-K filed on September 25, 2018.
10.15

Amendment to Exhibit B of Manufacturing and Supply Agreement between Isoray Medical, Inc. and GT Medical Technologies, Inc., dated December 28, 2018 (confidential treatment granted for redacted portions), incorporated by reference to Exhibit 10.5 of the Form 10-Q filed on February 13, 2019.

10.16

Amended and Restated Manufacturing and Supply Agreement, dated April 26, 2019, between Isoray Medical, Inc. and GT Medical Technologies, Inc., (confidential treatment granted for redacted portions), incorporated by reference to the Form 8-K filed on May 2, 2019.

10.17

Amendment to Exhibit B of Manufacturing and Supply Agreement between Isoray Medical, Inc. and GT Medical Technologies, Inc., dated December 28, 2018 (confidential treatment granted for redacted portions), incorporated by reference to the Form 8-K filed on May 28, 2019.

10.18	Contract Modification, entered into on November 15, 2016 with an effective date of November 1, 2016, to Contract No. X-40403 between Energy Northwest and Isoray Medical, Inc, incorporated by reference to Exhibit 10.2 of the Form 10-Q filed on February 9, 2017.
10.19	Contract Modification, entered into on August 19, 2019 with an effective date of July 3, 2019, to Contract No. X-40403 between Energy Northwest and Isoray Medical, Inc., incorporated by reference to Exhibit 10.45 of the Form 10-K filed on September 27, 2019.
10.20***	2020 Equity Incentive Plan, incorporated by reference to Appendix A to Isoray, Inc.'s Definitive Proxy Statement on Schedule 14A filed on October 25, 2019.
10.21	Amendment to Exhibit A and Amendment No. 2 to Exhibit B of Amended and Restated Manufacturing and Supply Agreement, dated effective January 13, 2020, between Isoray Medical, Inc. and GT Medical Technologies, Inc., incorporated by reference to Exhibit 10.1 of the Form 8-K filed on January 16, 2020 (confidential portions of the exhibit have been omitted).
10.22***	Form of Indemnification Agreement, incorporated by reference to Exhibit 10.1 of the Form 8-K filed on February 19, 2020.
10.23	Equity Distribution Agreement, incorporated by reference to Exhibit 10.1 of the Form 8-K filed on April 6, 2020.
10.24	Supply Contract, dated August 26, 2020, between Isoray Medical, Inc., and Joint Stock Company «Isotope», incorporated by reference to Exhibit 10.1 of the Form 8-K filed on August 31, 2020 (confidential portions of the exhibit have been omitted).
10.25	Supply Contract, dated August 26, 2020, between Isoray Medical, Inc., and Joint Stock Company «Isotope», incorporated by reference to Exhibit 10.1 of the Form 8-K filed on August 31, 2020 (confidential portions of the exhibit have been omitted).
10.26	Amendment to Amended and Restated Manufacturing and Supply Agreement between Isoray Medical, Inc. and GT Medical Technologies, Inc., dated October 16, 2020, incorporated by reference to Exhibit 10.1 of the Form 8-K filed on October 19, 2020.
10.27	Underwriting Agreement between Isoray, Inc. and Oppenheimer & Co. Inc., dated October 20, 2020, incorporated by reference to Exhibit 10.1 of the Form 8-K filed on October 22, 2020.
10.28	Underwriting Agreement between Isoray, Inc. and Oppenheimer & Co. Inc., dated February 4, 2021, incorporated by reference to Exhibit 10.1 of the Form 8-K filed on February 4, 2021.
10.29	Addendum No. 1 to Supply Contract, dated February 10, 2021, by and between Isoray Medical, Inc. and Joint Stock Company. incorporated by reference to Exhibit 10.1 of the Form 8-K filed on February 12, 2021.
10.30	Supply Contract, dated March 18, 2021, between Isoray Medical, Inc., and Joint Stock Company «Isotope», incorporated by reference to Exhibit 10.1 of the Form 8-K filed on March 23, 2021 (confidential portions of the exhibit have been omitted).
10.31***	Form of Executive Employment Agreement, dated effective May 24, 2021, incorporated by reference to Exhibit 10.1 of the Form 8-K filed on May 28, 2021.
10.32	Lease Modification, dated May 27, 2021, between Energy Northwest and Isoray Medical, Inc., incorporated by reference to Exhibit 10.1 of the Form 8-K filed on June 3, 2021.
14.1	Code of Conduct and Ethics, incorporated by reference to Exhibit 14.1 of the Form 10-KSB filed on October 11, 2005. (File No. 000-14247)
14.2	Code of Ethics for Chief Executive Officer & Senior Financial Officers, incorporated by reference to Exhibit 14.2 of the Form 10-KSB filed on October 11, 2005. (File No. 000-14247)
21.1*	Subsidiaries of the Company.
23.1*	Consent of Assure CPA, LLC.
31.1*	Rule 13a-14(a)/15d-14(a) Certification - Chief Executive Officer.
31.2*	Rule 13a-14(a)/15d-14(a) Certification of Co-Principal Financial Officer
31.3*	Rule 13a-14(a)/15d-14(a) Certification of Co-Principal Financial Officer
32**	Section 1350 Certifications.
101.INS*	XBRL Instance Document.
101.SCH*	XBRL Taxonomy Extension Schema Document.
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Filed Herewith
**	Furnished Herewith
***	Denotes Management Contract or Compensatory Plan or Arrangement

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Isoray, Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Isoray, Inc. and Subsidiaries (“the Company”) as of June 30, 2021 and 2020, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2021, in conformity with accounting principles generally accepted in the United States of America

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Assure CPA, LLC (formerly DeCoria, Maichel & Teague, P.S.)

We have served as the Company's independent auditor since 2005.

Spokane, Washington

September 27, 2021

Isoray, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except shares)

	June 30,	June 30,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$63,828	$2,392
Accounts receivable, net	2,013	2,044
Inventory	980	645
Prepaid expenses and other current assets	481	426

Total current assets	67,302	5,507
Non-current assets:
Property and equipment, net	1,958	1,735
Right of use asset, net	768	1,001
Restricted cash	182	181
Inventory, non-current	76	137
Other assets, net	130	138

Total assets	$70,416	$8,699

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$730	$654
Lease liability	252	236
Accrued protocol expense	98	35
Accrued radioactive waste disposal	100	94
Accrued payroll and related taxes	362	352
Accrued vacation	259	204

Total current liabilities	1,801	1,575
Non-current liabilities:
Lease liability, non-current	524	769
Accrued payroll and related taxes, non-current	77	55
Asset retirement obligation	608	577

Total liabilities	3,010	2,976
Commitments and contingencies (Note 14)

Stockholders' equity:
Preferred stock, $.001 par value; 7,000,000 shares authorized: Series B: 5,000,000 shares allocated; no and 59,065 shares issued and outstanding	-	-
Common stock, $.001 par value; 200,000,000 shares authorized; 141,915,266 and 68,897,779 shares issued and outstanding	142	69
Additional paid-in capital	158,589	93,592
Accumulated deficit	(91,325)	(87,938)

Total stockholders' equity	67,406	5,723

Total liabilities and stockholders' equity	$70,416	$8,699

The accompanying notes are an integral part of these consolidated financial statements.

Isoray, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars and shares in thousands, except for per-share amounts)

	Year Ended June 30
	2021	2020	2019

Sales, net	$10,053	$9,680	$7,314
Cost of sales	4,932	4,556	4,267
Gross profit	5,121	5,124	3,047

Operating expenses:
Research and development:
Proprietary research and development	1,427	1,126	1,429
Collaboration arrangement, net of reimbursement (Note 14)	-	-	45
Total research and development	1,427	1,126	1,474
Sales and marketing	2,440	2,976	2,679
General and administrative	4,691	4,571	4,172
(Gain) loss on equipment disposals	9	-	(24)
Change in estimate of asset retirement obligation (Note 8)	-	(73)	-
Total operating expenses	8,567	8,600	8,301

Operating loss	(3,446)	(3,476)	(5,254)

Non-operating income:
Interest income	59	30	108
Other income	-	-	2
Non-operating income, net	59	30	110

Net loss	(3,387)	(3,446)	(5,144)
Preferred stock dividends	(3)	(11)	(11)

Net loss applicable to common stockholders	$(3,390)	$(3,457)	$(5,155)

Basic and diluted loss per share	$(0.03)	$(0.05)	$(0.08)

Weighted average shares used in computing net loss per share:
Basic and diluted	103,841	67,601	67,042

The accompanying notes are an integral part of these consolidated financial statements.

Isoray, Inc. and Subsidiaries
Consolidated Statement of Changes in Stockholders' Equity
(In thousands, except shares)

	Series B Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balances at June 30, 2018	59,065	$-	56,331,147	$56	$84,322	$(79,348)	$5,030

Issuance of common stock pursuant to exercise of options			56,900	-	15		15
Issuance of common stock pursuant to registered direct offering, net			11,000,000	11	7,359		7,370
Payment of dividend to preferred stockholders					(11)		(11)
Share-based compensation					420		420
Net loss	-	-	-	-	-	(5,144)	(5,144)

Balances at June 30, 2019	59,065	$-	67,388,047	$67	$92,105	$(84,492)	$7,680

Issuance of common stock pursuant to exercise of options			262,500	1	130		131
Issuance of common stock pursuant to at the market offering, net			1,247,232	1	873		874
Payment of dividend to preferred stockholders					(11)		(11)
Share-based compensation					495		495
Net loss	-	-				(3,446)	(3,446)

Balances at June 30, 2020	59,065	$-	68,897,779	$69	$93,592	$(87,938)	$5,723

Conversion of preferred stock to common stock	(59,065)	-	59,065	-
Issuance of common stock pursuant to exercise of options			970,315	1	533		534
Issuance of common stock pursuant to underwritten offering, net			59,669,230	60	56,315		56,375
Issuance of common stock pursuant to exercise of warrants			12,318,877	12	7,772		7,784
Payment of dividend to preferred stockholders					(9)		(9)
Share-based compensation					386		386
Net loss						(3,387)	(3,387)

Balances at June 30, 2021	-	$-	141,915,266	$142	$158,589	$(91,325)	$67,406

The accompanying notes are an integral part of these consolidated financial statements.

Isoray, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended June 30,
	2021	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,387)	$(3,446)	$(5,144)
Adjustments to reconcile net loss to net cash used by operating activities:
Lease expense	4	4	-
Depreciation expense	149	147	136
(Gain) loss on equipment disposals	10	-	(24)
Amortization of other assets	37	38	50
Accretion of asset retirement obligation	31	29	31
Change in estimate of asset retirement obligation	-	(73)	-
Share-based compensation	386	495	420
Changes in operating assets and liabilities:
Accounts receivable	31	(890)	38
Inventory	(274)	(97)	128
Prepaid expenses and other current assets	(56)	(121)	30
Accounts payable and accrued expenses	76	(29)	(708)
Accrued protocol expense	63	(98)	56
Accrued radioactive waste disposal	6	20	37
Accrued payroll and related taxes	32	318	(66)
Accrued vacation	55	62	(33)

Net cash used by operating activities	(2,837)	(3,641)	(5,049)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(381)	(273)	(444)
Additions to other assets	(30)	(14)	(14)
Proceeds from disposal of equipment	1	-	34
Proceeds from maturity of certificates of deposit	-	-	5,550
Purchases of and interest from certificates of deposit	-	-	(4,725)

Net cash provided by (used in) investing activities	(410)	(287)	401

CASH FLOWS FROM FINANCING ACTIVITIES:
Preferred dividends paid	(9)	(11)	(11)
Proceeds from sales of common stock, pursuant to underwritten offering, net	56,375	-	-
Proceeds from sales of common stock, pursuant to registered direct offering, net	-	-	7,370
Proceeds from sales of common stock, pursuant to at the market offering, net	-	874	-
Proceeds from sales of common stock, pursuant to exercise of warrants	7,784	-	-
Proceeds from sales of common stock, pursuant to exercise of options	534	131	15

Net cash provided by financing activities	64,684	994	7,374

Net increase (decrease) in cash, cash equivalents, and restricted cash	61,437	(2,934)	2,726
Cash, cash equivalents, and restricted cash beginning of year	2,573	5,507	2,781
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH END OF YEAR	$64,010	$2,573	$5,507

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$63,828	$2,392	$5,326
Restricted cash	$182	$181	$181
Total cash, cash equivalents, and restricted cash	$64,010	$2,573	$5,507

Non-cash investing and financing activities:
Recognition of operating lease liability and right of use asset	$-	$1,228	$-
Warrants issued to placement agent of registered direct offering	$-	$-	$163

The accompanying notes are an integral part of these consolidated financial statements.

Isoray, Inc.

Notes to Consolidated Financial Statements

For the years ended June 30, 2021, 2020 and 2019

1.	Organization

Isoray, Inc. was incorporated in Minnesota in 1983. On July 28, 2005, Isoray Medical, Inc. (Medical) became a wholly-owned subsidiary of Isoray, Inc. (formerly known as Century Park Pictures Corporation) pursuant to a merger. In December 2018, upon approval of a majority of stockholders, Isoray, Inc. was redomiciled to Delaware. Medical was formed under Delaware law on June 15, 2004 and on October 1, 2004 acquired two affiliated predecessor companies which began operations in 1998. Medical, a Delaware corporation, develops, manufactures and sells isotope-based medical products and devices for the treatment of cancer and other malignant diseases. Medical is headquartered in Richland, Washington.

Isoray International LLC (International), a Washington limited liability company, was formed on November 27, 2007 and is a wholly-owned subsidiary of Isoray, Inc. International has entered into various international distribution agreements.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP), and pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries (collectively the Company). All significant inter-company transactions and balances have been eliminated in consolidation.

Cash Equivalents

The Company considers currency on hand, demand deposits, time deposits, and all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash and cash equivalents. Cash and cash equivalents are held in various financial institutions in the United States.

Investments

Investments in debt securities with original maturities greater than three months and remaining maturities less than one year are classified as “Short-term investments” and included in current assets. Investments with remaining maturities greater than one year are classified as “Investments, non-current” and are included in noncurrent assets. These investments are held to maturity and carried at amortized cost.

Accounts Receivable

Accounts receivable are stated at the amount that management of the Company expects to collect from outstanding balances. Management provides for probable uncollectible amounts through an allowance for doubtful accounts. Additions to the allowance for doubtful accounts are based on management’s judgment, considering historical experience with write-offs, collections and current credit conditions. Balances which remain outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts and a credit to the applicable accounts receivable. Payments received subsequent to the time that an account is written off are treated as bad debt recoveries.

Inventory

Inventory is reported at the lower of cost or net realizable value. Cost of raw materials is determined using the weighted average method. Cost of work in process and finished goods is computed using standard cost, which approximates actual cost, on a first-in, first-out basis.

The cost of materials and production costs contained in inventory that are not usable due to the passage of time, and resulting loss of bio-effectiveness, are written off to cost of sales at the time it is determined that the product is no longer usable.

Property and Equipment

Property and Equipment is capitalized and carried at cost less accumulated depreciation. Depreciation expense is recorded to cost of sales and operating expenses. Normal maintenance and repairs are charged to expense as incurred. When any assets are sold or otherwise disposed of, the cost and accumulated depreciation are reversed with any resulting gain or loss being recognized on the consolidated statement of operations.

Depreciation is computed using the straight-line method over the following estimated useful lives:

Production equipment (in years)	3	to	7
Office equipment (in years)	2	to	10
Furniture and fixtures (in years)	2	to	10

Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset.

Property and equipment that is acquired but not yet placed in service is recorded on the balance sheets at cost and no depreciation expense or accumulated depreciation is recognized until the property and equipment is placed in service.

Management periodically reviews the net carrying value of all of its long-lived assets on an asset by asset basis. An impairment loss is recognized if the carrying amount of a defined asset group is not recoverable and exceeds its fair value.

Although management has made its best estimate of the factors that affect the carrying value based on current conditions, it is reasonably possible that changes could occur which could adversely affect management’s estimate of net cash flows expected to be generated from its assets that could result in an impairment adjustment.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets, which include website development costs, trademarks, patents and licenses, are stated at cost, less accumulated amortization. For website development, costs incurred in the planning stage are expensed as incurred whereas costs associated with the application and infrastructure development, graphics development, and content development are capitalized. Amortization of website development costs is computed using the straight-line method over the estimated economic useful lives of the asset. Trademarks and patents include costs, primarily legal, incurred in obtaining them. Amortization of trademarks and patents is computed using the straight-line method over the estimated economic useful lives of the assets. Licenses include costs related to licenses pertaining to the use of technology or operational licenses. These licenses are recorded at stated cost, less accumulated amortization. Amortization of licenses is computed using the straight-line method over the estimated economic useful lives of the assets. The Company periodically reviews the carrying values of other assets and evaluates the recorded basis for any impairment. Any impairment is recognized when the expected future operating cash flows to be derived from the licenses are less than their carrying value.

Asset Retirement Obligation

The estimated fair value of the future retirement costs of the Company’s leased assets and the costs for the decontamination and reclamation of equipment located within the footprint leased asset are recorded as a liability on a discounted basis when a contractual obligation exists; an equivalent amount is capitalized to property and equipment. The initial recorded obligation is discounted using the Company's credit-adjusted risk-free rate and is reviewed periodically for changes in the estimated future costs underlying the obligation. The Company amortizes the initial amount capitalized to property and equipment and recognizes accretion expense in connection with the discounted liability over the estimated remaining useful life of the leased assets. Adjustments and changes to either the timing or amount of the original present value estimate underlying the obligation are made in the period incurred.

Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced liquidation sale. At June 30, 2021 and 2020, the carrying value of financial instruments, which included restricted cash, approximated fair value.

Fair Value Measurement

When required to measure assets or liabilities at fair value, the Company uses a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used. The Company determines the level within the fair value hierarchy in which the fair value measurements in their entirety fall. The categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Level 1 uses quoted prices in active markets for identical assets or liabilities, Level 2 uses significant other observable inputs, and Level 3 uses significant unobservable inputs. The amount of the total gains or losses for the period are included in earnings that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date. The Company has no financial assets or liabilities that are adjusted to fair value on a recurring basis.

At June 30, 2021 and 2020, there were no assets or liabilities measured at fair-value on a recurring basis which were measured using Level 3 inputs. Certain assets and liabilities are measured at fair value on a non-recurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment).

The Company’s cash and cash equivalent instruments are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices.

Revenue Recognition

The Company recognizes revenue based on the five-step model for revenue recognition as prescribed by ASC 606, Revenue from Contracts with Customers, as follows: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the prices to the performance obligations; and (5) recognize revenue. The Company has some agreements that contain general commercial terms and product prices but do not contain an obligation to provide goods to the customer. Our performance obligation, which is established when the customer submits a purchase order and the Company accepts the order, is to deliver the product based on the purchase order received. The Company typically recognizes revenue at the time of shipment, at which time the title passes to the customer, and there are no further performance obligations. See Note 17.

Shipping and Handling Costs

Shipping and handling costs include charges associated with delivery of goods from the Company’s facilities to its customers and are reflected in cost of sales. The Company has elected to account for shipping and handling activities as a fulfillment cost. Shipping and handling costs paid to the Company by its customers are included in revenue.

Share-Based Compensation

The Company measures and recognizes expense for all share-based payments at fair value. The Company uses the Black-Scholes option valuation model to estimate fair value for all stock options and stock warrants on the date of grant. For stock options that vest over time, the Company recognizes compensation cost on a straight-line basis over the requisite service period for the entire award. The Company recognizes forfeitures as they occur.

Research and Development Costs

Research and Development - Proprietary

Research and development costs, including salaries, research materials, administrative expenses and contractor fees, are charged to operations as incurred. The cost of equipment used in research and development activities which has alternative uses is capitalized as part of fixed assets and not treated as an expense in the period acquired. Depreciation of capitalized equipment used to perform research and development is classified as research and development expense in the year recognized.

Research and Development - Collaborative Arrangement

Research and development costs incurred and shared in connection with a collaborative research and development project are separately stated in the consolidated statements of operation under “Research and development: Collaboration arrangements, net of reimbursement” and are expensed as incurred.

Advertising and Marketing Costs

Advertising costs are expensed as incurred except for the cost of tradeshows and related marketing materials which are deferred until the tradeshow occurs. (In thousands)

	For the Years Ended June 30,
	2021	2020	2019
Advertising and marketing costs expensed (including tradeshows)	$84	$141	$210

	At June 30,
	2021	2020
Prepaid marketing expenses deferred until event occurs	$21	$14

Legal Contingencies

The Company records contingent liabilities resulting from asserted and unasserted claims against it, when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. Estimating probable losses requires analysis of multiple factors, in some cases including judgments about the potential actions of third-party claimants and courts. Therefore, actual losses in any future period are inherently uncertain. Currently, the Company does not believe any probable legal proceedings or claims will have a material adverse effect on its financial position or results of operations. However, if actual or estimated probable future losses exceed the Company’s recorded liability for such claims, it would record additional charges as other expense during the period in which the actual loss or change in estimate occurred.

Income Taxes

Income taxes are accounted for under the liability method. Under this method, the Company provides deferred income taxes for temporary differences that will result in taxable or deductible amounts in future years based on the reporting of certain costs in different periods for financial statement and income tax purposes. This method also requires the recognition of future tax benefits such as net operating loss carry-forwards, to the extent that realization of such benefits is not subject to an allowance. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment of the change. In the event that the Company is assessed penalties and or interest, penalties will be charged to other operating expense and interest will be charged to interest expense in the period that they are assessed.

Leases

Effective July 1, 2019, the Company accounts for its leases under ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the consolidated balance sheet as both a right-of-use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right-of-use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use asset result in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred.

Income (Loss) Per Common Share

Basic earnings per share is calculated by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding, and does not include the impact of any potentially dilutive common stock equivalents, including preferred stock, common stock warrants or options that are potentially convertible into common stock, as those would be antidilutive due to the Company’s net loss position.

Securities that could be dilutive in the future are as follows:

	June 30,
	2021	2020	2019
Preferred stock	-	59,065	59,065
Common stock warrants	2,645,738	6,080,000	6,080,000
Common stock options	4,514,660	5,497,505	4,645,315
Total potential dilutive securities	7,160,398	11,636,570	10,784,380

Use of Estimates

The preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States of America requires management of the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes of the Company including the allowance for doubtful accounts receivable; net realizable value of the enriched barium inventory; the estimated useful lives used in calculating depreciation and amortization on the Company’s fixed assets, patents, trademarks and other assets; estimated amount and fair value of the asset retirement obligation related to the Company’s production facilities; and inputs to the Black-Scholes calculation used in determining the expense related to share-based compensation including volatility, estimated lives and forfeiture rates of options granted. Accordingly, actual results could differ from those estimates and affect the amounts reported in the financial statements.

Recent Accounting Pronouncements

Accounting Standards Updates Adopted

In November 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction Between Topic 808 and Topic 606, which, among other things, provides guidance on how to assess whether certain collaborative arrangement transactions should be accounted for under Topic 606. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The update was adopted on July 1, 2020 and had no effect on the consolidated financial statements.

Accounting Standards Updates to Become Effective in Future Periods

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

3.	Inventory

Inventory consisted of the following (in thousands):

	June 30,
Inventory, current	2021	2020
Raw materials	$645	$401
Work in process	286	221
Finished goods	49	23
Total inventory, current	$980	$645

	June 30,
Inventory, non-current	2021	2020
Enriched barium, non-current	$-	$117
Raw materials, non-current	76	20
Total inventory, non-current	$76	$137

Inventory, non-current represents raw materials that were ordered in quantities to obtain volume cost discounts which based on current and anticipated sales volumes will not be consumed within an operating cycle. On August 25, 2017, the Company entered into a Consignment Agreement and related Services Agreement with MedikorPharma-Ural LLC to begin utilizing our enriched barium-130 carbonate inventory. The Company anticipates obtaining enough Cesium-131 under this arrangement to obtain approximately 4,000 curies of Cesium-131. During the year ended June 30, 2021 and 2020, the Company obtained zero and 31 curies, respectively, under this agreement which has been used in production. At June 30, 2021, the Company estimates that the remaining enriched barium will result in 894 curies; approximately all of which will be obtained in the year ended June 30, 2022. There is no assurance as to whether the agreement will be terminated before this full amount is obtained and other supply sources are used, nor is there assurance that the third-party reactor which relies on this Consignment Agreement will be used by the Cesium-131 supplier under contract with the Company.

4.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	June 30,
	2021	2020
Prepaid insurance	$107	$95
Other prepaid expenses	315	273
Other current assets	27	27
Other receivables	32	31
Total prepaid expenses and other current assets	$481	$426

5.	Property & Equipment

Property & equipment consisted of the following (in thousands):

	June 30,
	2021	2020
Land	$366	$366
Equipment	4,202	3,872
Leasehold improvements	4,143	4,143
Other[1]	495	871
Property and equipment	9,206	9,252
Less accumulated depreciation	(7,248)	(7,517)
Property and equipment, net	$1,958	$1,735

1.

Plant and equipment, not placed in service are items that meet the capitalization threshold or which management believes will meet the threshold at the time of completion and which have yet to be placed into service as of the date of the balance sheet, and therefore, no depreciation expense has been recognized. Also included at June 30, 2021 and 2020 are costs associated with advance planning and design work on the Company’s new production facility of approximately $207,000. The advance planning and design work was primarily incurred in fiscal year 2017. The new production facility is currently on hold as the Company has sufficient production capacity to meet future demands and while the Company focuses its resources on revenue growth. It is anticipated that the Company will continue work on the new production facility process in the next three to five years.

6.	Restricted Cash

The Washington Department of Health requires the Company to provide collateral for the decommissioning of its facility. To satisfy this requirement, the Company has a bank account with a balance of $182,000. The account is termed restricted cash and classified as a long-term asset as the Company does not anticipate decommissioning the facility until the end of the current lease. The current lease as extended in July 2019 expires April 30, 2026. The cash will become unrestricted following the decommissioning of the facility and the release of the facility by the Washington Department of Health back to the landlord.

7.	Other Assets, net

Other assets, net of accumulated amortization consisted of the following (in thousands):

	June 30,
	2021	2020
Website development	$90	$90
Licenses	520	516
Patents and trademarks	378	366
Total Other Assets	988	972
Less: Accumulated Amortization	(858)	(834)
	$130	$138

	Year Ended June 30,
	2021	2020	2019
Amortization expense on website development	$7	$8	$14
Amortization expense on licenses	14	14	18
Amortization expense on patents and trademarks	16	16	18
Total amortization expense	$37	$38	$50

Future amortization is expected to be as follows (in thousands):

Year ended June 30, 2022	$42
2023	24
2024	23
2025	21
2026	10
Thereafter	10
$130
8.	Leases

The Company maintains a production facility located at Applied Process Engineering Laboratory (APEL) in Richland, Washington. The APEL facility became operational in September 2007. The production facility has over 15,000 square feet and includes space for isotope separation, seed production, order dispensing, a clean room for assembly of our product offerings, and a dedicated shipping area. In 2015, the Company entered into a modification to the production facility lease that modified the requirement to return the facility to ground at the time of exit at Company discretion, exercised an extension in 2017 to increase the lease term to April 30, 2021, and reduced the required notice to terminate the lease early from twelve months to six months. In July 2019, the Company entered into another modification of the production facility lease that extends the term to April 20, 2026  and provides for an eighteen month termination notice with an early termination penalty of up to $40,000 which decreases in the future beginning May 1, 2022.

Upon the adoption of Topic 842 on July 1, 2019, the Company recognized a right-of-use asset and lease liability of approximately $1.2 million. In determining the amount of the right-of-use asset and lease liability, we assumed the termination of the lease in April 2024 and incurring a termination penalty of $20,000. As of the date of adoption, a right of use asset and a corresponding lease liability of approximately $1.2 million were recognized on the balance sheet based upon the present value of the future base payments discounted at a 6% discount rate using the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term and amount equal to the lease payments in a similar economic environment as the lease does not provide an implicit discount rate. The weighted average remaining term and discount rate as of June 30, 2021 was 2.8 years and 6%, respectively.

For the fiscal years ended June 30, 2021, 2020, and 2019 our operating lease expense was approximately $304,000, $294,000, and $285,000 respectively, and is recognized in the statement of operations in cost of sales and general and administrative expenses. For the fiscal years ended June 31, 2021, 2020 and 2019 our operating lease expense recognized in cost of sales was approximately $195,000, $187,000 and $184,000 respectively and our lease expense recognized in general and administrative expense was approximately $109,000, $107,000 and $101,000 respectively.

The following table presents the future operating lease payments and lease liability included on the consolidated balance sheet related to the Company’s operating lease as of June 30, 2021 (in thousands):

Year Ending June 30,
2022	292
2023	292
2024	264
Total	848
Less: Imputed interest	(72)
Total Lease Liability	776
Less current portion	(252)
Non-current Lease Liability	$524

Asset Retirement Obligation

The Company has an asset retirement obligation (ARO) associated with the facility it currently leases. The following table presents the change in the ARO (in thousands):

	Year ended June 30,
	2021	2020
Beginning balance	$577	$621
Accretion of discount	31	29
Gain on change in ARO estimate due to lease modification	-	(73)
Ending Balance	$608	$577

In July 2019, the Company extended the lease term an additional five years thus extending the time before asset retirement costs would be incurred. The Company estimated retirement costs to be $704,000, which was discounted utilizing an interest rate of 5.1% for a new ARO liability of $555,000, a reduction of $73,000. At the time of extension, the asset retirement asset had been fully amortized, thus the Company recognized a gain on change in the estimate of $73,000.

9.	Share-Based Compensation

The Company currently provides share-based compensation under two equity incentive plans approved by the Board of Directors and the stockholders:

■	2017 Equity Incentive Plan (2017 Incentive Plan).
■	2020 Equity Incentive Plan (2020 Incentive Plan).

Options granted prior to fiscal 2017 were made pursuant to plans that have expired or were terminated.

The Company’s stockholders approved the 2017 Incentive Plan (“2017 Plan”) in June 2017. The 2017 Plan allows the Board of Directors to grant up to 4,000,000 shares of common stock to directors, officers, employees and consultants in a combination of equity incentive forms including incentive stock options (ISO), non-qualified stock options (NQSO), stock appreciation right (SAR) or restricted shares of common stock.

The Company’s stockholders approved the 2020 Incentive Plan (“2020 Plan”) in December 2019. The 2020 Plan allows the Board of Directors to grant up to 6,000,000 shares of common stock to directors, officers, employees and consultants in a combination of equity incentive forms including incentive stock options (ISO), non-qualified stock options (NQSO), stock appreciation right (SAR) or restricted shares of common stock. Options granted under all of the Plans have a ten year maximum term, an exercise price equal to at least the fair market value of the Company’s common stock (based on the trading price on the NYSE American) on the date of the grant, and with varying vesting periods as determined by the Board.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company uses the Black-Scholes option valuation model because management believes the model is appropriate for the Company. However, management understands that because changes in the subjective input assumptions can materially affect the fair value estimate, this valuation model does not necessarily provide a reliable single measure of the fair value of its stock options. The risk-free interest rate is based on the U.S. treasury security rate with an equivalent term in effect as of the date of grant. The expected option lives and volatility assumptions are based on historical data of the Company.

The weighted average fair value of stock option awards granted and the key assumptions used in the Black-Scholes valuation model to calculate the fair value are as follows:

	For the Year Ended June 30,
	2021			2020			2019
Weighted average fair value		$0.86			$0.39			$0.31
Options issued		400,000			1,330,000			1,252,500
Exercise price	$0.64	to	$1.66	$0.32	to	$0.61	$0.37	to	$0.55
Expected term (in years)		5			5			5
Risk-free rate	0.22%	to	0.94%	0.33%	to	1.80%	1.83%	to	2.91%
Volatility	83%	-	100%	83%	-	89%	89%	-	105%

The following table presents the share-based compensation expense (in thousands):

	For the Year Ended June 30,
	2021	2020	2019
Cost of sales	$30	$21	$38
Research and development expense	104	111	84
Sales and marketing expense	49	125	96
General and administrative expense	203	238	202
Total share-based compensation	$386	$495	$420

The total value of the stock options awards is expensed ratably over the vesting period of the employees receiving the awards. As of June 30, 2021, total unrecognized compensation cost related to stock-based options and awards was approximately $519,000 and the weighted-average period over which it is expected to be recognized is approximately 1.13 years.

A summary of stock option information within the Company’s share-based compensation plans during the fiscal years is presented below:

	Options
	Outstanding	Price (a)	Life (b)	Value (c)
Balance at June 30, 2018	3,759,840	$0.69	7.75	$49
Granted (d)	1,252,500	.44
Expired	(242,000)	.41
Forfeited	(68,125)	.54
Exercised	(56,900)	.26
Balance at June 30, 2019	4,645,315	$0.64	7.95	$1
Granted (d)	1,330,000	.61
Expired	(192,810)	1.33
Forfeited	(22,500)	.42
Exercised	(262,500)	.49
Balance at June 30, 2020	5,497,505	$0.62	7.85	$233
Granted (d)	400,000	1.18
Expired	(149,405)	1.07
Forfeited	(263,125)	.53
Exercised	(970,315)	.55
Balance at June 30, 2021	4,514,660	$0.67	7.27	$984

Vested and expected to vest at June 30, 2021	4,514,660	$0.67	7.27	$984

Exercisable at June 30, 2021	3,443,826	$0.66	6.75	$793

(a)	Weighted average exercise price per share.
(b)	Weighted average remaining contractual life.
(c)	Aggregate intrinsic value (in thousands).
(d)

All options granted had exercise prices equal to or greater than the ending closing market price of the Company’s common stock on the grant date. The options were granted to employees and management by the Compensation Committee and had vesting periods from immediate to five years.

	For the Year Ended June 30,
	2021	2020	2019
Aggregate intrinsic value of options exercised (in thousands)	$770	$83	$11

The Company’s current policy is to issue new shares to satisfy option exercises.

On July 1, 2021, the Company granted 2,841,600 stock option awards to employees and directors.

10.	Stockholders’ Equity

The authorized capital structure of the Company consists of $.001 par value preferred stock and $.001 par value common stock.

Common Stock

On January 23, 2020, the Company filed a Form S-3 registration statement which became effective on February 4, 2020, with the potential to register up to $80 million of equity securities. On March 31, 2020, the Company entered into an Equity Distribution Agreement (the “Agreement”) with Oppenheimer & Co., Inc. (“Oppenheimer”). The common stock sold pursuant to the Agreement was distributed at the market prices prevailing at the time of sale. The Agreement provided that Oppenheimer was entitled to compensation for its services at a commission rate of 3.0% of the gross sales price per share of common stock sold plus reimbursement of certain expenses. As of June 30, 2020, the Company had sold an aggregate of 1,247,232 shares under the Agreement at an average price of approximately $0.738 per common share for gross proceeds of approximately $920,000 and net proceeds of approximately $874,000. No shares were sold under this Agreement during fiscal year 2021. On October 19, 2020, the Company terminated the Agreement, effective on the same date.

On October 22, 2020, the Company sold 18,269,230 shares of its common stock at a price of $0.52 per share, for aggregate gross proceeds of $9,500,000, pursuant to the registration statement on Form S-3 that became effective on February 4, 2020. The net proceeds from the offering were approximately $8,471,000. Additionally, the Company issued to the purchasers warrants to purchase up to 9,134,615 shares of common stock. The warrants have an exercise price of $0.57 per share of common stock, are exercisable immediately, and expire five years from the date of issuance. If exercised for cash, future exercises of these warrants will provide additional capital to the Company.

On February 8, 2021, the Company sold 36,000,000 shares of its common stock at a price of $1.25 per share for aggregate gross proceeds of approximately $45,000,000, pursuant to the registration statement on Form S-3 that became effective on February 4, 2020. Additionally, the Company granted the underwriters an option to purchase an additional 5,400,000 shares of common stock at a purchase price of $1.25 per share for the purpose of covering overallotments, which was exercised on February 8, 2021 and generated gross proceeds of approximately $6,750,000. Total gross proceeds from the offering were approximately $51,750,000 and total net proceeds were approximately $47,904,000.

During Fiscal 2021, the Company received approximately $7.8 million as a result of the exercise of 12,318,877 warrants to purchase common stock and $0.5 million as a result of the exercise of 970,315 options to purchase common stock.

Preferred Stock

The Company’s Certificate of Incorporation authorizes 7,000,000 shares of $0.001 par value preferred stock available for issuance with such rights and preferences, including liquidation, dividend, conversion, and voting rights, as described below. In connection with redomiciling the Company to Delaware, Preferred Stock Series A, C and D designations were terminated. There were no shares issued under these Series. Series B is the remaining Series authorized at June 30, 2021 and had no issued and outstanding shares at June 30, 2021.

Series B

Series B preferred shares are entitled to a cumulative 15% dividend annually on the stated par value per share. These shares are convertible into shares of common stock at the rate of one share of common stock for each share of Series B preferred stock, and are subject to automatic conversion into common stock upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of common stock in which the gross proceeds to the Company are at least $4,000,000. Series B preferred stockholders have voting rights equal to the voting rights of common stock, except that the vote or written consent of a majority of the outstanding preferred shares is required for any changes to the Company’s Certificate of Incorporation, Bylaws or Certificate of Designation, or for any bankruptcy, insolvency, dissolution or liquidation of the Company. Upon liquidation of the Company, the Company’s assets are first distributed ratably to the Series B preferred stockholders and then to the holders of the Common Stock. Pursuant to the terms of the 59,065 shares of Series B preferred stock issued and outstanding they were converted to common stock as a result of the “firm” underwritten offering in October 2020.

On December 8, 2020, the Board of Directors declared a dividend on the Series B Preferred Stock of all outstanding and cumulative dividends through October 22, 2020. The total dividends of $9,000 were paid as of December 31, 2020. On December 10, 2019, the Board of Directors declared a dividend on the Series B Preferred Stock of all outstanding and cumulative dividends through December 31, 2019. The total dividends of $11,000 were paid as of December 31, 2019. At June 30, 2021 and 2020, there were zero and 59,065 Series B preferred shares outstanding and cumulative dividends in arrears were $0 and $5,000 respectively.

Warrants

During the year ended June 30, 2020 the Company did not issue any warrants.

During the year ended June 30, 2021 the Company issued a total of 9,134,615 warrants in connection with the public offering that was completed on October 22, 2020. The key assumptions used in the Black-Scholes valuation model to calculate the fair value of the warrants issued, are as follows:

Warrants issued	9,134,615
Exercise price	$0.57
Expected term (in years)	5
Risk-free rate	0.38%
Volatility	85%

The following table summarizes the activity of all stock warrants and weighted average exercise prices.

	Warrants	Price (a)
Balance at June 30, 2018	250,000	$0.54
Warrants issued	5,830,000	0.76
Balance at June 30, 2019	6,080,000	$0.75
Balance at June 30, 2020	6,080,000	$0.75
Warrants issued	9,134,615	.57
Warrants exercised	(12,318,877)	.63
Warrants expired	(250,000)	.54
Balance at June 30, 2021	2,645,738	$0.70

(a)	Weighted average exercise price per share.

As of June 30, 2021, the Company had 272,250 common warrants outstanding exercisable on or before July 10, 2023, 1,375,000 common warrants outstanding exercisable on or before January 11, 2024, and 998,488 common warrants outstanding exercisable on or before October 22, 2025 with a weighted average remaining contractual life of 3.15 years.

11.	Income Taxes

Due to net losses, the Company did not record an income tax provision or benefit for the years ending June 30, 2021, 2020 and 2019.

The significant deferred tax components using a federal income tax rate of 21% for the years ended June 30, 2021 and 2020 are as follows (in thousands):

	As of June 30,
	2021	2020
Fixed assets	$55	$124
Share-based compensation	563	682
Other accruals	49	37
Asset retirement obligation	128	121
Research credit carryforwards	277	218
Other	6	6
Net operating loss carryforwards	16,568	15,799
Total deferred tax assets	17,646	16,987
Valuation allowance	(17,646)	(16,987)
Total	$-	$-

As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to 100% of the net deferred tax asset has been recorded at both June 30, 2021 and 2020.

The Company has federal net operating loss carryforwards of approximately $67.5 million on June 30, 2021 that can be used to offset future regular taxable income. These net operating loss carryforwards expire at various times through the years 2025 to 2038. Additionally, the Company has federal net operating loss carryforwards of approximately $11.4 million on June 30, 2021 that can be used to offset 80% of future regular taxable income that do not have an expiration date.

The Company has a research credit carryforward of approximately $0.3 million on June 30, 2021 that expire at various times through the years 2037 to 2041.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the "Cares Act") was enacted. The CARES Act changed net loss carryforward and back provisions and the business interest expense limitation. The Company has evaluated the impact of the CARES Act and determined that none of the changes would result in a material cash benefit to the Company.

The Company’s statutory rate reconciliation is as follows (in thousands):

	For the year ended June 30,
	2021	2020	2019
U.S. federal statutory income tax rate	21%	21%	21%
Expected income tax benefit	$(711)	$(724)	$(1,080)
Meals and entertainment	6	8	12
Non-deductible penalties	22	24	18
Change in estimate	28	(58)	(178)
Incentive stock options	48
Research credit	(52)	11	-
Change in valuation allowance	659	739	1,228
Income tax expense (benefit)	$-	$-	$-

The Company has reviewed the tax positions taken and concluded that it does not have a potential liability for uncertain tax positions.

Currently, tax years 2019-2021 remain open for examination by United States taxing authorities. Net operating losses prior to 2019 could be adjusted during an examination of open years.

12.	401(k) and Profit Sharing Plan

The Company has a 401(k) plan, which commenced in fiscal year 2007, covering all eligible full-time employees of the Company. Contributions to the 401(k) plan are made by the participants to their individual accounts through payroll withholding. The 401(k) plan also allows the Company to make contributions at the discretion of management. To date, the Company has not made any contributions to the 401(k) plan.

13.	Distribution Agreements

On July 14, 2017, the Company entered into an agreement with a new distributor in Russia that provides for the ability to sell the entire product line in the Russian Federation. The agreement had a one-year initial term with two additional one-year terms which automatically renew unless either party invokes their right to terminate earlier under the provisions of the agreement. The agreement was automatically renewed through July 2020. On September 22, 2020, the Company entered into an agreement with the same distributor. The agreement has a one-year initial term with two additional one-year terms which automatically renew unless either party invoke their right to terminate earlier under the provisions of the agreement. In fiscal year 2020, the Company entered into a three-year agreement with a distributor in India that provides for the ability to sell Cesium-131 brachytherapy seeds in different configurations within India. The Company and the distributor for Italy and Switzerland executed the distribution agreement on August 1, 2016. The agreement has a one-year initial term with two additional one-year terms which automatically renew unless either party invoke their right to terminate earlier under the provisions of the agreement. The agreement expired on August 1, 2019 and was not renewed. As the Company elected to not renew its CE mark in fiscal 2019, distribution will be limited to those countries outside the European Union.

14.	Commitments and Contingencies

Royalty Agreement for Invention and Patent Application

A former employee and stockholder of the Company previously assigned his rights, title and interest in an invention to Isoray Products LLC (a predecessor company) in exchange for a royalty equal to 1% of the Gross Profit, as defined, from the sale of “seeds” incorporating the technology. The patent and associated royalty obligations were transferred to the Company in connection with the merger transaction.

The Company must also pay a royalty of 2% of Gross Sales, as defined, for any sub-assignments of the aforesaid patented process to any third parties. The royalty agreement remained in force until the expiration of the patents on the assigned technology. The patent expired in April 2019 and no royalties were paid on sales after the expiration of the patent.

During fiscal years 2021, 2020 and 2019, the Company recorded royalty expenses of $0, $0, and $33,000, respectively.

Isotope Purchase Agreement

On August 26, 2020, a new supply contract was signed with The Open Joint Stock Company for a term of August 2020 to December 2021 as the Company had purchased the maximum amount of Cesium-131 permitted under the prior agreement. On February 10, 2021, an addendum was signed updating delivery locations. On March 18, 2021, the Company entered into a new supply contract with JSC Isotope pursuant to which the Company will purchase Cesium-131 for a term from March 18, 2021 through March 31, 2023. On July 29, 2021, an addendum was signed that adds a manufacturer, adds a shipper of goods, and increases the amount of Cesium-131 the Company can purchase. On August 19, 2021, an addendum was signed that adds MedikorPharma-Ural LLC, a company incorporated in accordance with the laws of Russia (“Medikor”), as a supplier to supply enriched barium carbonate for the manufacture of Cesium-131 to JSC Isotope on behalf of the Company.

Research and Development - Collaborative Arrangement

On March 13, 2017, Medical entered into a Collaborative Development Agreement (CDA) with GammaTile, LLC, now known as GT Medical Technologies, Inc. (GT Med Tech), to further develop a brachytherapy medical device for the treatment of cancerous tumors in the brain and to seek regulatory approval for the new product. As the project manager, Medical incurs all costs in connection with the collaboration project which will be shared equally by both parties as of November 8, 2016 when they informally began the collaboration. The arrangement is accounted for as a collaborative arrangement and related costs are incurred, shared, and separately stated in connection with a collaborative research and development project. These costs are reported on the financial statements under “Research and development: Collaboration arrangements, net of reimbursement.”

Gross costs incurred in connection with the collaboration agreement during fiscal years 2021, 2020 and 2019 were $0, $0 and $266,000, respectively. As of June 30, 2021 and 2020, the Company had no receivable balance related to this CDA.

The CDA with GT Med Tech terminated in March 2018 but the Company continued to work collaboratively with GT Med Tech to obtain 510(k) clearance from the FDA and on the design transfer to production without a formal agreement. Beginning in April 2018 costs were no longer shared equally as had been done historically and GT Med Tech was responsible for more than 50% of the costs. The Company stopped sharing costs with GT Med Tech related to the development of GammaTile™ in December 2018 when the product entered a limited market release.

15.	Concentrations of Credit and Other Risks

The Company’s financial instruments that were exposed to concentrations of credit risk consist primarily of cash, cash equivalents, restricted cash, and accounts receivable.

The Company’s cash and cash equivalents were maintained with high-quality financial institutions at June 30, 2021 and 2020, respectively. At June 30, 2021 and 2020, respectively, all cash balances were guaranteed by the Federal Deposit Insurance Corporation (FDIC) and there were no cash equivalents.

The Company routinely assesses the financial strength of its customers and provides an allowance for doubtful accounts as necessary. At both June 30, 2021 and 2020, the allowance was approximately $26,000.

Inventories

Most components used in the Company’s product are purchased from outside sources. Certain components are purchased from single suppliers. The failure of any such supplier to meet its commitment on schedule could have a material adverse effect on the Company’s business, operating results and financial condition. If a sole-source supplier were to go out of business or otherwise become unable to meet its supply commitments, the process of locating and qualifying alternate sources could require up to several months, during which time the Company’s production could be delayed. Such delays could have a material adverse effect on the Company’s business, operating results and financial condition. Sanctions placed on financial transactions with Russian banking institutions may interfere with the Company’s ability to transact business in Russia on a temporary or other basis resulting in an interruption of the Cesium-131 supply which could have a material adverse effect on the Company’s business, operating results and financial condition.

16.	Quarterly Financial Data (unaudited)

The following table provides the selected quarterly financial data for fiscal years 2021 and 2020 (dollars and shares in thousands, except for per share amounts):

	Quarters ended
	September 30,	December 31,	March 31,	June 30,
	2020	2020	2021	2021
Net revenue	$2,384	$2,359	$2,600	$2,710
Gross profit	$1,246	$1,167	$1,362	$1,346
Net loss	$(713)	$(868)	$(745)	$(1,061)
Net loss per share – basic and diluted	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Shares used in basic and diluted per share calculation	68,898	83,047	122,566	141,673

	Quarters ended
	September 30,	December 31,	March 31,	June 30,
	2019	2019	2020	2020
Net revenue	$2,315	$2,206	$2,880	$2,279
Gross profit/(loss)	$1,236	$1,111	$1,706	$1,071
Net loss	$(816)	$(897)	$(545)	$(1,188)
Net loss per share – basic and diluted	$(0.01)	$(0.01)	$(0.01)	$(0.02)
Shares used in basic and diluted per share calculation	67,388	67,388	67,558	68,075

1.	Due to rounding, the total of the individual quarters and the year-end calculation on the Consolidated Statement of Operations may be different.

17.	Contracts with Customers

We routinely enter into agreements with customers that include general commercial terms and conditions, notification requirements for price increases, shipping terms, and in most cases, prices for the products that we offer. However, these agreements do not obligate us to provide goods to the customer and there is no consideration promised to us at the onset of these arrangements. For customers without separate agreements, we have a standard list price established for all products and our invoices contain standard terms and conditions that are applicable to those customers where a separate agreement is not controlling. Our performance obligations are established when a customer submits an order for goods, and we accept the order. We identify performance obligations as the sale of our products and services as requested from our customers. We generally recognize revenue upon the satisfaction of these criteria when control of the product has been transferred to the customer at which time we have an unconditional right to receive payment. Our prices are fixed and are not affected by contingent events that could impact the transaction price. We do not offer price concessions and do not accept payment that is less than the price stated when we accept the purchase order, except in rare credit related circumstances. We do not have any material performance obligations where we are acting as an agent for another entity.

Revenues for all products are typically recognized at the time the product is shipped, at which time the title passes to the customer, and there are no further performance obligations.

Sources of Revenue

We have identified the following revenues disaggregated by revenue source:

1.	Domestic – direct sales of products and services.

2.	International – direct sales of products and services.

During the fiscal years 2021, 2020 and 2019, the Company had revenue from both sources. International revenues in all periods was immaterial. For the fiscal year 2021, prostate brachytherapy comprised 78% of our revenue while other revenue, which includes but is not limited to brain, lung, head/neck, gynecological, pelvic treatments, and services, comprised 22% compared to 86% and 14%, respectively, in the fiscal year 2020 and 89% and 11%, respectively, in the fiscal year 2019.

Contract Balances

We incur obligations on general customer purchase orders and e-mails that have been accepted but unfulfilled. Due to the short duration of time between order acceptance and delivery of the related product, we have determined that the balance related to these obligations is generally immaterial at any point in time. We monitor the value of orders accepted but unfulfilled at the close of each reporting period to determine if disclosure is appropriate.

Warranty

Our general product warranties do not extend beyond an assurance that the product delivered will be consistent with stated specifications and do not include separate performance obligations.

Returns

Generally, we allow returns if not implanted and we are notified within a few weeks after satisfying our performance obligations of a return. Returns after shipment may result in a 50% restocking fee.

Commissions and Contract Costs

We expense commissions on orders to our sales team upon satisfaction of our performance obligations. We generally do not incur incremental charges associated with securing agreements with customers which would require capitalization and recovery over the life of the agreement.

Practical Expedients

Our payment terms for sales direct to customers and distributors are substantially less than the one year collection period that falls within the practical expedient in determination of whether a significant financing component exists.

Shipping and Handling Charges

Fees charged to customers for shipping and handling of products are included as revenue and the costs for shipping and handling of products are included as a component of cost of sales.

Taxes Collected from Customers

As our products are used in another service and are exempt, to this point we have not collected taxes. If we were to collect taxes they would be on the value of transaction revenue and would be excluded from revenues and cost of sales and would be accrued in current liabilities until remitted to governmental authorities.

Concentration of Customers

The following are the Company’s top customers, facilities or physician practices that utilize multiple surgical facilities shown as a percentage of total sales for the twelve months ended June 30, 2021:

	Year ended June 30,
Facility	2021 % of total revenue	2020 % of total revenue	2019 % of total revenue
El Camino, Los Gatos, & other facilities[1]	25.3%	26.8%	22.1%
GT Medical Technologies	11.3%	<10.0%	<10.0%

1.

The head of the single largest physician practice also serves as the Company’s medical director. As the medical director, this physician advises the Company Board of Directors and management, provides technical advice related to product development and research and development, and provides internal training to the Company sales staff and professional training to our sales staff and to other physicians. None of these facilities individually make up more than 10% of our revenue or accounts receivable.

The following is the Company’s top customer shown as a percentage of total accounts receivable for the twelve months ended June 30, 2021:

	Year ended June 30,
Facility	2021 % of total accounts receivable	2020 % of total accounts receivable	2019 % of total accounts receivable
GT Medical Technologies	10.2%	<10.0%	<10.0%

18.	Subsequent Events

On July 1, 2021, the Company granted 2,841,600 stock option awards to employees and directors.

On July 29, 2021, the Company entered into Addendum No. 1 to its supply contract with Joint Stock Company, a Russian company, originally dated March 18, 2021, for the purchase of Cesium-131. The Addendum adds a manufacturer, adds a shipper of goods, and increases the amount of Cesium-131 the Company can purchase.

On August 19, 2021, the Company entered into Addendum No. 2 to its supply contract with Joint Stock Company, a Russian company, originally dated March 18, 2021, for the purchase of Cesium-131. The Addendum adds MedikorPharma-Ural LLC, a company incorporated in accordance with the laws of Russia , as a supplier to supply enriched barium carbonate for the manufacture of Cesium-131 to JSC Isotope on behalf of the Company.

On September 9, 2021, the Company entered into a Consignment Agreement with MedikorPharma-Ural LLC, a company incorporated in accordance with the laws of Russia.

The Company’s source of supply of Cesium-131 is produced using two Russian nuclear reactors which supply the neutron irradiation needed for Cesium-131 production. One of the Russian nuclear reactors will be working at a reduced capacity and be shut down later in calendar year 2021. As a result of the upcoming shutdown, only one of the Company’s historic suppliers of Cesium-131 will be available during these periods.

To help mitigate this situation, pursuant to the Consignment Agreement, the Company will purchase 6000 mg of enriched barium carbonate for $720,000, which is needed for the manufacture of Cesium-131, and consign this inventory to Medikor. It is expected that beginning in October 2021, Medikor will use the barium carbonate consigned by the Company and contract with a third-party manufacturer to produce Cesium-131. Pursuant to the Consignment Agreement, Medikor will pay the Company varying US dollar amounts per curie of Cesium-131 the Company purchases. The amount varies based on how many curies of Cesium-131 the Company purchases. It is further expected that a separate third-party contractor will receive the Cesium-131 produced by the third-party manufacturer and will sell the Cesium-131 exclusively to the Company. This arrangement would have the effect of minimizing the impact on the Company of the temporary shutdown of one of the nuclear reactors that serves as its source of Cesium-131 from Russia. The Company anticipates obtaining enough Cesium-131 under this arrangement to obtain over 5,000 curies of Cesium-131 through the end of the term, December 31, 2030, but there is no assurance as to whether the Consignment Agreement will be terminated before this full amount is obtained and other supply sources are used, nor is there assurance that the agreements with the third-parties will be executed.

ITEM 16 – FORM 10-K SUMMARY

None

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 27, 2021

ISORAY, INC., a Delaware corporation

By /s/ Lori A. Woods
Lori A. Woods, Chief Executive Officer, Director

By /s/ Jonathan Hunt
Jonathan Hunt, Chief Financial Officer,
Co-Principal Financial Officer

By /s/ Mark J. Austin
Mark J. Austin, Vice President of Finance and Corporate Controller,
Co-Principal Financial and Principal Accounting Officer, Corporate Secretary

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Dated: September 27, 2021

/s/ Lori A. Woods
Lori A. Woods, Chief Executive Officer, Director

/s/ Jonathan Hunt
Jonathan Hunt, Chief Financial Officer,
Co-Principal Financial Officer

/s/ Mark J. Austin
Mark J. Austin, Vice President of Finance and Corporate Controller,
Co-Principal Financial and Principal Accounting Officer, Corporate Secretary

/s/ Michael McCormick
Michael McCormick, Chairman

/s/ Alan Hoffmann
Alan Hoffmann, Director

/s/ Philip Vitale
Philip Vitale, Director